                                                                    EXHIBIT 99.1
================================================================================
                         OFFICE OF THRIFT SUPERVISION
                              1700 G STREET, N.W.
                            WASHINGTON, D.C. 20552

                                   FORM 10-K

(Mark One)

   [X]            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                                      OR

   [_]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


                FOR THE TRANSITION PERIOD FROM              TO

                            OTS DOCKET NUMBER 5770
                            ----------------------

                            FIDELITY FEDERAL BANK,
                            A FEDERAL SAVINGS BANK
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      UNITED STATES                         95-1782887
(STATE OR OTHER JURISDICTION OF           (I.R.S EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

4565 COLORADO BOULEVARD                         90039
LOS ANGELES, CALIFORNIA                        (Zip Code)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:   (818) 241-6215

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
12% Noncumulative Exchangeable Perpetual Preferred Stock, Series A, no par value

      SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:    NONE

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes [X]  No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The aggregate market value of the voting stock held by nonaffiliates of the Registrant, as of March 14, 1996, was $174,006,398

  As of March 15, 1996, Registrant had outstanding 18,242,465 shares of Class A Common Stock, par value $.01 per share.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Registrant's 1995 Proxy Statement, which will be filed with the Office of Thrift Supervision in connection with the Registrant's 1996 Annual Meeting of Stockholders, are incorporated by reference in Part III hereof.

================================================================================

                 FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK

                          ANNUAL REPORT ON FORM 10-K

                     FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                                                       PAGE
                                                                                                       ----
                                               PART I
Item 1.     Business.................................................................................     1
            General..................................................................................     1
            Recent Developments and Regulatory Issues................................................     3
            Business Strategy........................................................................     5
            Retail Financial Services Group..........................................................     8
            Lending Activities.......................................................................     8
            Credit Administration....................................................................    16
            Credit Loss Experience...................................................................    26
            Foreclosure Policies.....................................................................    31
            Real Estate Acquired in Settlement of Loans..............................................    32
            Bulk Sales...............................................................................    34
            Treasury Activities......................................................................    35
            Sources of Funds.........................................................................    36
            Interest Rate Risk Management............................................................    40
            Competition..............................................................................    41
            Employees................................................................................    42
            Taxation.................................................................................    42
            Regulation and Supervision...............................................................    44
Item 2.     Properties...............................................................................    61
Item 3.     Legal Proceedings........................................................................    61
Item 4.     Submission of Matters to a Vote of Security Holders......................................    63

                                              PART II
Item 5.     Market for the Registrant's Common Equity and Related Stockholder Matters................    63
Item 6.     Selected Financial Data..................................................................    65
Item 7.     Management's Discussion and Analysis of Financial Condition and Results of Operations....    67
            Overview.................................................................................    67
            Results of Operations....................................................................    67
            Net Interest Income......................................................................    68
            Asset/Liability Management...............................................................    71
            Asset Quality............................................................................    74
            Noninterest Income/Expense...............................................................    80
            Operating Expenses.......................................................................    81
            Income Taxes.............................................................................    82
            Regulatory Capital Compliance............................................................    83
            Capital Resources and Liquidity..........................................................    85
Item 8.     Financial Statements and Supplementary Data..............................................   F-2
Item 9.     Change in and Disagreements with Accountants on Accounting and Financial Disclosure......  II-1

                                              PART III
Item 10.    Directors and Executive Officers of the Registrant.......................................  II-1
Item 11.    Executive Compensation...................................................................  II-1
Item 12.    Security Ownership of Certain Beneficial Owners and Management...........................  II-1
Item 13.    Certain Relationships and Related Transactions...........................................  II-1

                                              PART IV
Item 14.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K.........................  II-1
            Signatures...............................................................................  II-4

                                    PART I

ITEM 1.  BUSINESS

                 FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK

GENERAL

  Fidelity Federal Bank, A Federal Savings Bank, and its subsidiaries ("Fidelity" or the "Bank") offers a broad range of consumer financial services, including demand and term deposits, and loans to consumers, through 33 full-service branches, all of which are located in Southern California, principally in Los Angeles and Orange counties. At this time, the Bank primarily provides residential mortgages and consumer loans, which the Bank does not underwrite or fund, by referral to certain established providers of mortgage and consumer loan products with which the Bank has negotiated strategic alliances. In addition, through its subsidiary Gateway Investment Services, Inc. ("Gateway"), a National Association of Securities Dealers, Inc. ("NASD") registered broker/dealer, the Bank provides customers with uninsured investment products, including a number of mutual funds, annuities and unit investment trusts. The principal executive offices of Fidelity are located at 4565 Colorado Boulevard, Los Angeles, California 90039, telephone number (818) 241-6215.

  In the fourth quarter of 1995, Fidelity completed a plan of recapitalization (the "1995 Recapitalization") of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity. As part of the 1995 Recapitalization, Fidelity adopted an accelerated asset resolution plan (the "Accelerated Asset Resolution Plan") which is designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily loans. See "-- Business Strategy; Accelerated Asset Resolution Plan."

  Fidelity's deposits are highly concentrated in Los Angeles and Orange counties. The 33 branches held average deposit balances of $78.8 million and total balances of approximately $2.6 billion at December 31, 1995. At December 31, 1995, the Bank's gross mortgage loan portfolio aggregated approximately $3.0 billion, 61% of which was secured by residential properties containing 5 or more units, 31% of which was secured by single family and multifamily residential properties containing 2 to 4 units and 8% of which was secured by commercial and other property. At that same date, 97% of the Bank's loans consisted of adjustable-rate mortgages.

  The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the maximum extent permitted by law. The Bank is subject to the examination, supervision and reporting requirements of the Office of Thrift Supervision (the "OTS"), which is the Bank's primary federal banking regulator, and is also subject to examination and supervision by the FDIC. As a wholly owned subsidiary of the Bank, Gateway is subject to examination and supervision by the OTS and is also subject to regulation as a registered broker/dealer by the Securities and Exchange Commission (the "SEC").

  Unless the context otherwise requires, Fidelity and its subsidiaries are referred to in this Annual Report on Form 10-K (the "Form 10-K") on a consolidated basis. All references to the Bank with respect to the period after August 3, 1994 include Gateway, which was a wholly-owned subsidiary of Citadel Holding Corporation ("Citadel") during a portion of the periods covered hereby, and on August 3, 1994, became a wholly-owned subsidiary of Fidelity.

SUMMARY FINANCIAL DATA

  The following table sets forth selected financial and other data for the Bank at the dates or for the periods indicated:


                                                             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------------
                                               1995           1994            1993           1992           1991
                                           ------------   -------------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets............................   $ 3,299,444      $3,709,838     $4,389,781     $4,695,518     $5,123,835
Total loans, net........................     2,935,116       3,288,303      3,712,051      3,990,449      4,548,457
Deposits................................     2,600,869       2,697,272      3,368,664      3,459,648      3,885,861
FHLB advances...........................       292,700         332,700        326,400        581,400        325,000
Other borrowings........................       150,000         500,000        407,830        327,000        531,150
Subordinated notes......................            --              --         60,000         60,000         75,000
Stockholders' equity....................       229,043         156,547        182,284        220,171        221,959
Stockholders' equity per common share             9.72           24.11         173.51         209.57         211.28
 (1)(2).................................
Common shares outstanding (1)(2)........    18,242,465       6,492,465      1,050,561      1,050,561      1,050,561
OPERATING DATA:
Interest income.........................   $   246,477      $  241,465     $  289,331     $  370,715     $  520,052
Interest expense........................       174,836         155,828        188,494        240,124        378,514
                                           -----------      ----------     ----------     ----------     ----------
Net interest income.....................        71,641          85,637        100,837        130,591        141,538
Provision for estimated loan losses.....        69,724(3)       65,559         65,100         51,180         49,843
                                           -----------      ----------     ----------     ----------     ----------
Net interest income after provision for
 estimated loan losses..................         1,917          20,078         35,737         79,411         91,695
Noninterest income (expense)............        11,062          (7,793)       (38,685)        (6,247)         6,520
1994 Restructuring and Recapitalization
 charges, net...........................            --         (65,394)            --             --             --
Operating expense other than 1994
 Restructuring and Recapitalization
 charges................................       (81,954)        (91,859)       (98,732)       (75,044)       (75,815)
                                           -----------      ----------     ----------     ----------     ----------
(Loss) earnings before income taxes.....       (68,975)       (144,968)      (101,680)        (1,880)        22,400
Income tax expense (benefit)............             4         (16,524)       (35,793)        (2,167)        14,296
                                           -----------      ----------     ----------     ----------     ----------
Net (loss) earnings.....................   $   (68,979)     $  128,444)    $  (65,887)    $      287     $    8,104
                                           ===========      ==========     ==========     ==========     ==========
Net (loss) earnings per share (1)(2)....   $     (8.84)     $   (39.08)    $   (62.72)    $     0.27     $     7.72
                                           ===========      ==========     ==========     ==========     ==========
Weighted average common shares
 outstanding (1)(2).....................     7,807,201       3,286,960      1,050,561      1,050,561      1,050,561
                                           ===========      ==========     ==========     ==========     ==========
SELECTED OPERATING RATIOS:
Return on average assets................         (1.92)%         (3.17)%        (1.43)%         0.01%          0.15%
Return on average equity................        (42.31)%        (83.00)%       (29.99)%         0.13%          3.64%
Average equity divided by average assets          4.54%           3.82%          4.77%          4.57%          4.03%
Ending equity divided by ending assets..          6.94%           4.22%          4.15%          4.69%          4.33%
Operating expense to average assets (4).          2.28%           2.27%          2.14%          1.52%          1.37%
Efficiency ratio (5)....................         89.81%          97.58%         79.66%         45.38%         49.02%
Interest rate spread for the period.....          1.89%           2.24%          2.31%          2.66%          3.20%
Net yield on interest-earning assets....          2.05%           2.22%          2.31%          2.80%          2.54%
ASSET QUALITY DATA:
NPAs (6)................................   $    71,431      $   85,729     $  235,621     $  234,405     $  124,725
NPAs to total assets....................          2.16%           2.31%          5.37%          4.99%          2.43%
Nonaccruing loans.......................   $    51,910      $   71,614     $   93,475     $  112,041     $   68,982
Nonaccruing loans to total loans, net...          1.77%           2.18%          2.52%          2.83%          1.53%
                                                                                                          (continued)


                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------
                                             1995         1994         1993         1992         1991
                                           ---------   ----------   ----------   ----------   ----------
(continued)                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REGULATORY CAPITAL RATIOS:
Tangible capital ratio..................       6.91%        4.28%        4.10%        4.27%        3.86%
Core capital ratio......................       6.92%        4.29%        4.15%        4.35%        4.02%
Risk-based capital ratio................      12.43%        8.28%        9.32%        9.76%        9.85%
OTHER DATA:
Sales of investment products (7)........    $89,824     $112,430     $ 96,253     $ 77,078     $ 57,857
Average interest rate on new loans......       9.61%        5.85%        6.75%        7.77%        9.07%
Loans sold, net (8).....................    $   390     $273,272     $115,003     $204,435     $282,728
Number of:
 Real estate loan accounts (in                   12           14           16           18           21
  thousands)............................
 Deposit accounts (in thousands)........        207          216          241          233          238
 Retail branch offices (9)..............         33           33           42           43           43

---------------
(1) For the periods prior to August 4, 1994, Fidelity's one share owned by Citadel, its former holding company and sole stockholder, has been retroactively reclassified into 1,050,561 shares of Class A Common Stock.
(2) On February 9, 1996, the Bank's stockholders approved a one-for-four reverse stock split (the "Reverse Stock Split"). All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect this change. See "--Recent Developments and Regulatory Issues."
(3) In 1995 the Bank recorded a $45 million loan portfolio charge in connection with its adoption of the Accelerated Asset Resolution Plan. See "--Business Strategy--Accelerated Asset Resolution Plan."
(4) Excludes the impact of net 1994 restructuring and recapitalization charges (the "1994 Restructuring and Recapitalization").
(5) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding infrequent items, provisions for estimated loan and real estate losses, direct costs of real estate operations and gains/losses on the sale of securities.
(6) Nonperforming assets ("NPAs") include nonaccruing loans and foreclosed real estate, net of specific valuation allowances, writedowns and real estate owned ("REO") general valuation allowance ("GVA"), if any.
(7) Includes 100% of Gateway investment product sales. Gateway was a subsidiary of the Bank except for a period of time beginning on November 1, 1992 and ending on August 3, 1994.
(8) Excludes loans sold in certain bulk sales consummated in 1994 (the "Bulk Sales"), and is net of repurchases.
(9) All retail branch offices are located in Southern California.


  For additional information, see Item 6. "Selected Financial Data," Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A") and Item 8. "Financial Statements and Supplementary Data".

RECENT DEVELOPMENTS AND REGULATORY ISSUES

  Beginning in 1986, Fidelity focused on increasing multifamily lending on properties of 5 units or more due to economies of scale it could achieve on larger balance loans. Since 1991, as a result of the decline in the Southern California economy and real estate market, the Bank incurred significant loan and real estate losses, increased levels of REO, which were acquired through foreclosure or otherwise, and nonperforming loans (collectively, NPAs) with respect to these multifamily loans.

  Beginning in 1992, the Bank and Citadel undertook a series of steps to address the major concerns confronting the Bank by improving asset quality, increasing operating efficiency and implementing a non-traditional retail financial services strategy to enable the Bank to more effectively compete in its market place. Among other things, the Bank significantly restructured its senior management, increased staffing levels to resolve NPAs and other classified assets through collections, writedowns and sales of REO and nonperforming loans and reduced other expenses through consolidation of redundant functions and reduction of related staffing levels, the sale of branches and outsourcing of certain staff functions.

  Notwithstanding these measures, and as a result of continuing recessionary conditions in the Bank's market area and high levels of loan delinquencies, Fidelity incurred further operating losses and increased levels of NPAs and other problem assets. The Bank reported a net loss of $105.4 million for the six months ended June 30, 1994, and at June 30, 1994, the Bank had NPAs totaling $274.2 million. As a consequence of planned losses recorded in anticipation of the Bulk Sales completed in the third and fourth quarters of 1994 and other aspects of the 1994 Restructuring and Recapitalization, the Bank's capital position at June 30, 1994, was below the level of an adequately capitalized institution under the "prompt corrective action" regulations of the OTS (the "PCA Regulations").

  Accordingly, during the third and fourth quarters of 1994, the Bank and Citadel completed major aspects of the 1994 Restructuring and Recapitalization, pursuant to which, among other things, (i) Fidelity raised approximately $109.0 million in net new equity and Citadel's ownership in Fidelity was reduced from 100% to approximately 16% of the then outstanding shares of Common Stock, (ii) Fidelity purchased Gateway from Citadel, (iii) Fidelity redeemed its $60.0 million of subordinated notes, (iv) Fidelity sold approximately $340.0 million in deposits and other assets at nine branches of the Bank (the "Branch Sales") and (v) Fidelity consummated Bulk Sales, including certain assets sold to Citadel, of nonperforming and other primarily problem assets with an aggregate gross book value of $563.3 million. Following these actions, the Bank was restored to an adequately capitalized status under the PCA Regulations.

  Since the 1994 Restructuring and Recapitalization, the Bank has continued its efforts to reduce NPAs and other classified assets through smaller bulk sales, additional writedowns and sales of REO and nonperforming loans. Fidelity has also continued its strategy of reorganizing its retail branches to integrate traditional banking services with providing, through Gateway, a broader range of non-traditional financial services and uninsured investment products. During 1995, the Bank entered into other strategic alliances for mortgage and consumer products. The Bank continues to evaluate its retail branch network and may, from time to time, consider the purchase or sale of branches to further its business strategy. In addition, the Bank has continued to reduce costs by consolidating functions, reducing the number of employees and outsourcing certain staff functions.

  Subsequent to the 1994 Restructuring and Recapitalization, the Southern California economy and real estate markets continued to adversely affect the Bank's loan and real estate portfolios, resulting in increases in expenses required to monitor these portfolios. Fidelity's portfolios continued to be impacted by the increased borrowers' defaults in the Bank's primarily ARM portfolio, in part as a result of increases in interest rates, and the residual effects of the January 17, 1994 Northridge earthquake. In addition, on June 28, 1995, as a result of findings in the OTS' March 1995 report of examination, the Bank entered into a supervisory agreement (the "Supervisory Agreement") with the OTS. Among other things, the Supervisory Agreement required the Bank to develop and adopt a three-year business plan (i) to increase the Bank's capital levels to those meeting the criteria for a well-capitalized institution pursuant to the PCA Regulations, (ii) to improve earnings and (iii) that would include a schedule to reduce, within a twelve month period, classified assets to less than 50% of the sum of tangible capital and the GVA. In addition, the Supervisory Agreement required the Bank to enhance its internal asset review policy and system to address issues raised in the report of examination.

  In response to many of the concerns outlined in the Supervisory Agreement, the Bank completed the 1995 Recapitalization in the fourth quarter of 1995, pursuant to which Fidelity raised approximately $134.4 million in net new equity through the sale of 2,070,000 shares of 12% Noncumulative Exchangeable Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), and 47,000,000 shares of Class A Common Stock ("Common Stock"). As part of the 1995 Recapitalization, Fidelity adopted an Accelerated Asset Resolution

Plan which is designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily assets. As a result, the Bank recorded a $45.0 million loan portfolio charge which represents estimated additional losses, net of previously allocated GVA and specific reserves, anticipated to be realized by the Bank as a consequence of executing the plan. See "-- Business Strategy; Accelerated Asset Resolution Plan." Upon the successful completion of the 1995 Recapitalization the OTS agreed to terminate the Supervisory Agreement. Notwithstanding the termination of the Supervisory Agreement, the Bank remains committed to addressing the various regulatory concerns expressed by the OTS.

  On February 9, 1996, the Bank's stockholders approved a one-for-four Reverse Stock Split of the issued and outstanding shares of the Bank's Class A Common Stock. Upon effectiveness of the Reverse Stock Split, each stockholder became the owner of one share of Common Stock for each four shares of Common Stock held at the time of the Reverse Stock Split and became entitled to receive cash in lieu of any fractional shares. All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect the Reverse Stock Split.

  In February 1996, Fidelity filed an application for quotation of the Class A Common Stock on the Nasdaq National Market ("NASDAQ"). The Bank believes that listing on NASDAQ will significantly increase the marketability and liquidity of the Class A Common Stock. Effective March 14, 1996, the Bank's was listed on NASDAQ under the symbol "FIDF".

  Also in February 1996 Fidelity filed an application with the OTS in 1996 to reorganize into a unitary savings and loan holding company structure (the "Holding Company Reorganization"). The Holding Company Reorganization will be subject to the approval of the OTS and the Bank's stockholders. It is anticipated that, pursuant to the proposed Holding Company Reorganization, the Bank would become a subsidiary of a newly-formed holding company and that the issued and outstanding shares of Fidelity's Common Stock would be converted into issued and outstanding shares of common stock of the proposed holding company. No assurances can be given that the Bank's holding company application will be approved by the OTS or the Bank's stockholders.

  The OTS recently completed a compliance and Community Reinvestment Act ("CRA") examination of the Bank. The examiners have orally indicated to the Bank that it will receive a satisfactory compliance rating, but that the CRA rating will be a "needs improvement." While management strongly disagrees with the examiners' CRA findings, the result of which could have an adverse effect on certain of the Bank's planned activities, management is evaluating plans to contest the CRA rating through the normal appeal procedures. The OTS has indicated that the needs improvement rating stems directly from the Bank's cessation of lending during the examination period. The Bank's curtailment of loan origination activities during the examination period was necessitated by its change in business strategy to de-emphasize multifamily loan originations and the safe and sound operation of the Bank to conserve capital. The Bank is evaluating various options to otherwise respond to the indicated needs improvement rating. These actions may include the purchase of whole loans for the Bank's portfolio and other actions.

BUSINESS STRATEGY

  Fidelity's business strategy is to (i) improve the quality of its loan portfolio by reducing the level of problem assets through aggressive management and resolution of excessive levels of problem assets, which includes the Accelerated Asset Resolution Plan (as discussed below), (ii) continue to increase operating efficiency and reduce and maintain lower levels of operating expenses and (iii) be a consumer-focused provider of financial services, integrating its traditional services and products (deposit services, checking and savings accounts) with the sale of investment products by Gateway and by providing consumer credit products through strategic partners.

 Accelerated Asset Resolution Plan

  An important component of the Bank's business strategy is the reduction of risk in the Bank's multifamily portfolio. Upon the successful closing of the 1995 Recapitalization, the Bank adopted an Accelerated Asset Resolution Plan designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily loans which generally have lower debt coverage ratios than the remainder of the Bank's multifamily loan portfolio and thereby are considered by the Bank to have higher risk of future nonperformance or impairment relative to the remainder of the Bank's multifamily loan portfolio. This plan reflects both an acceleration in estimated timing of resolution of assets within the pool, as well as a potential change in recovery method from that which would be anticipated through the normal course of business.

  Subsequent to the Recapitalization, the Bank has continued to evaluate the loan portfolio, and the initial pool of assets, to identify those assets that should be included in the Accelerated Asset Resolution Pool. Based on property specific data collected, certain assets originally included in the pool have been returned to the loan portfolio, and other loans that generally had lower debt coverage ratios, and are thereby considered by the Bank to have a higher risk of future nonperformance or impairment, have been added to the pool. As of December 31, 1995, the Accelerated Asset Resolution Pool was comprised of 411 assets with an aggregate gross book value of approximately $213 million consisting primarily of accruing and non accruing multifamily real estate loans and REO properties. As of December 31, 1995, the Bank had resolved assets with an aggregate gross book value of $37.8 million, and utilized $3.5 million in Accelerated Asset Resolution Pool reserves.

  In an effort to maximize recovery on loans included in the accelerated resolution pool, the Accelerated Asset Resolution Plan provides for a range of possible methods of resolution including, but not limited to (i) the bulk sale of loans, (ii) individual loan restructuring which may include additional extensions of credit or write off of existing principal, (iii) foreclosure and sale of collateral properties, and (iv) securitization of loans.

  As a consequence of the adoption of the Accelerated Asset Resolution Plan, the Bank recorded a $45.0 million loan portfolio charge in the fourth quarter of 1995 which was reflected as a credit to the Bank's allowance for estimated loan and REO losses. This amount represents the estimated losses, net of specific reserves, anticipated to be incurred by the Bank as a consequence of executing the Accelerated Asset Resolution Plan. Such additional losses represent, among other things, the estimated incremental losses associated with recovery through possible bulk sales of performing and non-performing loans and REO, estimated reduced recoveries from restructuring loans which the Bank would collect and resolve, if possible, in its normal course of business, and the acceptance of lower proceeds from the sale of individual REO. While resulting in reduced recoveries on certain assets, the Accelerated Asset Resolution Plan is intended to reduce, among other things, levels of problem assets, the related utilization of management resources, and direct and indirect costs of credit administration and problem asset management. Execution of this plan will allow management to focus on the Bank's core operations.

 Continued Reduction of Operating Expenses

  During the two years ended December 31, 1995, the Bank reduced annual operating expenses (excluding net 1994 Restructuring and Recapitalization charges) by 17.0%. The reductions in personnel expenses of 21.4% reflect a reduction in the annual average of full-time-equivalent employees of 37.3% (from 884 during 1993 to 554 during 1995).

 Consumer-Focused Provider of Financial Services

  Fidelity's business strategy is to be a consumer-focused provider of financial services. The continued progress of the Bank's retail financial services strategy, asset quality management, accelerated asset resolution and cost reduction are critical components of Fidelity's business strategy. Management believes that, given the highly competitive nature of the financial services industry and the regulatory constraints that the Bank faces in competing with unregulated companies, the Bank must continue to expand from its historical business focus and adopt a broader product line business strategy. Specifically, management believes that the Bank's existing customers provide a ready market for the sale of nontraditional financial services and investment products. This belief prompted the implementation of a new business strategy for the Bank's retail financial services group that integrated its traditional functions (deposit services, checking, savings, etc.) with mortgage and consumer loan origination and with the sale of investment services and uninsured products by Gateway. Management's objective is to build a "relationship bank" that works with customers to determine their financial needs and offers a broad array of more customized products and services which may or may not be booked to the Bank's balance sheet.

 Internal Integrated Sales Platform

  Fidelity is internally organized through its own integrated sales platform to provide at each of its branch locations, either directly or through Gateway or its strategic partners, a broad array of mortgage products, financial services and investment products to current and potential customers. Through this strategy of targeting retail depositors to become borrowers and offering a variety of new investment products and services, Fidelity and Gateway hope to attract more of the Bank's customers' deposits, investment accounts and mortgage business. As a result of this strategy, fee income is expected to become a growing portion of the Bank's total revenue. Fidelity has also organized the personnel structure of its branches to further its strategy of integrating the delivery of its investment services and loan products with its traditional deposit activities. Branches are individual profit centers, reporting to a branch sales manager who has responsibility for determining the sales focus and resource allocation within the branch. On average, branch staffing consists of nine individuals who are divided into administrative personnel and sales personnel, with a branch operations manager and the sales staff reporting to the sales manager.

 Strategic Alliances with Third Party Providers

  Through strategic alliances with third party providers, Fidelity has introduced a wide range of securities and insurance products, and consumer loan products to increase fee income. The use of strategic partners allows the Bank to emphasize or de-emphasize particular products based on consumer demand and other business or market factors without the traditional costs of modification or discontinuance of product lines. Fidelity has implemented its strategy to integrate sales of alternative investment products along with traditional banking products in its offices.

 Investment Product Channel

  The Bank's investment product channel is responsible for providing the retail bank distribution system with a variety of investment products to satisfy customers' financial needs and objectives. In addition to traditional bank investments such as certificates of deposit, the investment product channel provides access to mutual funds, fixed and variable annuities, unit investment trusts and a wide variety of insurance products. Through Gateway, Fidelity has developed strategic relationships with nationally known providers of investment and insurance products. The use of strategic partners' products shifts market acceptance risk away from the Bank, and product and name recognition is enhanced with top quality partners, who also provide marketing support.

 Credit Product Channel

  The Bank's credit product channel is responsible for providing the retail bank distribution system with a variety of consumer credit products to satisfy customers' financial needs and objectives. The retail mortgage lending program was established in the Bank's branches in 1994 to facilitate the delivery of mortgage products through the Bank's sales platform. A training program was developed in the first half of 1994, and sales personnel from each branch were trained to sell mortgage products in the second half of 1994, avoiding the need for multiple referrals to separate representatives. In addition, a team of lending professionals was positioned as full-time liaisons between the sales force and the lending operations. Strategic alliances are in place with established providers of auto, boat and recreational vehicle loans, credit cards, home equity lines of credit and first mortgage products. As a result, the Bank expects to meet a broader range of customer needs, which should increase fee income. The Bank uses the strength of its strategic partners to attempt to minimize product risk, operating expenses and development costs.


RETAIL FINANCIAL SERVICES GROUP

  Fidelity operates 33 branches in Los Angeles, Orange and San Bernardino counties. At each of its branch locations, Fidelity offers loan products, financial services and investment products to current and potential customers. These products and services are provided either directly or through Gateway. Fidelity's deposits are concentrated in Los Angeles and Orange counties. Five offices exceed $100 million in deposits, fourteen offices have deposits between $60 million and $100 million and fourteen of the branches are in the $30 million to $60 million deposit range.

  Total deposits at Fidelity have decreased $1.3 billion from December 31, 1991 to December 31, 1995. Management believes the decrease can be attributed to five major factors: (a) consummation of the Branch Sale in September 1994 with deposits of $340.0 million, (b) the maturity and subsequent outflow of $150 million in wholesale deposits during 1994, which were not replaced, (c) Fidelity's current strategy of pricing deposits based on the average rate for similar products as compared to the Bank's local competitors, (d) the outflow of $140 million in retirement plan accounts, which were not actively marketed for retention during this period, and (e) the movement of short-term fixed income investments into mutual funds and other uninsured products resulting from depositors' reaction to the general decreasing interest rate environment through the period. Total net deposits have decreased $96 million during the year ended December 31, 1995, due to an outflow of $66 million in transaction accounts and an outflow of $30 million in the Bank's certificate of deposit accounts. The Bank may consider exploring potential sales or purchases of branches from time to time to further its business strategy.


LENDING ACTIVITIES

  From 1986 through mid-1992, the Bank's mortgage lending activity was focused on the origination and retention of loans secured by multifamily properties of 5 units or more. Since mid-1992, the emphasis has shifted to the origination of single family loans. In mid-1993, the Bank initiated a wholesale lending network which facilitated the origination of single family loans through mortgage brokers and through correspondent banks and other mortgage originators. Concurrently, the Bank developed its secondary market outlets for mortgage loan products in order to depart from the traditional portfolio lender design. During 1994, the Bank's objective was to originate loans which were salable into the secondary market. The Bank could then choose its desired investments from the products generated through mortgage lending as opposed to generating mortgage products to be held in the Bank's portfolio. However, during 1994, due to changes in market conditions and, as competition increased significantly from portfolio lenders offering teaser rates, the Bank's ability to originate and sell into the secondary market at or above par diminished.

  In the third quarter 1994, the Bank reassessed its competitive environment and economic outlook and determined that the California market's demand for "teaser rate" adjustable rate mortgages ("ARMs") tied to the Federal Home Loan Bank (the "FHLB") Eleventh District Cost of Funds Index ("COFI") was incompatible with the Bank's primary loan origination strategy for single family loans. The teaser rate ARMs being originated by major bank and thrift competitors were sufficiently below the Bank's yield objectives so as to make the Bank's products noncompetitive. Further, the secondary market for COFI-based ARMs, both for single and multifamily loans, was unfavorable, with 200 to 300 basis point discounts as a representative range of discounts for the product. Based on the economic and competitive environment, the Bank closed its wholesale correspondent single family origination network and its multifamily origination operations in the third quarter of 1994. The closure of these operations resulted in significant reductions in staffing levels and operating costs. As a result, single family mortgage lending activities are focused on the retail branch network through the Bank's sales platform. This refocusing of the Bank's mortgage lending efforts has resulted in a significant reduction of the volume of mortgages being originated, beginning in the fourth quarter of 1994.

  Since the fourth quarter of 1994 the Bank's emphasis has been to find strategic partners that can provide a variety of consumer credit products to the Bank's retail customers. The strategy of offering consumer credit products from a strategic partner to the Bank's retail customers furthers the Bank's goal of providing a wider array of credit products while reducing credit risks and diminishing or eliminating related overhead expenses. During the third quarter of 1995, the Bank entered into strategic partnerships with established providers of consumer credit products. With these agreements, all consumer credit products are referred to and underwritten, funded and serviced by the strategic partners. As a result of this strategy, the Bank sold its remaining portfolio of home equity lines of credit totaling $6.4 million of outstanding balances in December 1995. The Bank continues to make home equity credit lines as well as automobile, recreational vehicle, boat and credit card loans available to its customers through strategic partners.

  The volume of first and second trust deed mortgages originated by the Bank for its portfolio during the years of 1995 and 1994 was $18.5 million and $417.4 million, respectively. During 1995 and 1994 the Bank also purchased $1.0 million and $104.1 million of mortgage loans.

  The Bank offers overdraft protection for checking account customers through its "Instant Reserve" personal line of credit. Instant Reserve is available to new and existing checking customers with average credit limits of approximately $1,500. The committed Instant Reserve lines of credit at December 31, 1995 and 1994 totaled $18.5 million and $17.1 million, respectively. The outstanding balance of Instant Reserve lines of credit at December 31, 1995 and 1994 totaled $1.8 million and $1.5 million, respectively.

  The Bank continues to promote home ownership in under-served communities within its business area. The Bank, in a joint venture with Operation Hope, Inc., established the first non-profit cooperative loan center in South Central Los Angeles. As the Founding Member of Operation Hope Home Loan Center ("OHHLC"), the Bank has been successful in bringing into OHHLC various community and business partners and sponsors. The Bank funded the first loan originated by OHHLC to a first-time home buyer in South Central Los Angeles. In addition, the Bank has retained through Operation Hope, Inc. a full-time loan agent to OHHLC. The Bank intends to work toward establishment of additional cooperative loan centers like OHHLC in other under-served areas of Los Angeles and/or Orange counties as well as commitments of resources and programs designed to further promote home ownership and community development within inner cities.

 Portfolio statistics

  All presentations of the Bank's total loan portfolio include loans receivable and loans held for sale unless stated otherwise. The following table sets forth the composition of the Bank's total loans by type of security at the dates indicated:


                                                                          DECEMBER 31,
                                     ---------------------------------------------------------------------------------------------
                                           1991                1995              1994               1993              1992
                                     ----------------    ----------------   ----------------   ----------------   ----------------
                                           PERCENT               PERCENT               PERCENT            PERCENT           PERCENT
                                              OF                   OF                    OF                  OF               OF
                                            TOTAL                 TOTAL                 TOTAL              TOTAL             TOTAL
LOANS BY TYPE OF SECURITY        AMOUNT     LOANS     AMOUNT      LOANS     AMOUNT      LOANS    AMOUNT    LOANS   AMOUNT    LOANS
-------------------------      ----------  -------  ----------   -------  ----------  -------  ---------- ------- ---------- ------
                                                                      (DOLLARS IN THOUSANDS)
Residential loans:
 Single family...............  $  594,019   19.58%  $  755,253    22.44%  $  792,054   20.80%  $  857,631  21.09% $1,083,152  23.47%
 Multifamily:
  2 to 4 units...............     345,884   11.40      393,943    11.71      505,219   13.27      526,826  12.96     566,452  12.27
  5 to 36 units..............   1,521,056   50.13    1,612,926    47.93    1,795,374   47.16    1,880,589  46.25   1,991,089  43.14
  37 units and over..........     329,916   10.87      345,287    10.26      406,330   10.67      444,576  10.93     572,285  12.40
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
   Total multifamily.........   2,196,856    72.4    2,352,156    69.90    2,706,923   71.10    2,851,991  70.14   3,129,826  67.81
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
    Total residential
     loans...................   2,790,875   91.98    3,107,409    92.34    3,498,977   91.90    3,709,622  91.23   4,212,978  91.28
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
Other real estate loans:
 Commercial and
  industrial.................     234,384    7.72      248,255     7.38      295,761    7.77      343,270   8.44     385,960   8.36
 Land and land
  improvements...............       3,032    0.10        2,050     0.06        3,736    0.10        5,353   0.13       9,069   0.19
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
  Total other real estate
   loans.....................     237,416    7.82      250,305     7.44 7     299,49    7.87      348,623   8.57     395,029   8.55
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
Gross mortgage loans.........   3,028,291   99.80    3,357,714    99.78    3,798,474   99.77    4,058,245  99.80   4,608,007  99.83
Loans secured by savings
 accounts and other non-
 real estate loans...........       6,040    0.20        7,251     0.22        8,758    0.23        8,038   0.20       7,781   0.17
                               ----------  ------   ----------   ------   ----------  ------   ---------- ------  ---------- ------
Total loans, gross...........   3,034,331  100.00%   3,364,965   100.00%   3,807,232  100.00%   4,066,283 100.00%  4,615,788 100.00%
                               ==========  ======   ==========   ======   ==========  ======   ========== ======  ========== ======
Less:
 Undisbursed loan funds......          --                  259                    --                  301              2,706
 Unearned discounts..........       2,463                1,980                   210                  104                120
 Deferred loan fees..........       7,317                7,221                11,139               11,152             12,131
 Allowance for estimated
                                   89,435(1)            67,202                83,832               64,277             52,374
  losses.....................  ----------           ----------            ----------           ----------         ----------
                                   99,215               76,662                95,181               75,834             67,331
                               ----------           ----------            ----------           ----------         ----------
  Total loans, net...........  $2,935,116           $3,288,303            $3,712,051           $3,990,449         $4,548,457
                               ==========           ==========            ==========           ==========         ==========

--------------------
(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.


  The following table sets forth the composition of the Bank's loans held for sale, which are included in the table above, by type of security at the dates indicated:


                                                                        DECEMBER 31,
                                ---------------------------------------------------------------------------------------------------
                                      1995                 1994               1993                  1992              1991
                                -----------------   -----------------   ------------------   ----------------   -------------------
                                          PERCENT             PERCENT              PERCENT            PERCENT               PERCENT
                                            OF                   OF                   OF                 OF                    OF
                                          TOTAL                TOTAL                TOTAL              TOTAL                  TOTAL
LOANS BY TYPE OF SECURITY       AMOUNT    LOANS     AMOUNT     LOANS    AMOUNT      LOANS    AMOUNT    LOANS    AMOUNT        LOANS
-------------------------       ------   --------   ------    -------   ------     -------   -----   --------   ------    ---------
                                                                           (DOLLARS IN THOUSANDS)

Residential loans:
 Single family...............   $   --     --%     $47,339    97.98%   $239,371     65.10%    $25,043   94.57%   $37,497  100.00%
 Multifamily (2 to 4 units)..       --     --          976     2.02     128,317     34.90       1,439    5.43         --      --
                                ------  -----       ------   ------    --------    ------     -------  ------    -------  ------
  Total loans held for sale..   $   --     --%     $48,315   100.00%   $367,688    100.00%    $26,482  100.00%   $37,497  100.00%
                                ======  =====      =======   ======    ========    ======     =======  ======    =======  ======


  The following table presents the Bank's gross mortgage loans by type and location as of December 31, 1995.


                                                                                             COMMERCIAL
                                                            MULTIFAMILY                    AND INDUSTRIAL
                                                ----------------------------------    -------------------------
                                     SINGLE      2 TO 4       5 TO 36     37 UNITS     HOTEL/          OTHER
                                     FAMILY       UNITS        UNITS      AND OVER     MOTEL            C&I          TOTAL
                                    ---------   ---------   -----------   --------    --------    -------------   -----------
                                                              (DOLLARS IN THOUSANDS)
California:
 Southern California Counties:
  Los Angeles....................    $284,621    $126,923    $1,106,515    $216,475    $18,546         $110,568    $1,863,648
  Orange.........................      96,437     140,329       163,370      22,716     18,242           43,790       484,884
  San Diego......................      26,372      11,731        86,005      36,636         --            6,835       167,579
  San Bernardino.................      13,081      15,719        32,665      18,800         --            4,079        84,344
  Riverside......................      19,756       9,570        24,044      10,524         --            6,557        70,451
  Ventura........................      22,110       5,723        30,402       2,480         --            1,395        62,110
  Other..........................      14,767       8,325        26,784       7,328      2,551            4,597        64,352
                                     --------    --------    ----------    --------    -------         --------    ----------
                                      477,144     318,320     1,469,785     314,959     39,339          177,821     2,797,368
 Northern California Counties:
  Santa Clara....................      46,850      20,218        34,763          --         --            1,428       103,259
  Other..........................      69,127       7,346        16,508      10,553      1,783            6,883       112,200
                                     --------    --------    ----------    --------    -------         --------    ----------
   Total California..............     593,121     345,884     1,521,056     325,512     41,122          186,132     3,012,827
                                     --------    --------    ----------    --------    -------         --------    ----------
Arizona..........................          30          --            --       4,404         --            6,038        10,472
Maryland.........................          --          --            --          --      2,368               --         2,368
Pennsylvania.....................          --          --            --          --      1,100               --         1,100
All other states.................         868          --            --          --         --              656         1,524
                                     --------    --------    ----------    --------    -------         --------    ----------
   Total out-of-state............         898          --            --       4,404      3,468            6,694        15,464
                                     --------    --------    ----------    --------    -------         --------    ----------
Gross mortgage loans.............    $594,019    $345,884    $1,521,056    $329,916    $44,590         $192,826    $3,028,291
                                     ========    ========    ==========    ========    =======         ========    ==========

  The following table presents the Bank's gross mortgage loans by location and as a percent to total loans as of December 31, 1995.


                                                  PERCENTAGE
                                                      OF
                                    TOTAL           TOTAL
                                   -----------    -----------
California:
 Southern California Counties:
  Los Angeles....................    $1,863,648         61.5%
  Orange.........................       484,884         16.0
  San Diego......................       167,579          5.5
  San Bernardino.................        84,344          2.8
  Riverside......................        70,451          2.3
  Ventura........................        62,110          2.1
  Other..........................        64,352          2.2
                                     ----------       ------
                                      2,797,368         92.4
 Northern California Counties:
  Santa Clara....................       103,259          3.4
  Other..........................       112,200          3.7
                                     ----------       ------
   Total California..............     3,012,827         99.5
                                     ----------       ------
Arizona..........................        10,472          0.3
Maryland.........................         2,368          0.1
Pennsylvania.....................         1,100           --
All other states.................         1,524          0.1
                                     ----------       ------
   Total out-of-state............        15,464          0.5
                                     ----------       ------
Gross mortgage loans.............    $3,028,291        100.0%
                                     ==========       ======

  The following table sets forth the types of loans by repricing attributes held by the Bank at the dates indicated:

                                                                      DECEMBER 31,
                         ----------------------------------------------------------------------------------------------------------
                                 1995                1994                  1993                  1992                  1991
                         -------------------  -------------------  --------------------  --------------------  --------------------
                                     PERCENT              PERCENT               PERCENT               PERCENT               PERCENT
                                       OF                   OF                    OF                    OF                    OF
                                      TOTAL                TOTAL                 TOTAL                 TOTAL                 TOTAL
                           AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT      LOANS     AMOUNT      LOANS     AMOUNT      LOANS
                         ----------  -------  ----------  -------  ----------   ------   ----------   -------  ----------   -------
                                                                  (DOLLARS IN THOUSANDS)
Adjustable rate loans..  $2,939,807   96.88%  $3,257,368   96.80%  $3,649,714    95.83%  $3,924,093    96.50%  $4,447,838    96.36%
Fixed rate loans.......      94,524    3.12      107,597    3.20      157,518     4.17      142,190     3.50      167,950     3.64
                         ----------  -------  ----------  -------  ----------   ------   ----------   -------  ----------   -------
 Total loans, gross....   3,034,331   100.00%  3,364,965   100.00%  3,807,232   100.00%   4,066,283    100.00%  4,615,788    100.00%
                                     =======              =======               ======                =======               =======
Less:
 Undisbursed loan
  funds................          --                  259                   --                   301                 2,706
 Unearned discounts....       2,463                1,980                  210                   104                   120
 Deferred loan fees....       7,317                7,221               11,139                11,152                12,131
 Allowance for
  estimated losses.....      89,435 (1)           67,202               83,832                64,277                52,374
                         ----------           ----------           ----------            ----------            ----------
                             99,215               76,662               95,181                75,834                67,331
                         ----------           ----------           ----------            ----------            ----------
 Total loans, net......  $2,935,116           $3,288,303           $3,712,051            $3,990,449            $4,548,457
                         ==========           ==========           ==========            ==========            ==========

-----------------------------
(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.

  The following table sets forth, by contractual maturity and interest rate, the Bank's fixed rate and adjustable rate real estate loan portfolio at December 31, 1995. The table does not consider the prepayment experience of the loan portfolio when scheduling the maturities of loans. See Item 7. "MD&A-- Asset/Liability Management."

                                                  SUBTOTAL
                                                 MATURITIES                                MATURES IN
                                                  GREATER     ----------------------------------------------------------------------
                        TOTAL LOANS  MATURES       THAN                                1999-        2001-      2006-        AFTER
                         RECEIVABLE  IN 1996     ONE YEAR       1997       1998        2000         2005       2010         2010
                        ----------- --------     ---------    -------    -------     -------      --------   -------    ----------
                                                            (DOLLARS IN THOUSANDS)
Adjustable rate loans:
 Under 5.00%........... $    2,142  $    --      $    2,142   $    --    $    --     $    --      $  2,142   $    --    $      --
 05.00% - 6.99%........     24,422       --          24,422        --         32         441            97        606       23,246
 07.00% - 8.99%........  2,823,592    3,240       2,820,352       528      8,758      79,513       431,029    327,397    1,973,127
 09.00% - 10.99%.......     83,808   15,910          67,898       373      1,213       6,254        26,281     12,272       21,505
 11.00% - 12.99%.......      5,843    4,990             853        --        149         513           191         --           --
                        ----------  -------      ----------   -------    -------     -------      --------   --------   ----------
  Total adjustable
   rate loans..........  2,939,807   24,140       2,915,667       901     10,152      86,721       459,740    340,275    2,017,878
                        ----------  -------      ----------   -------    -------     -------      --------   --------   ----------
Fixed rate loans:
 Under 5.00%...........        192      192              --        --         --          --           --          --           --
 05.00% - 6.99%........     14,749      202          14,547     2,575      1,536          46          114       2,477        7,799
 07.00% - 8.99%........     37,965    4,401          33,564     1,221        897         878        7,567       4,634       18,367
 09.00% - 10.99%.......     35,049      222          34,827     2,169        982         268        5,177      16,756        9,475
 11.00% - 12.99%.......      3,636      276           3,360       135        228          15          152         718        2,112
 Over 13.00%...........      2,933    1,830           1,103         5        175          --           16         512          395
                        ----------  -------      ----------   -------    -------     -------      --------   --------   ----------
  Total fixed rate
   loans...............     94,524    7,123          87,401     6,105      3,818       1,207        13,026     25,097       38,148
                        ----------  -------      ----------   -------    -------     -------      --------   --------   ----------
  Total loans,
   gross...............  3,034,331  $31,263      $3,003,068    $7,006    $13,970     $87,928      $472,766   $365,372   $2,056,026
                        ==========  =======      ==========    ======    =======     =======      ========   ========   ==========
Less:
 Undisbursed loan
  funds................         --
 Unearned discounts....      2,463
 Deferred loan fees....      7,317
 Allowance for
  estimated losses.....     89,435(1)
                        ----------
                            99,215
                        ----------
  Total loans, net..... $2,935,116
                        ==========

----------------
(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.

  The following table sets forth, by contractual maturity and property type, the Bank's real estate loan portfolio at December 31, 1995. The table does not consider the prepayment experience of the loan portfolio when scheduling the maturities of loans. See Item 7. "MD&A--Asset/Liability Management."


                                                SUBTOTAL
                                               MATURITIES                            MATURES IN
                                                 GREATER    -----------------------------------------------------------
                       TOTAL LOANS   MATURES      THAN                          1999-      2001-     2006-      AFTER
                       RECEIVABLE    IN 1996    ONE YEAR     1997     1998      2000       2005      2010       2010
                       -----------   -------   ----------   ------   -------   -------   --------  --------  ----------
                                                           (DOLLARS IN THOUSANDS)
Residential loans:
 Single family.......  $  594,019    $   691   $  593,328   $3,808   $ 2,255   $ 4,269   $  7,465  $ 16,186  $  559,345
 Multifamily:
  2 to 4 units.......     345,884          5      345,879       28       264     9,627      8,527     3,282     324,151
  5 to 36 units......   1,521,056        243    1,520,813      335       715    34,017    240,156   295,114     950,476
  37 units and over..     329,916         32      329,884       --        --     4,370     75,241    43,241     207,032
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
   Total multifamily.   2,196,856        280    2,196,576      363       979    48,014    323,924   341,637   1,481,659
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
    Total residential
      loans..........   2,790,875        971    2,789,904    4,171     3,234    52,283    331,389   357,823   2,041,004
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
Other real estate
 loans:
  Commercial and
   industrial........     234,384     24,255      210,129    1,844     8,692    35,645    141,377     7,549      15,022
  Land and land
   improvements......       3,032         92        2,940      991     1,949        --        --         --          --
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
  Total other real
   estate loans......     237,416     24,347      213,069    2,835    10,641    35,645    141,377     7,549      15,022
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
Gross mortgage loans.   3,028,291     25,318    3,002,973    7,006    13,875    87,928    472,766   365,372   2,056,026
                       ----------    -------   ----------   ------   -------   -------   --------  --------  ----------
Loans secured by
 savings accounts
 and other non-real
 estate loans........       6,040      5,945           95       --        95        --        --         --          --
                       ----------    --------  ----------   ------   -------   -------   --------  --------  ----------
Total loans, gross...   3,034,331    $31,263   $3,003,068   $7,006   $13,970   $87,928   $472,766  $365,372  $2,056,026
                       ----------    ========  ==========   ======   =======   =======   ========  ========  ==========
Less:
 Undisbursed loan
  funds..............          --
 Unearned discounts..       2,463
 Deferred loan fees..       7,317
 Allowance for
  estimated losses....     89,435(1)
                       ----------
                           99,215
                       ----------
  Total loans, net.... $2,935,116
                       ==========

(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.

  The following table details the activity in the Bank's loan portfolio for the periods indicated:


                                                                 YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------------------
                                             1995           1994           1993           1992           1991
                                         ------------   ------------   ------------   ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Principal balance at beginning of
 period...............................   $3,288,303     $3,712,051     $3,990,449     $4,548,457     $5,092,269
Real estate loans originated:
 Conventional:
  Single family.......................        3,411        238,944        271,316        261,563        186,320
  Multifamily:
    2 to 4 units......................          515         38,100         42,931         29,931         63,146
    5 to 36 units.....................        4,743         68,862         89,935        121,940        239,165
    37 units and over.................        3,207         65,940         12,887         19,588         15,785
                                         ----------     ----------     ----------     ----------     ----------
     Total multifamily................        8,465        172,902        145,753        171,459        318,096
Commercial and industrial.............        6,586          5,597          1,335            993          1,910
     Total real estate loans
       originated (1)...............         18,462        417,443        418,404        434,015        506,326
                                         ----------     ----------     ----------     ----------     ----------
Real estate loans purchased:
  Single family (2)...................       (1,237)       100,756             --             --             --
  Multifamily:
    2 to 4 units......................           --            250             --             --             --
    5 to 36 units.....................           --          2,466          3,741            241             --
    37 units and over.................           --            665             --          1,434          1,080
                                         ----------     ----------     ----------     ----------     ----------
     Total multifamily................           --          3,381          3,741          1,675          1,080
  Commercial and industrial...........        2,171             --            210             --             --
                                         ----------     ----------     ----------     ----------     ----------
     Total real estate loans
       purchased......................          934        104,137          3,951          1,675          1,080
     Total real estate loans             ----------     ----------     ----------     ----------     ----------
       funded.........................       19,396        521,580        422,355        435,690        507,406
Loans sold or securitized:               ----------     ----------     ----------     ----------     ----------
  Whole loans (2).....................     (113,230)      (317,725)      (115,003)      (318,712)      (486,413)
  Participations......................           --             --             --             --        (32,073)
  Bulk Sales..........................           --       (341,432)            --             --             --
                                         ----------     ----------     ----------     ----------     ----------
     Total loans sold or
       securitized....................     (113,230)      (659,157)      (115,003)      (318,712)      (518,486)
                                         ----------     ----------      ----------    ----------     ----------
Payments and refinances...............     (236,650)      (310,697)      (575,348)      (672,996)      (528,353)
(Decrease) increase in non-real
 estate loans.........................       (1,211)        (1,507)           720            257           (962)
Other increase in total loans, net....          741          9,403          8,433          9,656         32,405
(Increase) decrease in reserves for
 loan losses..........................      (22,233)        16,630        (19,555)       (11,903)       (35,822)
Net (decrease) increase in total         ----------     ----------     ----------     ----------     ----------
  loans, net..........................     (353,187)      (423,748)      (278,398)      (558,008)      (543,812)
                                         ----------     ----------     ----------     ----------     ----------
Principal balance at end of period....   $2,935,116     $3,288,303     $3,712,051     $3,990,449     $4,548,457
                                         ==========     ==========     ==========     ==========     ==========
Loans serviced for others.............   $  600,288     $1,147,015     $  888,362     $  982,698     $  925,368
                                         ==========     ==========     ==========     ==========     ==========

---------------
(1) Includes loans originated to finance sales of REO of $9.0 million, $27.0 million, $51.6 million, $11.2 million and $1.6 million for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(2) Net of repurchases.

 Sale of Loans

  Over the past several years, the Bank has sold a portion of its loans in the secondary mortgage market. Net loan sales totaled approximately $0.4 million, $273.3 million and $115.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. In addition, sales of mortgage backed securities ("MBSs") totaled $160.7 million, $137.1 million, and $522.1 million, respectively, in the same periods. Fidelity is an approved originator and servicer for the Federal National Mortgage Association (the "FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC"), the Federal Housing Administration (the "FHA") and the Veterans Administration (the "VA").

  As part of the Bank's goal of providing a wider array of credit products while avoiding credit risks and diminishing or eliminating related overhead expenses, the Bank entered into strategic partnerships with established providers of consumer credit products during the third quarter of 1995. With these agreements, all consumer credit products are referred to and underwritten, funded and serviced by the Bank's strategic partners. As a result of this strategy, the Bank sold all of its remaining portfolio of home equity lines of credit totaling $6.4 million of outstanding balances in December 1995. The Bank continues to make home equity credit line and other consumer products available to its customers through strategic partners.

  In addition to loan sales in the normal course of business, the Bank consummated the Bulk Sales during 1994. The Bulk Sales agreements included representations and warranties related to the assets transferred. See "--Bulk Sales."

 ARM Loans

  To assist in reducing the sensitivity of its earnings to interest rate fluctuations, Fidelity has emphasized the origination of ARMs for its portfolio. ARMs help to improve the matching of interest rate repricing between Fidelity's asset and liability portfolios. ARMs reduce the interest rate risk inherent in a portfolio of long-term mortgages by repricing each individual asset at regular intervals over the life of the asset. The initial period before the first adjustment varies between one month and five years. ARM loans represented 87% of all loans funded in 1995 and 97% of the total loan portfolio at December 31, 1995. Of Fidelity's ARMs, 92% bear an interest rate which periodically adjusts at a stated margin (the "contractual spread") above COFI, which is the index which most closely matches Fidelity's liability base. The risk of different asset and liability repricing can be reduced by diversifying the ARM portfolio. Other ARMs originated are generally indexed to U.S. Treasury indices, which are more volatile than a COFI index.

  ARMs may have greater vulnerability to default than fixed rate loans during times of increasing interest rates due to the potential for substantial increases in the amount of a borrower's payments or erosion of a borrower's equity in the underlying property, to the extent payments do not increase, as in the case of negatively amortizing mortgages. Risks of default may be reduced on certain loans by caps on both the maximum interest that can be charged and the amount by which a borrower's payments can be periodically increased. However, during periods of significant interest rate increases, interest rate caps can adversely affect interest rate margins and payment caps can increase borrower exposure to negative amortization, unless the loan contains a prohibition on negative amortization. When the borrower's payment is not sufficient to cover the computed interest amount, negative amortization occurs and the difference then increases the principal balance of the loan. Fidelity uses a combination of interest rate caps and payment caps to reduce risk of default and, to date, negative amortization has not adversely affected Fidelity's default ratios. There was $1.3 million of negative amortization included in the loan portfolio at December 31, 1995 and $1.1 million at December 31, 1994.

  A limited number of Fidelity's ARMs also provide for an annual (or periodic) interest rate cap. In addition, for competitive reasons, ARMs are often offered at an initial reduced interest rate (the "introductory rate" or "teaser") for a period of time (one, three, or six months).

  During periods of declining interest rates, ARMs with high interest rate caps relative to market are vulnerable to prepayment as borrowers refinance into ARMs with lower caps or into fixed rate loans. Fidelity has also attempted to minimize the risk of default associated with all ARMs by using the COFI (a relatively stable index) for adjustment, thereby limiting interest rate volatility over short periods, and utilizing loan-to-value ratios generally not in excess of 80% unless private mortgage insurance is obtained. During periods of declining interest rates, ARMs with negative amortization potential will experience accelerated amortization, thereby offsetting, in whole or in part, previously incurred negative amortization, if any, or reducing the principal balance ahead of the original schedule.


CREDIT ADMINISTRATION

  The credit administration function identifies, measures and establishes specific valuation allowances and assesses and establishes an adequate allowance for loan losses in conformity with regulatory guidelines and generally accepted accounting principles ("GAAP").

  The Bank has recently completed a review of its credit administration area, internal asset review policies, delinquency migration model and allowance for loan losses policy as well as its internal asset review function. This review was undertaken to address issues of communication between various operating groups concerned with the ongoing administration of the Bank's assets, consistency in valuation assumptions in measuring the value of various portfolio assets and a standardized method of documentation. This review also encompassed a review of the management and other personnel involved in credit administration as well as the policies administered in this area. See "--Credit Loss Experience."

  As a result of this review, the Bank has (i) reorganized management, including drawing upon management resources from elsewhere in the Bank, (ii) reorganized the processes, workflow and responsibilities of the credit administration personnel in day-to-day operations, (iii) enhanced its loan grading procedures with the assistance of a nationally known consulting firm and revised and enhanced the Bank's internal asset review policy and (iv) enhanced its delinquency migration model utilized for estimating allowance for loan losses.

 Loan Portfolio Risk Elements

  Fidelity's loan portfolio risk elements and credit loss experience may be more clearly understood when the following sections are read in conjunction with Item
7. "MD&A--Asset Quality."

  Since 1990, worsening economic conditions have resulted in declines in real estate values in Southern California. During that time Fidelity reassessed its underwriting practices and, in light of economic conditions, took steps to increase qualifying ratios including debt service coverage minimums and loan-to-value maximums. As a result of the economic and real estate deterioration since 1990, some of Fidelity's borrowers have or will become unable or unwilling to pay interest or principal when due. The reasons for such defaults include, without limitation, a deterioration of the borrower's financial position, reduced cash flow on income property or loss of equity.

 Loan Monitoring

   The Bank has a loan review system to meet the following objectives:

 . To identify, in a timely manner, loans with potential credit or collateral weaknesses and to appropriately classify loans with well defined weaknesses that jeopardize loan repayment so that timely action can be taken and credit losses can be mitigated.

 . To project relevant trends that affect the collectibility of the loan portfolios and to isolate potential problem areas that may exhibit adverse trends.

 . To provide essential information to determine the adequacy of the allowance for loan losses and to identify and recognize in a timely manner estimated specific loan losses.

 . To assess the adequacy and adherence to the Bank's internal credit policies and loan administration procedures and to monitor compliance with the foregoing and with relevant laws and regulations.

   The Bank considers such risk factors as payment history, collateral value, income property cash flow, property condition, and the borrower's financial capacity and property management experience in its monitoring and risk grading process. Current property operating statements are requested on a periodic basis for substantially all income property collateral and property inspections are conducted. The relevance of loan grades assigned in the Bank's asset review process is highly subjective and greatly dependent upon having current and accurate information regarding the borrower's financial capability and willingness to repay the debt as well as the collateral property's condition, operating results and fair value. If current and accurate data is not available, it is critical to have current knowledge of the general economic conditions affecting the borrower and the collateral property.

   Although these general key information elements are desired for accurate loan grading, the Bank is required to assign loan grades notwithstanding the lack of any one or more of these elements. Loan grading decisions are made using judgment based on the best and most current information available including, but not limited to, the borrower's payment history with the Bank on all existing credits, real estate property tax and hazard insurance payment records, the borrower's aggregate credit standing and payment record, current financial statements of the borrower, guarantors, and principals or general partners of the borrower, property inspection reports, rent rolls and operating statements for income properties and loan "work-out" status, if applicable.

   When a borrower requests a modification of loan terms, the loan is considered to be in a possible work-out status. The Bank will consider a workout of a loan when the borrower is experiencing financial difficulty and the Bank determines that the loan, as modified, is likely to result in a greater ultimate recovery to the Bank than taking title to the property. A work-out may range from (i) a modification, allowing the payment of interest only for a short period of time and then returning to payments of principal and interest, to (ii) a complex agreement which may include, among other things, the Bank writing off a portion of loan principal or forgiving accrued and unpaid interest. A loan work-out, therefore, could be a modification or a troubled debt restructuring ("TDR"). The Bank's policy regarding TDRs governs the classification of TDRs. See "--Credit Loss Experience." For purposes of loan classification and grading, a loan where work-out arrangements are currently being negotiated is required to be classified in a manner that reflects the asset's circumstances at the time of review.

   The Bank also analyzes its multifamily loans, which represent the largest portion of the Bank's portfolio, by geographic submarkets. In this process the Bank utilizes a national real estate consulting firm and its appraisal department to understand key real estate market trends in those submarkets.

  The following table presents net delinquent loans at December 31, 1995, by property type and location.

                                                         MULTIFAMILY
                                                -----------------------------
                                      SINGLE    2 TO 4    5 TO 36    37 UNITS     COMMERCIAL
                                      FAMILY     UNITS     UNITS     AND OVER   AND INDUSTRIAL     TOTAL
                                     --------   -------   --------   --------   ---------------   --------
                                                            (DOLLARS IN THOUSANDS)

California:
  Southern California Counties:
     Los Angeles..................    $ 7,744    $2,383    $18,697     $  304       $    4,049     $33,177
     Orange.......................      2,507     3,828      1,666         --           16,123(1)   24,124
     San Diego....................        273        --      2,259      1,270               --       3,802
     San Bernardino...............        393     1,177      1,918         --               --       3,488
     Riverside....................        278       705        602         --               --       1,585
     Santa Barbara................        616       231         --         --              664       1,511
     Kern.........................         95        --         --         --              846         941
                                      -------    ------    -------     ------       ----------     -------
                                       11,906     8,324     25,142      1,574           21,682      68,628
                                      -------    ------    -------     ------       ----------     -------
  Northern California Counties:
     Sacramento...................         83        --         --      1,920               --       2,003
     Santa Clara..................        129       377        405         --               --         911
     Other........................        306        --         --         --               --         306
                                      -------    ------    -------     ------       ----------     -------
                                          518       377        405      1,920               --       3,220
                                      -------    ------    -------     ------       ----------     -------
       Total California...........     12,424     8,701     25,547      3,494           21,682      71,848
                                      -------    ------    -------     ------       ----------     -------
Texas.............................          9        --         --         --               --           9
                                      -------    ------    -------     ------       ----------     -------
        Total delinquent loans....    $12,433    $8,701    $25,547     $3,494       $   21,682     $71,857
                                      =======    ======    =======     ======       ==========     =======

----------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million.


  The following table presents the Bank's delinquencies as a percentage of the loan portfolio by property type and location at December 31, 1995, with ratios calculated net of specific reserves and writedowns.

                                                             MULTIFAMILY
                                                     -----------------------------
                                           SINGLE    2 TO 4    5 TO 36    37 UNITS      COMMERCIAL
                                           FAMILY     UNITS     UNITS     AND OVER    AND INDUSTRIAL     TOTAL
                                           -------   -------   --------   ---------   ---------------   -------
California:
  Southern California Counties:
     Los Angeles........................    2.7%     1.9%      1.7%       0.1%            3.1%           1.8%
     Orange.............................    2.6%     2.7%      1.0%        --            26.0%(1)        5.0%
     San Diego..........................    1.0%      --       2.6%       3.5%             --            2.3%
     San Bernardino.....................    3.0%     7.5%      5.9%        --              --            4.1%
     Riverside..........................    1.4%     7.4%      2.5%        --              --            2.2%
     Santa Barbara......................    4.8%     2.8%       --         --            53.0%           3.2%
     Kern...............................   11.4%      --        --         --            21.0%           7.0%
     Percent of Southern California
       delinquencies by property type...    2.5%     2.6%      1.7%       0.5%           10.0%           2.5%
  Northern California Counties:
     Sacramento.........................    2.4%      --        --       24.2%             --           14.7%
     Santa Clara........................    0.3%     1.9%      1.2%        --              --            0.9%
     Other..............................    2.7%      --        --         --              --            1.7%
     Percent of Northern California
       delinquencies by property type...    0.4%     1.4%      0.8%      18.2%             --            1.5%
Texas...................................    3.5%      --        --         --              --            3.5%
  Percent of total delinquencies
    by property type....................    2.1%     2.6%      1.7%       1.1%            9.3%           2.4%

----------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million.

The following table presents net delinquent loans at December 31, 1995, by property type and year of origination.


                                                              YEAR OF ORIGINATION
                        ---------------------------------------------------------------------------------------------------------
                                                                                                                           1986
                                                                                                                            AND
                        TOTAL    1995    1994     1993     1992     1991      1990       1989      1988        1987        PRIOR
                        -------  ----   ------   ------   ------   ------   -------     ------    ------      ------      -------
                                                                  (DOLLARS IN THOUSANDS)
Property type:
 Single Family......... $12,433  $ --   $1,458   $1,257   $1,217   $1,559   $ 2,728     $  658    $1,160      $  699      $ 1,697
 Multifamily loans:....
  2 to 4 units.........   8,701    --       --      213       --      714     2,785      2,119     2,870          --           --
  5 to 36 units........  25,547    --       --      425      145    7,052     6,916      3,790     3,286       3,305          628
  37 units and over....   3,494    --       --       --       --      304        --         --        --          --        3,190
                        -------  ----   ------   ------   ------   ------   -------     ------    ------      ------      -------
   Total multifamily...  37,742    --       --      638      145    8,070     9,701      5,909     6,156       3,305        3,818
 Commercial and other..  21,682    --       --       --       --       --        --      1,556       634          --       19,492
                        -------  ----   ------   ------   ------   ------   -------     ------    ------      ------      -------
Total Delinquent
loans.................. $71,857  $ --   $1,458   $1,895   $1,362   $9,629   $12,429     $8,123    $7,950      $4,004      $25,007
                        =======  =====  ======   ======   ======   ======   =======     ======    ======      ======      =======
  Percent of net
   delinquent loans to
   remaining portfolio.   2.4%     --     0.5%     1.0%     0.8%     4.6%      2.3%       2.2%      1.8%        1.4%         5.3%
                        =======  =====  ======   ======   ======   ======   =======     ======    ======      ======      =======

  The following tables present net delinquent loans at the dates indicated:


                            DECEMBER 31,   SEPTEMBER 30,   JUNE 30,    MARCH 31,
                                1995           1995          1995        1995
                            ------------   -------------   ---------   ---------
                                           (DOLLARS IN THOUSANDS)
 Total delinquencies:
  30 to 59 days..........       $ 12,727        $ 17,963    $  9,567    $ 19,323
  60 to 89 days..........          7,220           8,379      10,343      11,295
  90 days and over (1)...         51,910          54,313      64,827      70,519
                                --------        --------    --------    --------
                                $ 71,857        $ 80,655    $ 84,737    $101,137
                                ========        ========    ========    ========

                            DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
                               1994            1994          1994        1994
                            ------------   -------------    --------    --------
                                           (DOLLARS IN THOUSANDS)
 Total delinquencies:
  30 to 59 days..........       $ 24,396        $ 26,234    $ 48,394    $ 54,282
  60 to 89 days..........         10,824          44,876      29,019      25,455
  90 days and over (1)...         71,614          58,466     132,026     146,194
                                --------        --------    --------    --------
                                $106,834        $129,576    $209,439    $225,931
                                ========        ========    ========    ========

---------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million in 1995, and one loan on the same hotel property with a balance of $13.8 million at December 31, 1994.


     The January 17, 1994 Northridge earthquake contributed to the significant increases in delinquent loans in the first and second quarters of 1994. Bulk Sales completed in the third and fourth quarters of 1994 contributed to the significant decreases in delinquent loans in those periods.

  The following table details Fidelity's net loans which are 30 to 89 days delinquent at the dates indicated.

                                                               DECEMBER 31,
                                           ----------------------------------------------------
                                             1995       1994       1993       1992       1991
                                           --------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Loans 30 to 59 days contractually
 delinquent:
   Single family........................    $ 4,283    $ 4,413    $ 7,480    $ 7,939    $ 6,627
   Multifamily:
      2 to 4 units......................      1,748      4,281      3,599      1,432        416
      5 to 36 units.....................      5,434     15,438     16,948     15,927      6,515
      37 units and over.................        304         --      4,114      5,623     19,453
                                            -------    -------    -------    -------    -------
         Total multifamily..............      7,486     19,719     24,661     22,982     26,384
   Commercial and industrial............        958        264      2,048      1,807      3,040
                                            -------    -------    -------    -------    -------
                                             12,727     24,396     34,189     32,728     36,051
                                            -------    -------    -------    -------    -------
Loans 60 to 89 days contractually
 delinquent:
   Single family........................        924      1,016      2,497      3,665      3,370
   Multifamily:
      2 to 4 units......................        282        904      1,707      1,180      1,841
      5 to 36 units.....................      5,801      5,247     12,770      9,241      7,811
      37 units and over.................         --      2,272      5,035      1,223         --
                                            -------    -------    -------    -------    -------
         Total multifamily..............      6,083      8,423     19,512     11,644      9,652
   Commercial and industrial............        213      1,385      1,723         --      7,869
                                            -------    -------    -------    -------    -------
                                              7,220     10,824     23,732     15,309     20,891
                                            -------    -------    -------    -------    -------
         Total loans delinquent 30 to 89
          days..........................    $19,947    $35,220    $57,921    $48,037    $56,942
                                            =======    =======    =======    =======    =======

 Nonaccruing Loans

  The Bank generally places a loan on nonaccrual status whenever the payment of interest is 90 or more days delinquent, or earlier if management determines that it is warranted. Loans on nonaccrual status are resolved by the borrower bringing the loan current, by the Bank and the borrower agreeing to modify the terms of the loan or by foreclosure upon the collateral securing the loan. See "--Restructured Loans" and "--Foreclosure Policies."

  The following table presents Fidelity's net nonaccruing loans by property type at the dates indicated:

                                                      DECEMBER 31,
                               -----------------------------------------------------------
                                  1995          1994         1993       1992        1991
                               -----------   -----------   --------   ---------   --------
                                                 (DOLLARS IN THOUSANDS)
 Single family..............   $    7,226    $    7,775     $12,661    $ 14,064    $ 8,100
 Multifamily:
  2 to 4 units..............        6,671         6,590      15,652       6,372      1,256
  5 to 36 units.............       14,312        23,112      34,746      37,501     12,620
  37 units and over.........        3,190         7,088      17,973      35,357     26,123
                               ----------    ----------     -------    --------    -------
Total multifamily...........       24,173        36,790      68,371      79,230     39,999
Commercial and industrial...       20,511(1)     27,049(1)   12,443      18,747     20,883
                               ----------    ----------     -------    --------    -------
  Total nonaccruing loans...   $   51,910    $   71,614     $93,475    $112,041    $68,982
                               ==========    ==========     =======    ========    =======

---------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million at December 31, 1995 and one loan on the same hotel property with a balance of $13.8 million at December 31, 1994.


  It is the Bank's policy to reserve all earned but unpaid interest on loans placed on nonaccrual status. The reduction in income related to such reserves, net of interest recognized on cured delinquencies, was $5.8 million, $10.9 million, and $8.7 million for the years ended December 31, 1995, 1994, and 1993, respectively.

  The following table presents net nonaccruing loans by property type and geographic location at December 31, 1995.

                                                        MULTIFAMILY
                                               -----------------------------                                PERCENTAGE
                                     SINGLE    2 TO 4    5 TO 36    37 UNITS     COMMERCIAL                     OF
                                     FAMILY     UNITS     UNITS     AND OVER   AND INDUSTRIAL     TOTAL        TOTAL
                                     -------   -------   --------   --------   ---------------   --------   ----------
                                                                  (DOLLARS IN THOUSANDS)
California:
  Southern California Counties:
     Los Angeles..................    $5,546    $1,957    $10,077   $     --       $    3,091     $20,671         39.8%
     Orange.......................       765     3,188      1,275         --           15,910(1)   21,138         40.7
     San Diego....................       173        --      1,232      1,270               --       2,675          5.2
     San Bernardino...............       240       420      1,323         --               --       1,983          3.8
     Riverside....................       247       705         --         --               --         952          1.8
     Santa Barbara................        13       231         --         --              664         908          1.8
     Kern.........................        95        --         --         --              846         941          1.8
                                      ------    ------    -------     ------       ----------     -------       ------
                                       7,079     6,501     13,907      1,270           20,511      49,268         94.9
                                      ------    ------    -------     ------       ----------     -------       ------
  Northern California Counties:
     Sacramento...................        --        --         --      1,920               --       1,920          3.7
     Santa Clara..................       129       170        405         --               --         704          1.4
     Other........................        18        --         --         --               --          18           --
                                      ------    ------    -------     ------       ----------     -------       ------
                                         147       170        405      1,920               --       2,642          5.1
                                      ------    ------    -------     ------       ----------     -------       ------
     Total nonaccruing loans......    $7,226    $6,671    $14,312     $3,190       $   20,511     $51,910        100.0%
                                      ======    ======    =======     ======       ==========     =======       ======

---------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million.

 Northridge Earthquake

  In order to assist borrowers affected by the January 17, 1994 Northridge earthquake, the Bank developed several earthquake loan accommodation programs. The OTS encouraged the development of such programs, which were designed to provide relief to affected borrowers by deferring payments, capitalizing interest payments or making additional advances to borrowers to repair severely damaged properties, while remaining consistent with safe and sound banking practices. Generally with respect to requests for earthquake relief, the Bank inspected the subject property to verify that the property sustained earthquake damage, evaluated the credit history of the borrower and considered a number of additional factors in order to develop an accommodation program suitable to the particular borrower and affected property.

  While many of the accommodations granted were for terms which would have normally been categorized as TDRs prior to December 31, 1994, the Bank had not previously categorized them as TDRs based upon its understanding of guidance provided by the OTS. At December 31, 1994, the Bank categorized accommodations of earthquake-affected loans with payment deferrals of six months or greater as TDRs, based solely on the length of their accommodation. This year-end change was made based upon clarification of policy provided by the OTS in the course of its annual examination.

  As of May 31, 1994, the Bank had identified 494 earthquake-affected loans warranting accommodation negotiations with a total net book value of $253.2 million. During 1994, the Bank recorded $8.0 million of specific reserves for all earthquake-affected loans. As of December 31, 1995, the net balance of earthquake-affected loans was $168.2 million, of which $6.3 million were included in nonaccruing loans, $1.5 million were delinquent 30 to 89 days and $13.9 million were TDRs. During the year ended December 31, 1995, the Bank recorded an additional 16.0 million of specific reserves on earthquake-affected loans.

 Restructured Loans

  The Bank will consider modifying the terms of a loan when the borrower is experiencing financial difficulty and the Bank determines that the loan, as modified, is likely to result in a greater ultimate recovery to the Bank than taking title to the property. These modifications take several forms, including interest only payments for a limited time at current interest rates, a reduced loan balance in exchange for a paydown of the loan or other terms that are less favorable to the Bank than the current market.

  According to SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," a troubled debt restructuring occurs when a creditor, for economic or legal reasons related to a debtor's difficulties, grants a concession to the debtor that it would not otherwise consider. Generally, Fidelity restructures loans by temporarily or permanently reducing interest rates, allowing interest only payments, reducing the loan balance, extending property tax repayment plans, extending maturity dates or recasting principal and interest payments. However, debt restructuring is not necessarily a troubled debt restructuring even if the borrower is experiencing some difficulties, as long as the restructuring terms are consistent with current market rates and risk. The adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," requires that TDRs be measured for impairment in the same manner as any impaired loan. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (contractual interest and principal) according to the contractual terms of the loan agreement.

  The following table presents TDRs by property type at the dates indicated:


                                                  DECEMBER 31,
                            ------------------------------------------------------
                                 1995       1994       1993       1992      1991
                               --------   --------   --------   --------   -------
                                             (DOLLARS IN THOUSANDS)
Property type:
Single family...............    $ 1,162    $   459    $   633    $ 3,160   $    --
Multifamily:
  2 to 4 units..............      2,597      2,511      3,171      4,065        --
  5 to 36 units.............     15,189     35,347     13,648     20,404        --
  37 units and over.........      9,109     10,292     11,090     54,108     6,939
                                -------    -------    -------    -------    ------
     Total multifamily......     26,895     48,150     27,909     78,577     6,939
Commercial and industrial...      3,688      1,645         --      5,567        --
Land........................        946      1,890        171         --        --
                                -------    -------    -------    -------    ------
     Total TDRs (1).........    $32,691    $52,144    $28,713    $87,304    $6,939
                                =======    =======    =======    =======    ======

-------------
(1) Included in TDRs at December 31, 1995 and 1994 are 14 and 41 earthquake-affected TDRs totaling $13.9 million and $36.1 million, respectively.


  The following table presents TDRs at December 31, 1995 by property type and geographic location.

                                             MULTIFAMILY
                                    -----------------------------                               PERCENTAGE
                          SINGLE    2 TO 4      5 TO     37 UNITS     COMMERCIAL                    OF
                          FAMILY     UNITS    36 UNITS   AND OVER   AND INDUSTRIAL    TOTAL        TOTAL
                          -------   -------   --------   --------   --------------   ------     -----------
                                                       (DOLLARS IN THOUSANDS)
Southern California:
  Los Angeles..........    $  774    $  875    $10,506     $9,109           $  946    $22,210         67.9%
  Orange...............       347     1,596      2,401         --              268      4,612         14.1
  San Diego............        --        --        355         --               --        355          1.1
  San Bernardino.......        --        --        669         --               --        669          2.1
  Riverside............        41       126        472         --               --        639          1.9
  Ventura..............        --        --        786         --               --        786          2.4
                           ------    ------    -------   --------           ------    -------       ------
                            1,162     2,597     15,189      9,109            1,214     29,271         89.5
                           ------    ------    -------   --------           ------    -------       ------
Northern California:
  Sacramento...........        --        --         --         --            1,819      1,819          5.6
  Santa Clara..........        --        --         --         --            1,214      1,214          3.7
                           ------    ------    -------   --------           ------    -------       ------
                               --        --         --         --            3,033      3,033          9.3
                           ------    ------    -------   --------           ------    -------       ------
Pennsylvania...........        --        --         --         --              387        387          1.2
                           ------    ------    -------   --------           ------    -------       ------
     Total TDRs........    $1,162    $2,597    $15,189     $9,109           $4,634    $32,691        100.0%
                           ======    ======    =======   ========           ======    =======       ======

 Asset Classification

  During 1995 the Bank enhanced its existing policy of specifically identifying loans in the portfolio through implementation of a loan grading system ("LGS") that management believes improved the efficiency and accuracy of the grading process.

  As a result of the LGS system implementation and increased resources allocated to the grading process, 78% or $1.8 billion, of the multifamily and commercial loan portfolio was graded during the third and fourth quarters of 1995. This included all loans with balances of $0.5 million or greater (1,309 loans reviewed totaling $1.4 billion), and 45% of the Bank's loans with balances under $0.5 million (1,366 loans reviewed totaling $0.4 billion). In addition, the Bank implemented more conservative loan grading policies. As a result, a substantial number of loans were downgraded to Special Mention or Substandard for reasons other than degradation of collateral or the borrower's ability to fully repay the debt. This process has resulted in a significant increased level of performing assets that were classified.

  Credit risk is graded based on the Bank's internal asset review policies and procedures, and individual loans are categorized as Pass, Special Mention, Substandard, Doubtful or Loss depending on the risk characteristics of each loan. All such grading requires the application of considerable subjective judgment by the Bank. A brief description of these categories follows:

  A Pass asset is considered of sufficient quality to preclude designation as Special Mention or a classified asset. Pass assets generally are protected by the current net worth and paying capacity of the obligor and by the value of the underlying collateral.

  An asset designated as Special Mention does not currently expose an institution to a sufficient degree of risk to warrant an adverse classification. However, it does possess credit deficiencies or potential weaknesses deserving management's close attention. If uncorrected, such weaknesses or deficiencies may expose an institution to an increased risk of loss in the future. Special mention assets are also referred to as criticized.

  An asset classified as Substandard is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified have a well-defined weakness or weaknesses. They are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.

  Assets classified as Doubtful have all the weaknesses inherent in those classified as Substandard. In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable or improbable. The Bank will generally classify assets as Doubtful when inadequate data is available or when such uncertainty exists as to preclude a Substandard classification.

  Assets classified as Loss are considered uncollectible and of such little value that their continuance as assets without establishment of a specific reserve is not warranted. A Loss classification does not mean that an asset has absolutely no recovery or salvage value; rather it means that it is not practical or desirable to defer establishing a specific allowance for a basically worthless asset even though partial recovery may be effected in the future. The Bank will generally classify as Loss the portion of assets identified as exceeding the asset's fair market value and a specific reserve is established for such excess.

  The following table summarizes Fidelity's net classified assets at the dates indicated:

                                                                DECEMBER 31,
                                       --------------------------------------------------------------
                                          1995         1994         1993         1992         1991
                                       ----------   ----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
NPAs:
  Nonaccruing loans.................    $ 51,910     $ 71,614     $ 93,475     $112,041     $ 68,982
  ISFs(1)...........................          --           --       28,362       47,324       25,490
  REO(2)............................      19,521       14,115      113,784       75,040       30,253
                                        --------     --------     --------     --------     --------
     Total NPAs.....................      71,431       85,729      235,621      234,405      124,725
                                        --------     --------     --------     --------     --------
Performing classified loans:
  Single family.....................       4,368          544        5,749        6,808        6,963
  Multifamily:
     2 to 4 units...................       8,297          951        7,616        3,648        3,390
     5 to 36 units..................      85,581       28,872       56,485       38,589       22,757
     Over 37 units..................      39,301       19,925       51,965       49,566       36,405
                                        --------     --------     --------     --------     --------
        Total multifamily...........     133,179       49,748      116,066       91,803       62,552
  Commercial and industrial.........      10,099        5,515        3,905        9,831       19,584
                                        --------     --------     --------     --------     --------
     Total performing classified
       loans........................     147,646       55,807      125,720      108,442       89,099
                                        --------     --------     --------     --------     --------
Other classified assets.............          --           --       11,161       10,891       14,579
                                        --------     --------     --------     --------     --------
     Total classified assets........    $219,077     $141,536     $372,502     $353,738     $228,403
                                        ========     ========     ========     ========     ========
NPAs to total assets................        2.16%        2.31%        5.37%        4.99%        2.43%
                                        ========     ========     ========     ========     ========
Classified assets to total assets...        6.64%        3.82%        8.49%        7.53%        4.46%
                                        ========     ========     ========     ========     ========

--------------
(1) On January 1, 1994 the Bank implemented SFAS No. 114. Loans previously considered ISFs are included in loans beginning in 1994. The ISF designation was effectively eliminated upon the Bank's implementation of SFAS No. 114.
(2)  For presentation purposes, NPAs include REO net of REO GVA, if any.

  The following tables present net classified assets for the quarters indicated:

                                       DECEMBER 31,    SEPTEMBER 30,     JUNE 30,    MARCH 31,
                                           1995             1995           1995         1995
                                       -------------   --------------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
NPAs:
  Nonaccruing loans.................       $ 51,910         $ 55,114     $ 64,944     $ 70,519
  REO, before REO GVA...............         21,821           37,550       27,808       21,350
  REO GVA...........................         (2,300)              --           --           --
                                           --------         --------     --------     --------
     Total NPAs.....................         71,431           92,664       92,752       91,869
Performing classified loans.........        147,646           88,337       74,140       73,979
                                           --------         --------     --------     --------
     Total classified assets........       $219,077         $181,001     $166,892     $165,848
                                           ========         ========     ========     ========
NPAs to total assets................           2.16%            2.74%        2.68%        2.50%
                                           ========         ========     ========     ========
Classified assets to total assets...           6.64%            5.35%        4.82%        4.50%
                                           ========         ========     ========     ========

                                       DECEMBER 31,    SEPTEMBER 30,     JUNE 30,    MARCH 31,
                                           1994             1994           1994         1994
                                       -------------   --------------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
NPAs:
  Nonaccruing loans.................       $ 71,614         $ 58,465     $144,746     $139,376
  REO, before REO GVA...............         14,115           16,515      130,179      135,111
  REO GVA...........................             --               --         (707)      (8,524)
                                           --------         --------     --------     --------
     Total NPAs.....................         85,729           74,980      274,218      265,963
Performing classified loans.........         55,807           51,759      153,340      112,787
Real estate held for investment.....             --               --       11,682       11,770
                                           --------         --------     --------     --------
     Total classified assets........       $141,536         $126,739     $439,240     $390,520
                                           ========         ========     ========     ========
NPAs to total assets................           2.31%            2.02%        6.78%        6.45%
                                           ========         ========     ========     ========
Classified assets to total assets...           3.82%            3.42%       10.85%        9.47%
                                           ========         ========     ========     ========

CREDIT LOSS EXPERIENCE

  Credit losses are inherent in the business of originating and retaining loans. The portfolio monitoring procedures discussed earlier (see "--Credit Administration--Loan Monitoring") assist the Bank in early identification of potential problem loans and losses. The Bank's loan service and special assets departments are responsible for working with borrowers to resolve problem loans and minimize credit losses. See "--Credit Administration--Loan Portfolio Risk Elements." The Bank's REO department is responsible for selling properties acquired through foreclosure.

  The Bank provides for identified losses on individual loans or real estate properties by establishing specific loss reserves. When these estimated losses are determined to be permanent, such as when a loan is foreclosed and the related property is transferred to REO, specific reserves are charged off and are then reflected as writedowns. The Bank also maintains loan and REO GVAs for unidentified potential losses inherent in the loan and REO portfolios.

  Specific loss reserves are allocated from the GVA when, in the Bank's judgment, a loss is likely to be experienced on a loan or REO property. During 1994, prior to the implementation of Regulatory Bulletin No. 32, specific reserves were determined based on the difference between the net book value of the asset and either (1) the expected cash flows discounted at the loan's effective interest rate, or in cases where foreclosure is probable (2) the fair value of the collateral. Loans which, in management's judgment, are probable of foreclosure were further reserved to provide for the Bank's expected costs of selling the real estate.

  Commencing in 1995, the Bank was required to comply with Regulatory Bulletin No. 32 and in particular regulatory requirements and designations of troubled collateral dependent loans ("TCDLs"). For TCDLs, where it is probable that the Bank will be unable to collect all amounts due, the deficit between fair value and the Bank's net book value is reserved through a specific valuation allowance. Loans which, in management's judgment, are probable of foreclosure are further reserved to provide for the Bank's expected costs of selling the real estate.

  The establishment of the allowance for loan losses is highly subjective and involves numerous estimates and assumptions. The Bank's credit administration department reviews the quality and recoverability of the Bank's assets on an ongoing basis, in order to establish adequate specific reserves and GVA. The Bank utilizes several models including the delinquency migration method in addition to certain management judgments in determining the adequacy of its allowance for loan losses. The delinquency migration method attempts to capture the potential future losses as of a particular date associated with a given portfolio of loans, based on the Bank's own historical migration and loss experience over a given period of time. The Bank calculates a range of loss by applying such methodology and then applies judgment and knowledge of particular credits, economic and classified asset trends, the interest rate environment, industry experience and other relevant factors to estimate the GVA amount. Additions to the allowances, in the form of provisions, are reflected in results of operations in the period of adjustment.

  The amount of the Bank's allowance for loan losses represents management's estimate of the amount of loan losses likely to be incurred by the Bank, based upon various assumptions as to economic and other conditions. As such, the allowance for loan losses does not represent the amount of such losses that could be incurred under adverse conditions that management does not consider to be the most likely to arise. In addition, management's classification of assets and evaluation of the adequacy of the allowance for loan losses is an ongoing process. Consequently, there can be no assurance that material additions to the Bank's allowance for loan losses will not be required in the future, thereby adversely affecting earnings and the Bank's ability to maintain or build capital. While management believes that the current allowance is adequate to absorb the known and inherent risks in the loan portfolio, no assurances can be given that the allowance is adequate or that economic conditions which may adversely affect the Bank's market area or other circumstances will not result in future loan losses, which may not be covered completely by the current allowance or may require an increased provision which could have an adverse effect on the Bank's financial condition and results of operations. Significant additional loan and real estate loss provisions may negatively impact the Bank's future results of operations and levels of regulatory capital.

  The following table sets forth Fidelity's allowance for estimated loan losses broken out by GVA and specific reserves for loan or REO at the dates indicated:

                               DECEMBER 31, 1995                     DECEMBER 31, 1994
                    ----------------------------------      ---------------------------------
                        LOANS         REO      TOTAL         LOANS         REO        TOTAL
                    -------------   -------   --------      --------     -------     --------
                                              (DOLLARS IN THOUSANDS)
GVA.................     $   8,921(1) $  2,300   $ 51,221    $ 50,482    $     --    $ 50,482
Specific reserves...        40,514       1,192     41,706      16,720       2,318      19,038
                         ---------    --------   --------    --------    --------    --------
                         $  89,435    $  3,492   $ 92,927    $ 67,202    $  2,318    $ 69,520
                         =========    ========   ========    ========    ========    ========

(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.

  Upon analysis of the adverse impact on market values of properties by recent bulk divestitures of properties by the Resolution Trust Corporation (the "RTC") and others in the areas where the Bank has REO properties, and in connection with the Bank's adoption of Accelerated Asset Resolution Plan, the Bank allocated $2.3 million from loan GVA to REO GVA at December 31, 1995.

  The following table summarizes the activity in the allowance for estimated loan and REO losses for the periods indicated:


                                                    YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                    1995          1994         1993        1992         1991
                                 ----------    ---------    ---------    ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Balance at beginning of
 period.....................     $   69,520    $ 101,547    $  80,727    $  52,374    $  16,552
  Provision for estimated
    loan and REO losses.....         73,090(1)    74,327       95,300       69,000       58,405
  Charge-offs...............        (52,636)     (72,505)     (79,444)     (41,176)     (25,567)
  GVA charged off on bulk
    sale assets.............             --      (38,391)          --           --           --
  Recoveries and other......          2,953        4,542        4,964          529        2,984
                                 ----------    ---------    ---------    ---------    ---------
Balance at end of period....     $   92,927    $  69,520    $ 101,547    $  80,727    $  52,374
                                 ==========    =========    =========    =========    =========

------------
(1) Included in the provision for estimated loan losses for 1995 is the $45 million loan portfolio charge associated with the Accelerated Asset Resolution Plan.


  The following table presents loan and REO charge-offs by property type for the periods indicated:


                                        YEAR ENDED DECEMBER 31,
                               ------------------------------------------
                                1995     1994     1993     1992     1991
                               ------   ------   ------   ------   ------
                                           (DOLLARS IN MILLIONS)
Single family...............    $ 2.7    $ 4.1    $ 3.5    $ 1.7    $ 0.1
Multifamily loans:
  2 to 4 units..............      5.2      8.6      5.0      2.2       --
  5 to 36 units.............     33.9     39.1     44.0     12.4      5.6
  37 units and over.........      8.2     16.3     21.8     13.2       --
                                -----    -----    -----    -----    -----
     Total multifamily......     47.3     64.0     70.8     27.8      5.6
Commercial and industrial...      2.6      4.4      5.1     11.7     19.9
                                -----    -----    -----    -----    -----
     Total charge-offs......    $52.6    $72.5    $79.4    $41.2    $25.6
                                =====    =====    =====    =====    =====

  The following table presents loan and REO recoveries by property type and net charge-offs for the periods indicated:


                                                      YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------
                                           1995      1994      1993      1992      1991
                                          -------   -------   -------   -------   -------
                                                      (DOLLARS IN MILLIONS)
Single family..........................    $ 0.1     $ 0.1     $ 0.4     $  --      $0.5
Multifamily loans:
  2 to 4 units.........................      0.1       0.2        --        --        --
  5 to 36 units........................      1.8       3.2       3.3       0.2        --
  37 units and over....................      0.8       0.7       0.9        --       2.4
                                           -----     -----     -----     -----     -----
     Total multifamily.................      2.7       4.1       4.2       0.2       2.4
Commercial and industrial..............      0.2       0.3       0.4       0.3       0.1
                                           -----     -----     -----     -----     -----
     Total recoveries..................    $ 3.0     $ 4.5     $ 5.0     $ 0.5     $ 3.0
                                           =====     =====     =====     =====     =====
Total charge-offs, net of recoveries...    $49.6     $68.0     $74.4     $40.7     $22.6
                                           =====     =====     =====     =====     =====
Ratio of net charge-offs during the
 period to average loans
 outstanding...........................      1.6%      1.9%      1.9%      0.9%      0.4%
                                           =====     =====     =====     =====     =====

  The following tables present loan and REO charge-offs by property type and year of loan origination for the periods indicated:

                                                                        YEAR OF ORIGINATION
                                ------------------------------------------------------------------------------------------------
                                                                                                                         1986
                                                                                                                          AND
YEAR ENDED DECEMBER 31, 1995       TOTAL     1994     1993     1992      1991      1990      1989      1988      1987    PRIOR
----------------------------      -------    -----    -----    -----    ------    ------    ------    ------    ------    -----
                                                                       (DOLLARS IN MILLIONS)
 Single family..................   $   2.7    $  --    $ 0.2    $ 0.1    $  0.2    $  0.5    $  1.3    $  0.2    $  0.2    $  --
 Multifamily:
  2 to 4 units..................       5.2       --       --      0.1        --       3.1       1.1       0.9        --       --
  5 to 36 units.................      33.9       --       --      0.6       6.4      11.3       4.0       5.3       5.2      1.1
  37 units and over.............       8.2       --       --       --        --       0.9       2.5       1.1       2.6      1.1
                                   -------    -----    -----    -----    ------    ------    ------    ------    ------    -----
    Total multifamily...........      47.3       --       --      0.7       6.4      15.3       7.6       7.3       7.8      2.2
 Commercial and industrial......       2.6       --       --       --        --        --       1.1        --        --      1.5
                                   -------    -----    -----    -----    ------    ------    ------    ------    ------    -----
 Total charge-offs..............   $  52.6    $  --    $ 0.2    $ 0.8    $  6.6    $ 15.8    $ 10.0    $  7.5    $  8.0    $ 3.7
                                   =======    =====    =====    =====    ======    ======    ======    ======    ======    =====
 Percent of total charge-offs...     100.0%      --%     0.4%     1.5%     12.5%     30.1%     19.0%     14.3%     15.2%     7.0%
                                   =======    =====    =====    =====    ======    ======    ======    ======     =====    =====

                                                                        YEAR OF ORIGINATION
                                ----------------------------------------------------------------------------------------
                                                                                                                   1986
                                                                                                                   AND
YEAR ENDED DECEMBER 31, 1994        TOTAL     1993     1992     1991       1990      1989      1988      1987     PRIOR
----------------------------       -------    -----    -----    -----     ------    ------    ------    ------    -----
                                                                       (DOLLARS IN MILLIONS)
 Single family..................   $   4.1     $  --    $ 0.2    $  0.2    $ 2.3    $  0.8    $  0.2    $  0.2    $ 0.2
 Multifamily:
  2 to 4 units..................       8.6        --       --       0.2      5.9       2.1       0.3        --      0.1
  5 to 36 units.................      39.1       0.4      0.1       3.9     20.4       5.9       6.0       1.3      1.1
  37 units and over.............      16.3        --       --       0.8      2.6       5.5       4.4       0.4      2.6
                                   -------     -----    -----     -----    -----    ------    ------    ------   ------
    Total multifamily...........      64.0       0.4      0.1       4.9     28.9      13.5      10.7       1.7      3.8
 Commercial and industrial......       4.4        --       --        --       --        --       2.9        --      1.5
                                   -------     -----    -----     -----   ------    ------    ------    ------   ------
 Total charge-offs..............   $  72.5     $ 0.4    $ 0.3     $ 5.1   $ 31.2    $ 14.3    $ 13.8    $  1.9    $ 5.5
                                   =======     =====    =====     =====   ======    ======    ======    ======   ======
 Percent of total charge-offs...     100.0%      0.6%     0.4%      7.1%    42.9%     19.8%     19.0%      2.6%     7.6%
                                   =======     =====    =====     =====   ======    ======    ======    ======   ======


                                                               YEAR OF ORIGINATION
                                 -----------------------------------------------------------------------------
                                                                                                         1986
                                                                                                          AND
YEAR ENDED DECEMBER 31, 1993        TOTAL       1992     1991      1990      1989      1988     1987     PRIOR
---------------------------------   -------    -----    -----    ------    ------    ------    -----     -----
                                                              (DOLLARS IN MILLIONS)
Single family....................   $   3.5    $  --    $ 0.3    $  2.1    $  0.8    $  0.3    $  --    $  --
Multifamily:
 2 to 4 units....................       5.0       --      0.1       3.6       0.8       0.4      0.1       --
 5 to 36 units...................      44.0      0.1      6.0      21.7       7.4       4.5      2.6      1.7
 37 units and over...............      21.8       --      0.8       9.1       0.9       5.0      2.3      3.7
                                    -------    -----    -----    ------    ------    ------    -----    -----
  Total multifamily..............      70.8      0.1      6.9      34.4       9.1       9.9      5.0      5.4
Commercial and industrial........       5.1       --       --        --       0.5       1.1      1.5      2.0
                                    -------    -----    -----    ------    ------    ------    -----    -----
  Total charge-offs..............   $  79.4    $ 0.1    $ 7.2    $ 36.5    $ 10.4    $ 11.3    $ 6.5    $ 7.4
                                    =======    =====    =====    ======    ======    ======    =====    =====
  Percent of total charge-offs...     100.0%     0.1%     9.1%     46.0%     13.1%     14.2%     8.2%     9.3%
                                    =======    =====    =====    ======    ======    ======    =====    =====

  The following tables present Fidelity's gross mortgage loan portfolio as of the dates indicated by property type and year of origination (amounts are gross of reserves and net of writedowns):

                                                                     DECEMBER 31, 1995
                               ---------------------------------------------------------------------------------------------------
                                                                             YEAR OF ORIGINATION
                                           ---------------------------------------------------------------------------------------
                                                                                                                             1986
                                                                                                                              AND
                                TOTAL      1995    1994     1993      1992     1991     1990      1989      1988     1987    PRIOR
                               ------      ----    -----    -----     ----     ----     ----      ----      ----     ----    -----
                                                                         (DOLLARS IN MILLIONS)
 Single family.............    $  594.0    $ 0.3   $177.3   $ 66.3    $ 33.8    $ 14.4   $ 59.3    $ 44.6   $ 75.9  $ 48.6  $ 73.5
 Multifamily:
  2 to 4 units.............       345.9       --     16.5     24.1      13.2      20.7     78.7      62.7     74.4    25.7    29.9
  5 to 36 units............     1,521.1      4.8     64.3     85.6     106.7     167.7    367.6     173.1    208.9   128.6   213.8
  37 units and over........       329.9      3.2     59.4     12.7      15.0       4.7     32.5      57.7     38.7    54.9    51.1
                               --------    -----   ------   ------    ------    ------   ------    ------   ------  ------  ------
   Total
   multifamily.............     2,196.9      8.0    140.2    122.4     134.9     193.1    478.8     293.5    322.0   209.2   294.8
 Commercial and
   industrial..............       237.4      6.5      5.5      1.3       0.6       1.7     11.7      37.5     51.3    21.0   100.3
                               --------    -----   ------   ------    ------    ------   ------    ------   ------  ------  ------
     Gross mortgage
       loans...............    $3,028.3    $14.8   $323.0   $190.0    $169.3    $209.2   $549.8    $375.6   $449.2  $278.8  $468.6
                               ========    =====   ======   ======    ======    ======   ======    ======   ======  ======  ======
Loans by year of
   origination to total....       100.0%     0.5%    10.7%     6.3%      5.6%      6.9%    18.1%     12.4%    14.8%    9.5%   15.5%
Net delinquencies by year      ========    =====   ======   ======    ======    ======   ======    ======   ======  ======  ======

 of origination............         2.4%      --%     0.5%     1.0%      0.8%      4.6%     2.3%      2.2%     1.8%    1.4%    5.3%
                               ========    =====   ======   ======    ======    ======   ======    ======   ======  ======  ======
Charge-offs by year
 of origination............         1.7%      --%      --%     0.1%      0.5%      3.2%     2.9%      2.6%     1.7%    2.9%    0.8%
                               ========    =====   ======   ======    ======    ======   ======    ======   ======  ======  ======


                                                                      DECEMBER 31, 1994
                                   ----------------------------------------------------------------------------------------
                                                                               YEAR OF ORIGINATION
                                             ------------------------------------------------------------------------------
                                                                                                                     1986
                                                                                                                      AND
                                   TOTAL     1994       1993      1992     1991    1990    1989     1988     1987    PRIOR
                                   -----     ----       ----      ----     ----    ----    ----     ----     ----    -----
                                                                     (DOLLARS IN MILLIONS)
Single family................     $  755.2   $271.1    $ 88.7   $ 42.2   $ 17.1  $ 66.7  $ 49.2    $ 82.4   $ 53.4   $ 84.4
Multifamily:
 2 to 4 units................        394.0     32.0      32.2     14.3     21.1    87.8    67.6      80.0     26.9     32.1
 5 to 36 units...............      1,612.9     65.9      88.7    110.9    181.2   394.1   184.4     225.2    136.3    226.2
 37 units and over...........        345.3     64.4      12.8     15.1      4.7    32.8    62.0      40.9     59.8     52.8
                                  --------   ------    ------   ------   ------  ------  ------    ------   ------   ------
  Total multifamily..........      2,352.2    162.3     133.7    140.3    207.0   514.7   314.0     346.1    223.0    311.1
 Commercial and industrial...        250.3      5.6       1.3      0.6      1.7    12.0    38.8      54.6     21.9    113.8
                                  --------   ------    ------   ------   ------  ------  ------    ------   ------   ------
   Gross mortgage loans......     $3,357.7   $439.0    $223.7   $183.1   $225.8  $593.4  $402.0    $483.1   $298.3   $509.3
                                  ========   ======    ======   ======   ======  ======  ======    ======   ======   ======
Loans by year of origination
  to total...................        100.0%    13.1%     6.7%      5.5%     6.7%   17.7%   12.0%     14.3%     8.9%    15.1%
                                  ========   ======    ======   ======   ======  ======  ======    ======   ======   ======
Delinquencies by year of
 origination to total loans..          3.6%     0.1%      0.5%     2.2%     7.1%    4.5%    3.8%      2.6%     2.9%     6.7%
                                  ========   ======    ======   ======   ======  ======  ======    ======   ======   ======
Charge-offs by year
 of origination..............          2.2%      --%      0.2%     0.2%     2.3%    5.3%    3.6%      2.9%     0.6%     1.1%
                                  ========   ======    ======   ======   ======  ======  ======    ======   ======   ======


   Prior to 1986, Fidelity had primarily originated single family loans. At December 31, 1985, 58% of the Bank's loan portfolio was secured by single family and multifamily residential properties containing 2 to 4 units, 23% was secured by residential properties of 5 or more units and 19% was secured by commercial and other property. Beginning in 1986, Fidelity focused on multifamily lending due to the economies of scale it could achieve on larger balance loans. Of $0.9 billion in total originations in 1986, 64% were secured by multifamily properties of 5 units or more. From 1987 through 1991, which were Fidelity's peak lending volume years, originations totaled $1.3 billion, $1.5 billion, $0.9 billion, $1.2 billion and $0.5 billion, respectively. Of these years' total originations, approximately 47% were multifamily (5 units or more) loans. As a result of the decline in the Southern California economy and real estate market since 1991, the Bank experienced significant loan and real estate losses, high levels of NPAs and increased levels of REOs with respect to its loans on multifamily properties of 5 units or more. During 1993, 1994 and 1995, the Bank reserved and/or charged off amounts corresponding to these peak origination years totaling $16.4 million for loans originated in 1987, $32.6 million for 1988, $34.7 million for 1989, $83.5 million for 1990 and $18.9 million for 1991, for a total of $186.1 million. Losses on multifamily loans (5 units or more) comprised $150.8 million, or 81.0%, of this total. Continued downward pressure on the economy and real estate market could lead to additional losses in this portfolio and adversely affect the Bank's performance and loan and real estate portfolios.

  The high level of provisions for loss and charge-offs during 1993, 1994 and 1995 was primarily due to depressed economic conditions for real estate in Southern California. If these depressed economic conditions continue, it is likely that additional charge-offs and reserves will be required and if future declines in the Southern California economy are substantial, it is likely that the future corresponding charge-offs and reserves will also be significant.

FORECLOSURE POLICIES

  The Bank typically initiates foreclosure proceedings between 30 and 90 days after a borrower defaults on a loan. The proceedings take at least four months before the collateral for the loan can be sold at "foreclosure" auction, and this period can be extended under certain circumstances, such as, if the borrower files bankruptcy or if the Bank enters into negotiations with the borrower to restructure the loan. In California, foreclosure proceedings almost always take the form of a nonjudicial foreclosure, upon the completion of which the lender is left without recourse against the borrower for any deficiency or shortfall from the difference between the value of the collateral and the amount of the loan, and in most cases the Bank obtains title to the property. In some cases, while the foreclosure proceedings are under way, the borrower requests forbearance from foreclosure in order to have more time to cure the default or restructure the loan. The Bank agrees to restructure when it determines that the loan, as modified, is likely to result in a greater ultimate recovery than taking title to the property. Among the factors the Bank considers in restructuring a loan is the extent to which the borrower pays down the loan, furnishes more collateral or makes a further investment in the property by way of repairs or refurbishment, and demonstrates an awareness and ability to manage the property according to a reasonable operating plan.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

  Real estate acquired in settlement of loans results when property collateralizing a loan is foreclosed upon or otherwise acquired in satisfaction of the loan and the Bank takes title to the property. The Bank experiences foreclosures as part of the normal process of real estate lending. Prior to January 1, 1994, certain loans were also included in REO when they exhibited characteristics more closely associated with the risk of real estate ownership than with loans. These loans were designated as ISF if they met the following criteria: (a) the borrower currently has little or no equity at fair market value in the underlying collateral, (b) the only source of repayment is the property securing the loan and (c) the borrower has abandoned the property or will not be able to rebuild equity in the foreseeable future.

  As a result of the adoption of SFAS No. 114, beginning January 1, 1994, loans that meet the criteria for ISF designation are no longer reported as REO, although they continue to be valued based on the fair value of the collateral and generally continue to be included in NPAs.

  The following table presents Fidelity's net REO, including ISFs (prior to 1994), by property type at the dates indicated:

                                                         DECEMBER 31,
                                ---------------------------------------------------------
                                   1995       1994       1993         1992        1991
                                ---------   --------   ----------   ----------   --------
                                                    (DOLLARS IN THOUSANDS)
    Single family...............   $  2,952     $   930    $  6,942    $   7,014     $ 3,032
    Multifamily:
     2 to 4 units...............      2,598         198      10,345        4,129         695
     5 to 36 units..............      8,421       4,884      41,177       32,535       8,674
     37 units and over..........         --       1,041      47,565       40,924      15,040
                                   --------     -------    --------    ---------     -------
        Total multifamily.......     11,019       6,123      99,087       77,588      24,409
    Commercial and industrial...      7,850       7,062      44,559       51,381      28,302
  REO GVA.......................     (2,300)         --      (8,442)     (13,619)         --
                                   --------     -------    --------    ---------     -------
     Total net REO (1)(2).......   $ 19,521     $14,115    $142,146    $ 122,364     $55,743
                                   ========     =======    ========    =========     =======
  Total ISFs included above.....   $     --     $    --    $ 28,362    $  47,324     $25,490
                                   ========     =======    ========    =========     =======

--------------
(1) Foreclosed real estate is shown net of first trust deed loans to others, where applicable.
(2) The Bulk Sales in the third and fourth quarters of 1994 contributed to the significant decrease in REO.

  The following table presents the Bank's real estate acquired in settlement of loans by location and property type at December 31, 1995.

                                                                                  COMMERCIAL AND
                                                      MULTIFAMILY                   INDUSTRIAL
                                              ============================   =========================
                                    SINGLE    2 TO 4    5 TO 36   37 UNITS    OFFICE
                                    FAMILY     UNITS     UNITS    AND OVER   BUILDING       OTHER         TOTAL
                                    -------   -------   -------   --------   --------   --------------   --------
                                                               (DOLLARS IN THOUSANDS)
California:
 Southern California Counties:
  Los Angeles....................    $1,401    $  292    $6,454   $     --     $   --           $2,237    $10,384
  Orange.........................       275     1,202       925         --         --              670      3,072
  San Diego......................       829       328        --         --         --               --      1,157
  San Bernardino.................        79       421       738         --         --              416      1,654
  Riverside......................       186       355       304         --         --            2,447      3,292
                                     ------    ------    ------   --------   --------           ------    -------
                                      2,770     2,598     8,421         --         --            5,770     19,559
 Northern California Counties:
  Santa Clara....................       182        --        --         --      2,080               --      2,262
                                     ------    ------    ------   --------   --------           ------    -------
Total California.................    $2,952    $2,598    $8,421   $     --     $2,080           $5,770    $21,821
                                     ======    ======    ======   ========   ========           ======    =======


  In the current market, the Bank rarely sells REO for a price equal to or greater than the gross loan balance, and the losses suffered are impacted by the market factors discussed elsewhere in this document. REO is recorded at acquisition at the lower of the recorded investment in the subject loan or the fair market value of the assets received. The fair market value of the assets received is based upon a current appraisal adjusted for estimated carrying, rehabilitation and selling costs. Income-producing properties acquired by the Bank through foreclosure are managed by third party contract managers, under the supervision of Bank personnel.

  During 1995, the Bank sold 210 REO properties with a net book value of $47.9 million for net sales proceeds of $43.0 million. The Bank made 18 loans in connection with the sales of these REO properties for a total of $9.0 million during the year. Of these, one loan in the amount of $1.0 million contained terms favorable to the borrower that were not available to borrowers for the purchase of non-REO property.

  During 1994, excluding the Bulk Sales, the Bank sold 108 REO properties with a net book value of $33.5 million for net sales proceeds of $3l.3 million. During 1993, the Bank sold 210 properties with a net book value of $138.5 million for net sales proceeds of $83.5 million. The Bank made 42 loans in connection with non-Bulk Sales of REO for a total of $13.2 million during 1994. Of these, four loans in the amount of $2.2 million contained terms favorable to the borrower that were not available to borrowers for the purchase of non-REO property. The comparable data for 1993 was 107 loans for with a net book value of $51.6 million, of which $10.9 million contained favorable terms.

  During 1995, the Bank foreclosed on 270 properties with gross book values of $92.7 million. The average gross book value per asset foreclosed in 1995 was $0.3 million. During 1994 and 1993, the Bank foreclosed on 232 and 282 assets with gross book values of $102.3 million and $204.7 million, respectively. The average gross book value per asset foreclosed in 1994 was $0.4 million compared to $0.7 million in 1993.

BULK SALES

  During 1994, the Bank completed Bulk Sales of $563.3 million of NPAs and other problem assets. The table below presents the composition of the gross book value of assets sold.

                                        PERFORMING   NONACCRUAL
                                          LOANS        LOANS        TDRS        REO        TOTAL
                                        ----------   ----------   --------   ---------   ---------
                                                          (DOLLARS IN THOUSANDS)
  Single family residences...........     $  2,766     $ 14,413   $     --    $ 10,856    $ 28,035
  Multifamily:
     2 to 4 units....................        2,947       15,030      1,209      14,081      33,267
     5 units and over................      138,869       75,725     24,484     146,764     385,842
  Commercial and other real estate...       26,612       39,377         --      50,142     116,131
                                          --------     --------    -------    --------    --------
                                          $171,194     $144,545    $25,693    $221,843    $563,275
                                          ========     ========    =======    ========    ========

  At the date of sale, specific reserves and writedowns of $116.4 million were associated with these assets. Net proceeds from the sales were $354.9 million.

  The Bulk Sale agreements included certain representations and warranties relating to the assets transferred. For a period of time ranging from 60 to 180 days after the related closings, the purchasers of the assets under the Bulk Sale agreements had the right to require Fidelity, at Fidelity's option, either to repurchase Bulk Sale assets as to which representations and warranties were asserted to be inaccurate or to cure such breach. The repurchase price for each Bulk Sale asset repurchased is equal to the allocated purchase price paid plus amounts expended by the purchaser post-closing, minus amounts received by the purchasers post-closing with respect to such asset.

  The Bank has received approximately $18.3 million in claims from one Bulk Sale purchaser, of which $3.9 million relate to claims of environmental or structural defects. Under the stockholders' agreement entered into between the Bank and Citadel in connection with the 1994 Restructuring and Recapitalization, Citadel must reimburse the Bank in an amount not to exceed $4 million for certain losses incurred by the Bank in either repurchasing Bulk Sale assets in the event of breached environmental or structural representations and warranties or curing such breaches. The $3.9 million of claims made with respect to environmental or structural defects are subject to a cure threshold resulting in net claims of approximately $2.7 million. Citadel has been notified of these claims, but Citadel's obligation to reimburse Fidelity only arises upon the actual expenditure of funds by Fidelity with respect to such claims. While the Bank does not anticipate any difficulty in collecting reimbursement for such claims from Citadel when and if such claims become payable, there can be no assurance that Citadel will have sufficient liquid assets to satisfy its reimbursement obligations.

  The remaining $14.4 million of claims were received within the 180-day period for filing claims of breach of general representations and warranties and are not subject to reimbursement by Citadel. The same purchaser has also made a general claim, in an unspecified amount, of misrepresentation and concealment of material facts. The Bank has evaluated the merits of these claims and believes that such claims are without merit.

  An adverse outcome with respect to these claims could have a material adverse effect on the Bank's financial condition, results of operations and regulatory capital levels.

TREASURY ACTIVITIES

 Investments

  At December 31, 1995, the Bank maintained an available-for-sale portfolio to provide a source of liquid earning assets to meet funding and other requirements.

  As a consequence of concerns regarding the Bank's ability to maintain minimum regulatory capital levels to remain adequately capitalized, the Bank reclassified all held-to-maturity investment securities and MBS to its available-for-sale portfolio in the second quarter 1995. Subsequent to their reclassification, certain available-for-sale securities were sold within the quarter to maintain the Bank's regulatory capital status. If the Bank seeks to establish a held-to-maturity investment portfolio in future periods, it may be precluded from doing so for a period of time.

  Fidelity is required by federal regulations to maintain a minimum level of liquid assets which may be invested in certain government and other specified securities. See "--Regulation and Supervision--Required Liquidity." Investment decisions are made within guidelines approved by Fidelity's Board of Directors. Investment portfolios are managed in an effort to maximize yields while consistent with maintaining safety of principal and compliance with applicable regulations.

  The Bank's securities portfolio consisted of the following at the dates indicated:

                                                               DECEMBER 31,
                                =======================================================================
                                         1995                   1994                    1993
                                ---------------------   ---------------------   -----------------------
                                             WEIGHTED              WEIGHTED                 WEIGHTED
                                   AMOUNT     YIELD      AMOUNT      YIELD       AMOUNT       YIELD
                                 ---------  ---------   ---------  ---------    ---------    ---------
                                                          (DOLLARS IN THOUSANDS)
Federal funds sold..............   $     --       --%    $     --         --%    $ 60,000       3.00%
                                   --------              --------                --------
Investment securities:
 Available for sale:
  U.S. Government and agency
   obligations..................     87,184     4.66       24,158       6.91       87,385       4.59
  Other investments.............      7,471     5.54           --         --       10,676       5.07
                                   --------               -------                --------
                                     94,655     4.70       24,158       6.91       98,061       4.65
                                   --------               -------                --------
 Held to maturity:
  U.S. Government and agency
   obligations..................         --       --      116,313       5.19           --         --
  Commercial paper..............         --       --           --         --           --         --
  Other investments.............         --       --        8,920       5.26           --         --
                                   --------               -------                --------
                                         --       --      125,233       5.20           --         --
                                   --------              --------                --------
  Total investment securities...     94,655     4.70      149,391       5.46       98,061       4.65
                                   --------              --------                --------
Mortgage-backed securities:
 Available for sale:
  FHLMC.........................      3,038     5.51       10,270       6.47       34,184       5.13
  FNMA..........................         91     2.72        4,051       3.92       14,853       4.67
  Participation certificates....     28,604     7.01       31,707       5.80       38,223       5.87
  CMOs..........................         --       --           --         --        3,848       4.39
                                   --------               -------                --------
  Total mortgage-backed
   securities...................     31,733     6.85       46,028       5.62       91,108       5.33
                                   --------               -------                --------
FHLB and FRB stock..............     49,425     5.00       47,017       5.00       52,151       3.20
                                   --------              --------                --------
                                   $175,813     5.18     $242,436       5.40     $301,320       4.27
                                   ========              ========                ========

  The following table summarizes the maturity and weighted average yield of the Bank's investment securities at December 31, 1995.

                                                                                           MATURES IN
                                                     ----------------------------------------------------------------------------
                                                                             1997 THROUGH         2001 THROUGH      2006 AND
                                       TOTAL               1996                 2000                 2005          THEREAFTER
                                ------------------   ------------------   ------------------  ----------------   ----------------
                                          WEIGHTED             WEIGHTED             WEIGHTED          WEIGHTED           WEIGHTED
                                AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD    AMOUNT   YIELD     AMOUNT   YIELD
                                ------    --------   ------    --------   --------  --------  ------  --------   -------   --------
                                                               (DOLLARS IN THOUSANDS)
Investment securities:
 Available for sale:
  U.S. Government and
   agency obligations........   $ 87,184    4.66%    $22,865     4.42%     $64,319     4.75%  $   --      --%    $    --      --%
  Other investments..........      7,471    5.54       2,522     5.11        4,949     5.77       --      --          --      --
                                --------             -------               -------            ------             -------
                                  94,655    4.70      25,387     4.48       69,268     4.81       --      --          --      --
Mortgage-backed securities
  available for sale.........     31,733    6.85          --       --           91     2.72       --      --      31,642    6.87
FHLB Stock...................     49,425    5.00      49,425     5.00           --       --       --      --          --      --
                                --------             -------               -------            ------             -------
                                $175,813    5.18     $74,812     4.82      $69,359     4.81   $   --      --     $31,642
                                ========             =======               =======            ======             =======

SOURCES OF FUNDS

  The Bank derives funds from deposits, FHLB advances, securities sold under agreements to repurchase, and other short-term and long-term borrowings. In addition, funds are generated from loan payments and payoffs as well as from the sale of loans and investments.

 Deposits

  The largest source of funds for the Bank is deposits. Customer deposits are insured by the FDIC to the maximum amount permitted by law up to $100,000 per account. The Bank has several types of deposit accounts designed to attract both short-term and long-term deposits. The following table sets forth the weighted average interest rates paid by the Bank and the amounts of deposits held by the Bank at the dates indicated:

                                   WEIGHTED AVERAGE RATES AT                   DEPOSITS AT
                                          DECEMBER 31,                        DECEMBER 31,
                               -------------------------------   ---------------------------------------
                                    1995      1994      1993        1995          1994          1993
                                  --------   -------   -------   -----------   -----------   -----------
                                                                         (DOLLARS IN THOUSANDS)
Checking-no minimum term:
 NOW...........................       1.3%      1.1%      1.0%    $  232,554    $  251,224    $  263,192
 Money market checking.........       2.8       2.8       1.8          3,363         7,076        50,840
 Noninterest bearing...........        --        --        --         73,148        68,111        52,936
Savings-no minimum term:
 Passbook......................       2.0       2.0       2.0         62,934        70,564        82,168
 Money market savings..........       3.1       3.1       2.4         93,901       135,595       280,495
Certificate accounts:
 Original term:
  Less than 3 months...........       3.3       3.2       2.8          7,053        14,754       118,697
  3 months to 5 months.........       4.3       3.4       3.4         29,258        60,880       601,419
  6 months to 11 months (1)....       4.9       3.6       3.3        271,951       384,013       740,741
  12 months to 23 months (1)...       5.6       4.9       4.2      1,464,757     1,295,473       601,382
  24 months to 59 months.......       5.5       4.7       5.3        142,454       174,019       228,194
  60 months and over...........       6.7       6.8       6.9        219,496       235,563       348,600
                                                                  ----------    ----------    ----------
Total certificate accounts.....       5.6       4.8       4.2      2,134,969     2,164,702     2,639,033
                                                                  ----------    ----------    ----------
    Total deposits.............       4.9%      4.2%      3.6%    $2,600,869    $2,697,272    $3,368,664
                                                                  ==========    ==========    ==========

-------------
(1) Included in the above balances at December 31, 1995, 1994, and 1993 are $771.5 million, $1,051.8 million, and $642.2 million, respectively, of certain accounts with product features including withdrawal and deposit options without penalty.


    The following tables provide additional deposit information by remaining maturity at December 31, 1995.

                                                           OVER 3       OVER 6      OVER 12      OVER 24
                                                           MONTHS       MONTHS       MONTHS       MONTHS
                                             WITHIN      BUT WITHIN   BUT WITHIN   BUT WITHIN   BUT WITHIN   OVER 36
                                            3 MONTHS      6 MONTHS    12 MONTHS    24 MONTHS    36 MONTHS     MONTHS       TOTAL
                                           -----------   ----------   ----------   ----------   ----------   --------   -----------
                                                                            (DOLLARS IN THOUSANDS)
Type of account,
 weighted-average interest rate:
 Passbook, 2.00%........................   $    62,934   $       --    $      --    $      --    $      --    $    --   $    62,934
 Checking and money market checking,           309,065           --           --           --           --         --       309,065
  1.01%.................................
 Money market passbook, 3.05%...........        93,901           --           --           --           --         --        93,901
 Certificate accounts:
  Under 3.00%...........................         5,924          209          355          246           13         52         6,799
  3.01--4.00%...........................        49,417       14,775          200           --           --        104        64,496
  4.01--5.00%...........................       149,872       60,229       84,029        5,031        1,220      3,782       304,163
  5.01--6.00%...........................       176,637      215,028      424,006       55,316       21,061      7,971       900,019
  6.01--7.00%...........................       569,302       32,452       41,499      122,595        2,501      2,898       771,247
  7.01--8.00%...........................         6,735       19,880       32,974        7,711          413      8,454        76,167
  Over 8.01%............................           216           --           --       11,503          158        201        12,078
                                            ----------     --------     --------     --------      -------    -------    ----------
   Total deposits.......................    $1,424,003     $342,573     $583,063     $202,402      $25,366    $23,462    $2,600,869
                                            ==========     ========     ========     ========      =======    =======    ==========

  Certificates of deposit of $100,000 or more totaled $528.3 million and represented 20.3% of all deposits at December 31, 1995 and $434.6 million and represented 16.1% of all deposits at December 31, 1994. Fidelity intends to continue to use such certificates of deposits as a source of funds to manage its liquidity.

  The following table summarizes certificates of deposits of $100,000 or more by remaining maturity and weighted average rate at December 31, 1995.

                                                                           WEIGHTED
                                                        PERCENT OF TOTAL   AVERAGE
REMAINING TERM TO MATURITY (IN MONTHS)       AMOUNT         DEPOSITS         RATE
----------------------------------------   ---------   -----------------   ---------
                                                     (DOLLARS IN THOUSANDS)

  Within three..........................    $291,835        11.2%           5.90%
  Over three but within six.............      67,619         2.6            5.60
  Over six but within twelve............     108,913         4.2            5.58
  Over twelve...........................      59,953         2.3            6.46
                                            --------        ----
                                            $528,320        20.3%           5.86
                                            ========        ====

  The distribution of certificate accounts by date of maturity is an important indicator of the relative stability of a major source of lendable funds. Longer term certificate accounts generally provide greater stability as a source of lendable funds, but currently entail greater interest costs than passbook accounts. The following tables summarize certificate accounts by maturity, as a percentage of total deposits and weighted average rate at December 31, 1995:

                                                  DECEMBER 31, 1995
                                     ==========================================
                                                                       WEIGHTED
                                                   PERCENT OF TOTAL    AVERAGE
    MATURES IN QUARTER ENDED:          AMOUNT          DEPOSITS          RATE
    ------------------------         -----------   ----------------    --------
                                                 (DOLLARS IN THOUSANDS)
    March 31, 1996............        $  958,103          36.8%          5.63%
    June 30, 1996.............           342,573          13.2           5.41
    September 30, 1996........           320,554          12.4           5.41
    December 31, 1996.........           262,509          10.2           5.40
    March 31, 1997............            72,106           2.8           6.29
    June 30, 1997.............            86,416           3.3           6.64
    September 30, 1997........            30,365           1.2           6.08
    December 31, 1997.........            13,515           0.5           5.60
    March 31, 1998............             5,258           0.2           6.01
    June 30, 1998.............             6,343           0.2           5.67
    September 30, 1998........             8,542           0.3           5.44
    December 31, 1998.........             5,223           0.2           5.27
    After December 31, 1998...            23,462           0.9           6.38
                                      ----------          ----
                                      $2,134,969          82.2%          5.61
                                      ==========          ====

  The Bank has also utilized brokered deposits as a short-term means of funding. These deposits are obtained or placed by or through a deposit broker and are subject to certain regulatory limitations. Should the Bank become undercapitalized, it would be prohibited from accepting, renewing or rolling over deposits obtained through a deposit broker. The Bank accepted brokered deposits pursuant to a waiver obtained from the FDIC, which waiver expired in October 1994. The Bank is currently eligible to accept brokered deposits; however, at December 31, 1995, no brokered deposits were outstanding. The Bank may, from time to time, accept, renew and rollover brokered deposits for short term funding needs in accordance with applicable regulatory requirements. See "--Regulation and Supervision--Mandatory Sanctions Tied to Prompt Corrective Action Capital Categories." The following table summarizes the Bank's outstanding balance of brokered deposits at the dates indicated:

                                           PERCENT OF        WEIGHTED
               DECEMBER 31,     AMOUNT    TOTAL DEPOSITS    AVERAGE RATE
               ------------     ------    ---------------   -------------
                                   (DOLLARS IN THOUSANDS)
                 1995.........  $    --            --%             --%
                 1994.........       99            --            4.75
                 1993.........   92,196          2.74            3.25


 Borrowings

  The Bank utilizes FHLB advances as a source of funds for operations. The FHLB System functions as a source of credit to financial institutions which are members of a Federal Home Loan Bank. See "--Regulation and Supervision--Federal Home Loan Bank System." Fidelity may apply for advances from the FHLB secured by the capital stock of the FHLB owned by Fidelity and certain of Fidelity's mortgages and other assets (principally obligations issued or guaranteed by the United States Government or agencies thereof). Advances can be requested for any business purpose in which Fidelity is authorized to engage, except that advances with a term greater than 5 years can be granted only for the purpose of providing funds for residential housing finance. In granting advances, the FHLB considers a member's creditworthiness and other relevant factors. FHLB advances to Fidelity totaled $292.7 million and $332.7 million at December 31, 1995 and 1994, respectively. Fidelity's available FHLB line of credit is based primarily on a portion of Fidelity's residential loan portfolio pledged for such purpose, up to a maximum of 25% of total assets. During the second quarter of 1995, the Bank increased its commercial paper line of credit which is guaranteed by the FHLB subject to the Bank's overall borrowing limits, to $500 million. At December 31, 1995, Fidelity's remaining available line of credit was $42.1 million, after deducting outstanding advances and the $500 million backup letter of credit for commercial paper, as described below.

  The Bank issues commercial paper, backed by a $500 million letter of credit from the FHLB of San Francisco, to ensure a high quality investment grade rating. The letter of credit commitment varies with the level of commercial paper outstanding, and the commercial paper line of credit increases or decreases accordingly. Commercial paper outstanding totaled $50 million and $400 million at December 31, 1995 and 1994, respectively. The commercial paper outstanding at December 31, 1995 had a maturity of 31 days or less and had an effective interest rate of 5.70%.

  The Bank has utilized the capital markets to obtain funds for its lending operations. The only such borrowing outstanding during 1995 and 1994 was an 8.50% mortgage-backed medium-term note, Series A, due April 15, 1997 (the "MTN"). At December 31, 1995 and 1994, the MTN had a balance of $100 million. The balance is secured by mortgage loans and U.S. Treasury notes with a combined principal balance of $246.5 million and $217.1 million at December 31, 1995, and 1994, respectively.

  From time to time, Fidelity enters into reverse repurchase agreements by which it sells securities with an agreement to repurchase the same securities at a specific future date (overnight to one year). Fidelity deals only with dealers perceived by management to be financially strong. There were no reverse repurchase agreements outstanding at December 31, 1995, or 1994.

  In 1994, Fidelity redeemed its $60 million of subordinated notes for a redemption price equal to $60 million plus accrued interest of approximately $1.5 million, which amounts were paid in cash, and a recapitalization fee of $1.0 million paid through the issuance of 190,476 shares of Class A Common Stock to the holders of such notes as part of Fidelity's 1994 Restructuring and Recapitalization.

  The following table sets forth certain information as to the Bank's FHLB advances, other borrowings and subordinated notes at the dates indicated:

                                                       DECEMBER 31,
                                           -----------------------------------
                                              1995         1994         1993
                                           ----------   ----------   ---------
                                                 (DOLLARS IN THOUSANDS)
  FHLB advances:
     Fixed rate advances................    $ 80,000     $ 80,000     $110,000
     Floating rate advances.............     212,700      252,700      216,400
                                            --------     --------     --------
                                             292,700      332,700      326,400
                                            --------     --------     --------
  Other borrowings:
    Mortgage-backed notes...............     100,000      100,000      100,000
    Commercial paper....................      50,000      400,000      304,000
    Securities sold under agreements to           --           --        3,830
     repurchase.........................    --------     --------     --------
                                             150,000      500,000      407,830
                                            --------     --------     --------
  Subordinated notes....................          --           --       60,000
                                            --------     --------     --------
        Total borrowings................    $442,700     $832,700     $794,230
                                            ========     ========     ========
  Weighted average interest rate on all         6.05%        5.89%        5.12%
   borrowings...........................    ========     ========     ========

  Percent of total borrowings to total
   liabilities and stockholders'           =========    =========    =========
   equity...............................       13.42%       22.45%       18.09%
                                            ========     ========     ========

INTEREST RATE RISK MANAGEMENT

  Net interest income is the difference between interest earned on the Bank's loans, MBSs and investment securities ("interest-earning assets") and interest paid on its deposits and borrowings ("interest-bearing liabilities"). Net interest income is affected by the interest rate spread, which is the difference between the rates earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities, as well as the relative amounts of its interest-earning assets and interest-bearing liabilities. The Bank's average interest rate spread for the years ended December 31, 1995, 1994, and 1993 was 1.89%,2.24%, and 2.31%, respectively.

  The objective of interest rate risk management is to maximize the net income of the Bank while controlling interest rate risk exposure. Banks and savings institutions are subject to interest rate risk when assets and liabilities mature or reprice at different times (duration risk), against different indices (basis risk) or for different terms (yield curve risk). The decision to control or accept interest rate risk can only be made with an understanding of the probability of various scenarios occurring. Having liabilities that reprice more quickly than assets is beneficial when interest rates fall, but may be detrimental when interest rates rise.

  The Bank manages interest rate risk by, among other things, maintaining a portfolio consisting primarily of ARM loans that reprice more closely with its interest-bearing liabilities. ARM loans comprised 97%, 97%, and 96% of the total loan portfolio at December 30, 1995, 1994, and 1993, respectively. The percentage of monthly adjustable ARMs to total loans was approximately 75%, 74%, and 75% at December 31, 1995, 1994, and 1993, respectively. Interest sensitive assets provide the Bank with a degree of long-term protection from rising interest rates. At December 31, 1995, approximately 94% of Fidelity's total loan portfolio consisted of loans which mature or reprice within one year, compared to approximately 92% at December 31, 1994 and 96% at December 31, 1993. Fidelity has in recent periods been negatively impacted by the fact that increases in the interest rates accruing on Fidelity's ARMs lagged the increases in interest rates accruing on its deposits due to reporting delays and contractual look-back periods contained in the Bank's loan documents. At December 31, 1995, 92% of the Bank's loans, which are indexed to COFI at December 31, 1995, as with all COFI portfolios in the industry, do not reprice until some time after the industry liabilities composing COFI reprice. The Bank's liabilities reprice generally in line with the cost of funds of institutions which comprise the FHLB Eleventh District. In the Bank's case, the lag between the repricing of its liabilities and its ARM loans indexed to COFI is approximately four months. Thus, when rates rise sharply, as they did between early 1994 and early 1995, there will be upward pressure on rates paid on deposit accounts and wholesale borrowings, and the Bank's net interest income will be adversely affected until the majority of its interest-earning assets fully reprice. Conversely, in a falling interest rate environment, as in 1993 and the latter part of 1995, net interest income will be positively affected. See "--Lending Activities--ARM Loans."

  The Bank utilizes various financial instruments in the normal course of its business. By their nature all such instruments involve risk, and the maximum potential loss may exceed the value at which such instruments are carried. As is customary for these types of instruments, the Bank usually does not require collateral or other security from other parties to these instruments. The Bank manages its credit exposure to counterparties through credit approvals, credit limits and other monitoring procedures. The Bank's Credit Policy Committee makes recommendations regarding counterparties and credit limits which are subject to approval by the Board of Directors.

  The Bank employs interest rate swaps, caps and floors in the management of interest rate risk. Interest rate swaps generally involve the exchange of fixed or floating interest payments without the exchange of the underlying principal amounts. Interest rate caps and floors generally involve the payment of a one time premium to a counterparty who, if interest rates rise or fall, above or below a predetermined level, will make payments to the Bank at an agreed upon rate for the term of the agreement until such time as interest rates fall below or rise above the cap or floor level. See Item 7. "MD&A--Asset/Liability Management."


COMPETITION

  The Bank believes that the traditional role of thrift institutions, such as Fidelity, as the nation's primary housing lenders has diminished, and that thrift institutions are subject to increasing competition from commercial banks, mortgage bankers and others for both depositor funds and lending opportunities. In addition, with assets of approximately $3.3 billion at December 31, 1995, the Bank faces competition from a number of substantially larger institutions. The ability of thrift institutions, such as Fidelity, to compete by diversifying into lending activities other than real estate lending and by offering investments other than deposit-like investments is subject to certain regulatory and legal restrictions. These thrift institutions' ability to compete is also limited by their lack of experience in such other activities. However, the Bank believes these nontraditional activities and the related fee income is vital for future success. See "--Business Strategy."

  The Bank faces significant competition in attracting savings deposits and in originating loans as many of the nation's largest depository and other financial institutions are headquartered or have a significant number of branches in the areas where Fidelity conducts its business. Competition for customers' funds comes principally from other savings and thrift institutions, commercial banks, mutual funds, insurance companies, credit unions, corporate and government debt securities, pension funds and investment banks and investment brokerage firms. The principal basis of competition for investable funds is the interest rate paid or effective return, the perceived credit risk and the quality, types, and costs of services offered. In addition to offering competitive rates and terms, the Bank attracts customers through advertising, readily accessible office locations, the diversity of its products, and the quality of its customer service. Management believes that in the past the Bank's financial condition has, in some cases, also hindered its ability to attract and retain employees.

  Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), commercial banks will be able to open branch offices outside of their home state after June 1, 1997, although the extent of their ability to branch into a new state will depend on the law of the state. California adopted an early "opt-in" statute that was effective on October 2, 1995. The new legislation permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and "de novo" branching into California are not permitted. The Riegle-Neal Act and the recently-enacted California branching statute will likely increase competition from out-of-state banks in the markets in which Fidelity operates.

  On August 7, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions from 23 to zero basis points for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction took effect with the September 30, 1995 premium assessment. Accordingly, in the absence of further legislative action, SAIF members such as the Bank will be competitively disadvantaged by the resulting premium differential. See Item 7. "MD&A--Regulatory Capital Requirements" and "-- Regulation and Supervision--Deposit Insurance."


EMPLOYEES

  At December 31, 1995, the Bank had 636 active employees (including both full-time and part-time employees with average FTEs for the fourth quarter 1995 of
554), none of whom were represented by a collective bargaining group. Eligible employees are provided with 401(k) and other benefits, including life, medical, dental, vision insurance and short and long-term disability insurance.

  The Bank decreased total employee headcount during 1995 by 169 to achieve organizational goals involving cost reductions, outsourcing opportunities and changes in product focus. Areas which experienced employee reductions in 1995 included the Consumer Lending Group (a reduction of 41 employees), the Retail Financial Services Group (a reduction of 79 employees) and other administrative services and subsidiaries (a reduction of 49 employees). The Bank may have limited staff reductions during 1996.

TAXATION

  Through August 4, 1994, the 1994 Restructuring and Recapitalization date, the Bank filed a consolidated federal income tax return and a combined California franchise tax return with its former parent company, Citadel. Fidelity and its subsidiaries filed a consolidated federal income tax return and a combined California franchise tax return with the Bank as the common parent corporation for the period of August 5, 1994 through December 31, 1994, and will file accordingly for subsequent calendar years.

  Although Fidelity ceased to be a member of the Citadel consolidated group as a result of the 1994 Restructuring and Recapitalization, Fidelity will remain severally liable for the federal income tax of the Citadel consolidated group for those tax years during which it was a member of the Citadel consolidated group at any time. Citadel and Fidelity are parties to a tax disaffiliation agreement governing certain tax matters. For additional information, see "Related Party Transactions--Tax Sharing" at Note 16 to the consolidated financial statements.

  For federal income tax purposes, the maximum rate of tax applicable to savings institutions is currently 35% for taxable income over $10 million. For California franchise tax purposes, savings institutions are taxed as "financial corporations" at a higher rate than that applicable to nonfinancial corporations because of exemptions from certain state and local taxes. The California franchise tax rate applicable to financial corporations is approximately 11%.

  Savings institutions are generally subject to federal taxation in the same manner as other types of corporations. However, under applicable provisions of the Code, savings institutions that meet certain definitional and other tests ("qualifying institutions") can, unlike most other companies, use the reserve (versus specific charge-off) method to compute their deduction for bad debt losses.

  Under the reserve method, qualifying institutions are generally allowed to use either of two alternative computations. Under the "percentage of taxable income method" computation, qualifying institutions can claim a bad debt deduction computed as a percentage of taxable income before such deduction. Alternatively, a qualifying institution may elect to utilize its own bad debt loss experience to compute its annual addition to its bad debt reserves (the "experience method"). The Bank began to use the experience method beginning in 1987. The amount by which a qualifying institution's total bad debt reserves exceed the amount computed under the experience method ("excess tax bad debt reserves") may be subject to recapture.

  On December 31, 1995, the bad debt reserves of the Bank for federal income tax purposes did not include any amounts representing excess tax bad debt reserves. If in the future the Bank fails to meet the definitional or other tests of a qualifying institution, the entire tax bad debt reserves of $34.7 million will have to be recaptured and included in taxable income. In addition, there is legislation currently pending in Congress that would, among other things, require savings institutions to convert to national or state bank charter by no later than January 1, 1998. The proposed legislation would require such converting institutions to recapture the excess of their total tax bad debt reserves over the adjusted base year (1987 for the Bank) total tax bad debt reserve balance generally into income over six years starting after 1995. On December 31, 1995, the Bank's total tax bad debt reserve balance did not exceed the adjusted base year total tax bad debt reserve balance. In addition, these institutions would generally no longer be permitted to claim the bad debt deduction using the reserve method following conversion to bank charter. Given the uncertainties associated with the proposed legislation, management cannot predict whether any such legislation will be adopted or, if adopted, whether it would have a material impact on the Bank. See "--Regulation and Supervision."

  The Internal Revenue Service (the "Service") has completed its examination of the Bank's federal income tax returns through 1991. The California Franchise Tax Board has completed its examination of the California franchise tax returns through 1988 and is currently examining the returns for years 1989 through 1991. For additional information regarding the federal income and California franchise taxes payable by the Bank, see Note 12 to the consolidated financial statements.

  Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder generally provide that, following an ownership change of a corporation with a net operating loss (an "NOL"), a net unrealized built-in loss (a "NUBIL") or tax credit carryovers, the amount of annual post-ownership change taxable income that can be offset by pre-ownership change NOLs or recognized built-in losses, and the amount of post-ownership change tax liability that can be offset by pre-ownership change tax credits, generally cannot exceed a limitation prescribed by Section 382. The
Section 382 annual limitation generally equals the product of the fair market value of the equity of the corporation immediately before the ownership change (subject to various adjustments) and the long-term tax-exempt rate prescribed monthly by the Service.

  As a result of the 1994 Restructuring and Recapitalization, the Bank underwent an ownership change and ceased to be a member of the Citadel consolidated group. The Bank incurred an NOL in its taxable year ended August 4, 1994 and has alternative minimum and general business tax credits carryover to taxable year ended December 31, 1994 that are subject to limitation under Sections 382 and
383. The Bank had a NUBIL equal to the excess of the tax basis in its assets over the fair market value of its assets on August 4, 1994. Any portion of the NUBIL recognized during the 5-year period following the 1994 Restructuring and Recapitalization will generally be subject to limitation under Section 382. The Bank believes this NUBIL does not exceed $10 million. As a result, a de minimis exception will apply, and the recognition of this NUBIL in the future will not be subject to limitation under Section 382.

  As a result of the 1995 Recapitalization, the Bank again underwent an ownership change for purposes of Section 382. The Bank incurred an NOL for its taxable year ended December 31, 1994. Additionally, the Bank will incur an NOL for its 1995 taxable year of which any NOL incurred prior to the 1995 ownership change would be subject to limitation under Section 382. Based on current estimates, the Bank had a NUBIL at the time of the 1995 change of ownership. Any portion of the NUBIL recognized during the 5-year period following such change in ownership will be subject to limitation under Section 382. If the NUBIL does not exceed $10 million, a de minimis exception will apply, and the recognition of this NUBIL in the future will not be subject to limitation under Section 382. These limitations are inclusive of the limitations imposed by the 1994 change of ownership.

  At December 31, 1995, the Bank had an estimated NOL carryover for federal income tax purposes of $69.1 million, of which $19.1 million is subject to annual utilization limitations as a result of the 1994 change of ownership and expires by year 2008, $20.1 million expires by year 2009 and $29.9 million expires by year 2010 (all of which are subject to annual and aggregate utilization limitations as a result of the 1995 change of ownership), if not utilized. For California franchise tax purposes, there was an estimated NOL carryover of $22.2 million, of which $5.0 million expires by year 1997 and $0.9 million expires by year 1998 (both of which are subject to annual utilization limitations as a result of the 1994 change of ownership), $15.8 million expires by year 1999 and $0.5 million expires by year 2000 (all of which are subject to annual and aggregate utilization limitations as a result of the 1995 change of ownership), if not utilized. The deferred tax assets related to these NOLs have been recorded with a corresponding valuation allowance in an equal amount under SFAS No. 109.

REGULATION AND SUPERVISION

 General

  Fidelity is a federally chartered savings bank, a member of the FHLB of San Francisco, and is subject to regulation by the OTS and the FDIC. Fidelity's deposits are insured by the FDIC through the SAIF to the maximum extent permitted by law. Statutes and regulations applicable to Fidelity govern such matters as the amount of capital Fidelity must hold; dividends, mergers and changes of control; establishment and closing of branch offices; and the investments and activities in which Fidelity can engage.

  Fidelity is subject to the examination, supervision and reporting requirements of the OTS, its primary federal regulator, including a requirement for Fidelity of at least one full scope, on-site safety and soundness examination every year. The Director of the OTS is authorized to impose assessments on Fidelity to fund OTS operations, including the cost of examinations. Fidelity is also subject to examination and supervision by the FDIC, and the FDIC has "back-up" authority to take enforcement action against Fidelity if the OTS fails to take such action after a recommendation by the FDIC. The FDIC may impose assessments on Fidelity to cover the cost of FDIC examinations. In addition, Fidelity is subject to regulation by the Board of Governors of the Federal Reserve System ("FRB") with respect to certain aspects of its business.

  Changes in legislation and regulatory policy have materially affected the business of Fidelity and other financial institutions in the past and are likely to do so in the future. Regulations now affecting Fidelity may be changed at any time and the interpretation of these regulations by the regulatory authorities and examiners is also subject to change. There can be no assurance that future changes in the regulations or their interpretation will not adversely affect the business of Fidelity. Future legislation and regulatory policy could also alter the structures and competitive relationships among financial institutions. Regulatory authorities also have the power, in certain circumstances, to prohibit or limit the payment of dividends to holders of common stock of Fidelity. In addition, certain regulatory actions, including general increases in federal deposit insurance premiums, a special insurance premium assessment to recapitalize the SAIF or the application of the risk-based insurance premium system to Fidelity, may increase Fidelity's operating expenses in future periods and may have a material adverse impact on Fidelity's capital levels and results of operations.

 Office of Thrift Supervision Oversight

  Fidelity is subject to certain regulatory restrictions including, but not limited to: (i) a prohibition, absent OTS prior approval, on increases in total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter, (ii) a requirement that the Bank submit to the OTS for prior review and approval the names of proposed new directors and executive officers and proposed employment contracts with any director or executive officer, (iii) a requirement that the Bank submit to the OTS for prior review and approval any third party contracts outside the normal course of business, and (iv) the ability of the OTS, in its discretion, to require 30 days' prior notice of all transactions between Fidelity and its affiliates.

  The Bank was notified by the OTS West Regional Office in April 1995 by a written directive that certain computer software implementation or enhancement related costs capitalized in accordance with GAAP were required to be immediately expensed in the Bank's thrift financial report ("TFR") and deducted from regulatory capital as required in the instructions to the TFR and by OTS policy. Pursuant to Regulatory Bulletin No. 4a, in June 1995 the Bank filed an appeal with the OTS Director of Supervision requesting that the directive to immediately expense capitalized software costs be rescinded and that the Bank be permitted to capitalize the costs in question in accordance with its existing practice. Alternatively, the Bank requested the OTS address the issue of whether software costs should be expensed or capitalized through the notice and comment rulemaking process. The Bank also asked that it be relieved of any obligation to comply with the directive during the pendency of the appeal. The OTS granted the Bank's request for a stay of the effectiveness of the letter directive while it considered the Bank's appeal. In February 1996 the Bank was orally advised that the appeal was denied. As of December 31, 1995, the full amount in question, approximately $4.3 million, was reserved.

  On June 28, 1995, the Bank entered into the Supervisory Agreement with the OTS addressing certain issues raised in a 1994 safety and soundness examination. Upon the successful completion of the 1995 Recapitalization the OTS agreed to terminate the Supervisory Agreement. Notwithstanding the termination of the Supervisory Agreement, the Bank remains committed to addressing the various regulatory concerns expressed by the OTS. While the Bank believes that the corrective actions it has taken will address the OTS concerns, there can be no assurance that the OTS will agree that the corrective actions fully satisfy its requirements in every aspect.

  On February 12, 1996, the OTS commenced its annual safety and soundness examination of the Bank.

 FIRREA Capital Requirements

  The OTS capital regulations, as required by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), include three separate minimum capital requirements for the savings institution industry--a "tangible capital requirement," a "leverage limit" and a "risk-based capital requirement." These capital standards must be no less stringent than the capital standards applicable to national banks. The OTS also has the authority, after giving the affected institution notice and an opportunity to respond, to establish an individual minimum capital requirement ("IMCR") for a savings institution which is higher than the industry minimum requirements, upon a determination that an individual minimum capital requirement is necessary or appropriate in light of the institution's particular circumstances, such as if the institution is expected to have losses resulting in capital inadequacy, has a high degree of exposure to credit risk, or has a high amount of nonperforming loans. Effective January 17, 1995, the OTS amended the capital regulations by adding to the list of circumstances in which an IMCR may be appropriate for a savings association the following: a high degree of exposure to concentration of credit risk or risks arising from nontraditional activities, or failure to adequately monitor and control the risks presented by concentration of credit and nontraditional activities.

  The industry minimum capital requirements are as follows:

  Tangible capital of at least 1.5% of adjusted total assets.   Tangible capital
is composed of (1) common stockholders' equity, perpetual noncumulative preferred stock and related earnings, nonwithdrawable accounts and pledged deposits qualifying as core capital and minority interests in the equity accounts of fully consolidated subsidiaries, after deducting (a) intangible assets other than purchased mortgage servicing rights and (b) the lesser of the institution's investments in and extensions of credit to subsidiaries engaged as principal in activities not permissible for national banks, net of any reserves established against such investments (i) as of April 12, 1989 and (ii) as of the date on which the institution's tangible capital is being determined. In general, adjusted total assets equal the institution's consolidated total assets, minus any assets that are deducted in calculating capital.

  Core capital of at least 3% of adjusted total assets (the "leverage limit"). Core capital consists of tangible capital plus (1) goodwill resulting from pre-April 12, 1989 acquisitions of troubled savings institutions and (2) certain marketable intangible assets, such as core deposit premium (the premium paid for acquisition of deposits from other institutions). Deferred tax assets whose realization depends on the institution's future taxable income (exclusive of income attributable to reversing taxable temporary differences and carryforwards) or on the institution's tax-planning strategies must be deducted from core capital to the extent that such assets exceed the lesser of (1) 10% of core capital or (2) the amount of such assets that can be realized within one year, unless such assets were reportable as of December 31, 1992, in which case no deduction is required.

  Effective March 4, 1994, the OTS adopted a regulation with respect to the inclusion of intangible assets in regulatory capital. Under this regulation, purchased mortgage servicing rights will generally be includable in tangible and core capital, and purchased credit card relationships will generally be includable in core capital, as long as they do not exceed 50% of core capital in the aggregate, with a separate sublimit of 25% for purchased credit card relationships. All other intangible assets, including core deposit premium, will generally have to be deducted. Core deposit premium in existence on March 4, 1994, however, may continue to be included in core capital to the extent permitted by the OTS, as long as the premium is valued in accordance with GAAP, supported by credible assumptions, and its amortization is adjusted at least annually. At December 31, 1995, the Bank had no core deposit premium in core capital.

  Total capital of at least 8% of risk-weighted assets (the "risk-based capital
requirement").   Total capital includes both core capital and "supplementary"
capital items deemed less permanent than core capital, such as subordinated debt and general loan loss allowances (subject to certain limits). Equity investments (with the exception of investments in subsidiaries and investments permissible for national banks) and portions of certain high-risk land loans and nonresidential construction loans must be deducted from total capital. At least half of total capital must consist of core capital.

  Risk-weighted assets are determined by multiplying each category of an institution's assets, including off balance sheet asset equivalents, by an assigned risk weight based on the credit risk associated with those assets, and adding the resulting products. The four risk weight categories range from zero percent for cash and government securities to 100% for assets (including past-due loans and real estate owned) that do not qualify for preferential risk-weighting.

  On March 18, 1994, the OTS published a final regulation effective on that date that permits a loan secured by multifamily residential property, regardless of the number of units, to be risk-weighted at 50% for purposes of the risk-based capital standards if the loan meets specified criteria relating to the term of the loan, timely payments of interest and principal, loan-to-value ratio and ratio of net operating income to debt service requirements. Under the prior regulation, only loans secured by multifamily residential properties consisting of 5 to 36 units were eligible for risk-weighting at 50%, and then only if such loans had a loan-to-value ratio at origination of not more than 80% and the collateral property had an average annual occupancy rate of at least 80% for a year or more.

  Any loans that qualified for risk-weighting under the prior regulation as of March 18, 1994 will be "grandfathered" and will continue to be risk-weighted at 50% as long as they continue to meet the criteria of the prior regulation. Thus occupancy rates, which recently have been decreasing generally, will continue to affect the risk-weighting of such grandfathered multifamily loans unless such loans qualify for 50% risk-weighting under the criteria of the new rule, which criteria do not include an occupancy requirement.

  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the OTS was required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the revised rule, savings institutions with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. An institution's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the bank's assets, as calculated in accordance with guidelines set forth by the OTS. An institution whose measured interest rate risk exposure exceeds 2% would be required to deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2% multiplied by the estimated economic value of the bank's assets. That dollar amount would be deducted from a bank's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. An institution with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer a bank's interest rate risk component on a case-by-case basis. However, the OTS has temporarily postponed the implementation of the new rule until the OTS has collected sufficient data to determine whether the rule is effective in monitoring and managing interest rate risk. No interest rate risk component would have been required to be added to the Bank's risk-based capital requirement at December 31, 1995 had the rule been in effect at that time.

  Effective January 17, 1995, the OTS amended the risk-based capital standards by explicitly identifying concentration of credit risk and the risks arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The Bank does not believe that this final rule will have a material impact on the Bank's capital requirements.

 FDICIA PCA Regulations

  FDICIA required the OTS to implement a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe the lower the institution's capital. The OTS has established specific capital ratios under the PCA Regulations for five separate capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

  Under the OTS regulations implementing FDICIA, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to adjusted total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capital level. An institution will be adequately capitalized if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to adjusted total assets (leverage ratio) is at least 4.0% (3.0% if the institution receives the highest rating on the OTS financial institutions rating system).

  An institution whose capital does not meet the amounts required in order to be adequately capitalized will be treated as undercapitalized. If an undercapitalized institution's capital ratios are less than 6.0% total capital to risk-weighted assets, 3.0% core capital to risk-weighted assets, or 3.0% core capital to adjusted total assets, it will be treated as significantly undercapitalized. Finally, an institution will be treated as critically undercapitalized if its ratio of "tangible equity" (core capital plus cumulative preferred stock minus intangible assets other than supervisory goodwill and purchased mortgage servicing rights) to adjusted total assets is equal to or less than 2.0%.

  An institution's capital category is based on its capital levels as of the most recent of the following dates (1) the date the institution's most recent quarterly TFR was required to be filed with the OTS, (2) the date the institution received from the OTS its most recent final report of examination or
(3) the date the institution received written notice from the OTS of the institution's capital category. If subsequent to the most recent TFR or report of examination a material event has occurred that would cause the institution to be placed in a lower capital category, the institution must provide written notice to the OTS within 15 days, and the OTS shall determine whether to change the association's capital category. See Item 7. "MD&A--Regulatory Capital Compliance."

 Mandatory Sanctions Tied to Prompt Corrective Action Capital Categories

  Capital Restoration Plan.   An institution that is undercapitalized must
submit a capital restoration plan to the OTS within 45 days after becoming undercapitalized. The capital restoration plan must specify the steps the institution will take to become adequately capitalized, the levels of capital the institution will attain while the plan is in effect, the types and levels of activities the institution will conduct, and such other information as the OTS may require. The OTS must act on the capital restoration plan expeditiously, and generally not later than 60 days after the plan is submitted.

  The OTS may approve a capital restoration plan only if the OTS determines that the plan is likely to succeed in restoring the institution's capital and will not appreciably increase the risks to which the institution is exposed. In addition, the OTS may approve a capital restoration plan only if the institution's performance under the plan is guaranteed by every company that controls the institution, up to the lesser of (a) 5% of the institution's total assets at the time the institution became undercapitalized or (b) the amount necessary to bring the institution into compliance with all capital standards as of the time the institution fails to comply with its capital restoration plan. Such guarantee must remain in effect until the institution has been adequately capitalized for four consecutive quarters, and the controlling company or companies must provide the OTS with appropriate assurances of their ability to perform the guarantee. If the controlling company guarantee is not acceptable, the OTS may treat the undercapitalized institution as significantly undercapitalized. There are additional restrictions which are applicable to significantly undercapitalized institutions which are described below.

  Limits on Expansion.   An institution that is undercapitalized, even if its
capital restoration plan has been approved, may not acquire an interest in any company, open a new branch office, or engage in a new line of business unless the OTS determines that such action would further the implementation of the institution's capital plan or the FDIC approves the action. An undercapitalized institution also may not increase its average total assets during any quarter except in accordance with an approved capital restoration plan.

  Capital Distributions.   With one exception, an undercapitalized savings
institution generally may not pay any dividends or make other capital distributions. Under the exception, the OTS may permit, after consultation with the FDIC, repurchases or redemptions of the institution's shares that are made in connection with the issuance of additional shares to improve the institution's financial condition. Undercapitalized institutions also may not pay management fees to any company or individual that controls the institution. Similarly, an adequately capitalized institution may not make a capital distribution or pay a management fee to a controlling person if such payment would cause the institution to become undercapitalized.

  Brokered Deposits and Benefit Plan Deposits.   An undercapitalized savings
institution cannot accept, renew, or rollover deposits obtained through a deposit broker, and may not solicit deposits by offering interest rates that are more than 75 basis points higher than market rates. Savings institutions that are adequately capitalized but not well capitalized must obtain a waiver from the FDIC in order to accept, renew, or rollover brokered deposits, and even if a waiver is granted may not solicit deposits, through a broker or otherwise, by offering interest rates that exceed market rates by more than 75 basis points.

  Institutions that are ineligible to accept brokered deposits can only offer FDIC insurance coverage for employee benefit plan deposits up to $100,000 per plan, rather than $100,000 per plan participant, unless, at the time such deposits are accepted, the institution meets all applicable capital standards and certifies to the benefit plan depositor that its deposits are eligible for coverage on a per-participant basis.

  The Bank accepted brokered deposits ($0.1 million as of December 31, 1994) pursuant to a waiver obtained from the FDIC, which waiver expired in October 1994 and had no such deposits at December 31, 1995. The Bank is currently eligible to accept brokered deposits.

  Restrictions on Significantly and Critically Undercapitalized Institutions. In addition to the above mandatory restrictions which apply to all undercapitalized savings institutions, institutions that are significantly undercapitalized may not without the OTS' prior approval (a) pay a bonus to any senior executive officer or (b) increase any senior executive officer's compensation over the average rate of compensation (excluding bonuses, options and profit-sharing) during the 12 months preceding the month in which the institution became undercapitalized. The same restriction applies to undercapitalized institutions that fail to submit or implement an acceptable capital restoration plan.

  If a savings institution is critically undercapitalized, the institution is also prohibited from making payments of principal or interest on subordinated debt beginning sixty days after the institution becomes critically undercapitalized, unless the FDIC permits such payments or the subordinated debt was outstanding on July 15, 1991 and has not subsequently been extended or renegotiated. In addition, the institution cannot without prior FDIC approval enter into any material transaction outside the ordinary course of business. Critically undercapitalized savings institutions must be placed in receivership or conservatorship within 90 days of becoming critically undercapitalized unless the OTS, with the concurrence of the FDIC, determines that some other action would better resolve the problems of the institution at the least possible long-term loss to the insurance fund, and documents the reasons for its determination. A determination by the OTS not to place a critically undercapitalized institution in conservatorship or receivership must be reviewed every 90 days. If the institution remains critically undercapitalized on average during the calendar quarter beginning 270 days after it became critically undercapitalized, the findings which the OTS must make regarding the viability of the institution in order to avoid the appointment of a conservator or receiver become more stringent.

 Discretionary Sanctions Tied to Prompt Corrective Action Capital Categories

  Operating Restrictions.   With respect to an undercapitalized institution, the
OTS will, if it deems such actions necessary to resolve the institution's problems at the least possible loss to the insurance fund, have the explicit authority to: (a) order the institution to recapitalize by selling shares of capital stock or other securities, (b) order the institution to agree to be acquired by another depository institution holding company or combine with another depository institution, (c) restrict transactions with affiliates, (d) restrict the interest rates paid by the institution on new deposits to the prevailing rates of interest in the region where the institution is located, (e) require reduction of the institution's assets, (f) restrict any activities that the OTS determines pose excessive risk to the institution, (g) order a new election of directors, (h) order the institution to dismiss any director or senior executive officer who held office for more than 180 days before the institution became undercapitalized, subject to the director's or officer's right to obtain administrative review of the dismissal, (i) order the institution to employ qualified senior executive officers subject to the OTS' approval, (j) prohibit the acceptance of deposits from correspondent depository institutions, (k) require the institution to divest any subsidiary or the institution's holding company to divest the institution or any other subsidiary or (l) take any other action that the OTS determines will better resolve the institution's problems at the least possible loss to the deposit insurance fund.

  If an institution is significantly undercapitalized, or if it is undercapitalized and its capital restoration plan is not approved or implemented within the required time periods, the OTS must take one or more of the above actions, and must take the actions described in clauses (a) or (b), (c) and (d) above unless it finds that such actions would not resolve the institution's problems at the least possible loss to the deposit insurance fund. The OTS also may prohibit the institution from making payments on any outstanding subordinated debt or entering into material transactions outside the ordinary course of business without the OTS' prior approval.

  The OTS' determination to order one or more of the above discretionary actions will be evidenced by a written directive to the institution, and the OTS will generally issue a directive only after giving the institution prior notice and an opportunity to respond. The period for response shall be at least 14 days unless the OTS determines that a shorter period is appropriate based on the circumstances. The OTS, however, may issue a directive without providing any prior notice if the OTS determines that such action is necessary to resolve the institution's problems at the least possible loss to the deposit insurance fund. In such a case, the directive will be effective immediately, but the institution may appeal the directive to the OTS within 14 days.

  Receivership or Conservatorship.   In addition to the mandatory appointment of
a conservator or receiver for critically undercapitalized institutions, described above, the OTS or FDIC may appoint a receiver or conservator for an institution if the institution is undercapitalized and (a) has no reasonable prospect of becoming adequately capitalized, (b) fails to submit a capital restoration plan within the required time period or (c) materially fails to implement its capital restoration plan. FDICIA provides that directors of an FDIC-insured depository institution will have no liability to the institution's stockholders or creditors if they consent in good faith to the appointment of a conservator or receiver or to an FDIC-assisted sale of the institution.

  Downgrading to Lower Capital Category.   The OTS can apply to an institution
in a particular capital category the sanctions that apply to the next lower capital category, if the OTS determines, after providing the institution notice and opportunity for a hearing, that (a) the institution is in an unsafe or unsound condition or (b) the institution received, in its most recent report of examination, a less-than-satisfactory rating for asset quality, management, earnings or liquidity, and the deficiency has not been corrected. The OTS cannot, however, use this authority to require an adequately capitalized institution to file a capital restoration plan, or to subject a significantly undercapitalized institution to the sanctions applicable to critically undercapitalized institutions.

 Expanded Regulatory Authority Under FDICIA

  In addition to the PCA provisions discussed above based on an institution's regulatory capital ratios, FDICIA contains several measures intended to promote early identification of management problems at depository institutions and to ensure that regulators intervene promptly to require corrective action by institutions with inadequate operational and managerial standards.

  Safety and Soundness Standards.   FDICIA requires the OTS to prescribe minimum
acceptable operational and managerial standards, and standards for asset quality, earnings, and valuation of publicly traded shares, for savings institutions and their holding companies. The operational standards must cover internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation. The asset quality and earnings standards must specify a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, and minimum ratio of market value to book value for publicly traded shares.

  Any institution or holding company that fails to meet the standards must submit a plan for corrective action within 30 days. If a savings institution fails to submit or implement an acceptable plan, the OTS must order it to correct the safety and soundness deficiency, and may restrict its rate of asset growth, prohibit asset growth entirely, require the institution to increase its ratio of tangible equity to assets, restrict the interest rate paid on deposits to the prevailing rates of interest on deposits of comparable amounts and maturities, or require the institution to take any other action that the OTS determines will better carry out the purpose of prompt corrective action. Imposition of these sanctions is within the discretion of the OTS in most cases but is mandatory if the savings institution commenced operations or experienced a change in control during the 24 months preceding the institution's failure to meet the safety and soundness standards, or underwent extraordinary growth during the preceding 18 months.

  On August 9, 1995, the OTS and the other federal banking agencies adopted a final rule establishing procedures and deadlines for submission of safety and soundness compliance plans that may be required for institutions that fail to meet certain safety and soundness compliance guidelines that are set forth as an appendix to the final rule. The guidelines establish operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits and excessive compensatory arrangements for executive officers, employees, directors or principal shareholders. Additional guidelines setting forth standards with respect to asset quality, earnings and stock valuation are still being drafted by the agencies. The safety and soundness guidelines do not specify each procedure that must be followed, but instead set forth general standards for compliance with safety and soundness objectives.

  Expanded Requirements Relating to Internal Controls.   Each depository
institution with assets above $500 million must annually prepare a report, signed by the chief executive officer and chief financial officer, on the effectiveness of the institution's internal control structures and procedures for financial reporting, and on the institution's compliance with laws and regulations relating to safety and soundness. The institution's independent public accountant must attest to, and report separately on, management's assertions in that report. The report and the attestations, along with financial statements and such other disclosure requirements as the FDIC and the OTS may prescribe, must be submitted to the FDIC and OTS.

  Every institution with assets above the $500 million threshold must also have an audit committee of its Board of Directors made up entirely of directors who are independent of the management of the institution. Audit committees of "large" institutions (defined by the FDIC as an institution with more than $3 billion in assets, which includes Fidelity) must include members with banking or financial management expertise, may not include members who are large customers of the institution, and must have access to independent counsel.

 Activities Restrictions Not Related to Capital Compliance

  Qualified Thrift Lender Test.   The qualified thrift lender ("QTL") test
requires that, in at least nine out of every twelve months, at least 65% of a savings bank's "portfolio assets" must be invested in a limited list of qualified thrift investments, primarily investments related to housing loans. If Fidelity fails to satisfy the QTL test and does not requalify as a QTL within one year, any entity in control of Fidelity must register and be regulated as a bank holding company, and Fidelity must either convert to a commercial bank charter or become subject to restrictions on branching, business activities and dividends as if it were a national bank.

  Portfolio assets consist of tangible assets minus (a) assets used to satisfy liquidity requirements and (b) property used by the institution to conduct its business. Assets that may be counted as qualified thrift investments without limit include residential mortgage and construction loans; home improvement and repair loans; mortgage-backed securities; home equity lines of credit; Federal Savings and Loan Insurance Corporation ("FSLIC"), FDIC, Resolution Funding Corporation and Resolution Trust Corporation obligations; and FHLB stock.

  Assets includable subject to an aggregate maximum of 20% of portfolio assets include Federal National Mortgage Association and Federal Home Loan Mortgage Corporation stock; investments in residential housing-oriented subsidiaries; consumer and education loans up to a maximum of 10% of portfolio assets; 200% of loans for development of low-income housing; 200% of certain community development loans; loans to construct, purchase or maintain churches, schools, nursing homes and hospitals; and 50% of any residential mortgage loans originated by the institution and sold during the month for which the QTL calculation is made, if such loans were sold within 90 days of origination.

  Investments and Loans.   In general, federal savings institutions such as
Fidelity may not invest directly in equity securities, noninvestment grade debt securities, or real estate, other than real estate used for the institution's offices and related facilities. Indirect equity investment in real estate through a subsidiary is permissible, but subject to limitations based on the amount of the institution's assets, and the institution's investment in such a subsidiary must be deducted from regulatory capital in full or (for certain subsidiaries owned by the institution prior to April 12, 1989) phased out of capital by no later than July 1, 1996.

  Loans by a savings institution to a single borrower are generally limited to 15% of an institution's "unimpaired capital and unimpaired surplus," which is similar but not identical to total capital. Aggregate loans secured by nonresidential real property are generally limited to 400% of an institution's total capital. Commercial loans may not exceed 10% of an institution's total assets, and consumer loans may not exceed 35% of an institution's total assets.

  Activities of Subsidiaries.   A savings institution seeking to establish a new
subsidiary, acquire control of an existing company or conduct a new activity through an existing subsidiary must provide 30 days prior notice to the FDIC and OTS. A subsidiary of Fidelity may be able to engage in activities that are not permissible for Fidelity directly, if the OTS determines that such activities are reasonably related to Fidelity's business, but Fidelity may be required to deduct its investment in such a subsidiary from capital. The OTS has the power to require a savings institution to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to be a serious threat to the financial safety, soundness or stability of such savings institution or to be otherwise inconsistent with sound banking practices.

  Real Estate Lending Standards.   The OTS and the other federal banking
agencies have adopted regulations which require institutions to adopt and at least annually review written real estate lending policies. The lending policies must include diversification standards, underwriting standards (including loan-to-value limits), loan administration procedures, and procedures for monitoring compliance with the policies. The policies must reflect consideration of guidelines adopted by the banking agencies. Among the guidelines adopted by the agencies are maximum loan-to-value ratios for land loans (65%); development loans (75%); construction loans (80%-85%); loans on owner-occupied 1 to 4 family property, including home equity lines of credit (no limit, but loans at or above 90% require private mortgage insurance); and loans on other improved property (85%).

  The guidelines permit institutions to make loans in excess of the supervisory loan-to-value limits if such loans are supported by other credit factors, but the aggregate of such nonconforming loans should not exceed the institution's risk-based capital, and the aggregate of nonconforming loans secured by real estate other than 1 to 4 family property should not exceed 30% of risk-based capital.

  Notification of New Officers and Directors.   A federal savings bank that has
undergone a change in control in the preceding two years, is subject to a supervisory agreement with the OTS, or is deemed to be in "troubled condition" by the OTS, must give the OTS 30 days notice prior to any change in its Board of Directors or its senior executive officers. The OTS must disapprove such change if the competence, experience or integrity of the affected individual indicates that it would not be in the best interests of the public to permit the appointment. Fidelity is currently subject to this notice requirement.

 Deposit Insurance

  General.   Fidelity's deposits are insured by the FDIC to the maximum limits permitted by law. Under FIRREA, the FDIC administers two separate deposit insurance funds: the BIF which insures the deposits of institutions that were insured by the FDIC prior to FIRREA, and the SAIF which maintains a fund to insure the deposits of institutions, such as Fidelity, that were insured by the FSLIC prior to FIRREA.

  Insurance Premium Assessments.   FDICIA directed the FDIC to establish a risk-
based system for setting deposit insurance assessments. The FDIC has implemented such a system, under which an institution's insurance assessments will vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC.

  On August 7, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule will reduce deposit insurance premiums for BIF member institutions from 23 to zero basis points for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction took effect with the September 30, 1995 premium assessment. Accordingly, in the absence of further legislative action, SAIF members such as the Bank will be competitively disadvantaged by the resulting premium differential.

  Both the Congress and the Administration have submitted budget proposals that contain provisions designed to address the disparity in bank and thrift deposit insurance premiums. The congressional proposal is contained in Title II of the Balanced Budget Act of 1995 (approved by the House and Senate in November, 1995, but subsequently vetoed by the President). The President's proposal is contained in Title I of the "Balanced Budget Act of 1995 For Economic Growth and Fairness," submitted to Congress on January 9. 1996. Both proposals would, among other things: (i) impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment estimated to be approximately 80 basis points on March 31, 1995 deposit balances; (ii) spread the responsibility for FICO interest payments across all FDIC-insured institutions on a pro-rata basis, subject to certain exceptions; (iii) require that deposit insurance premium assessment rates applicable to SAIF member institutions be no less than deposit insurance premium assessment rates applicable to BIF member institutions; (iv) provide for a merger of the BIF and SAIF on January 1, 1998, if no insured depository institution is a savings association on that date; and
(v) eliminate the bad-debt recapture of post-1987 additions (the recapture requirement is subject to certain conditions and could be delayed for up to two years to the extent the institution meets the "residential loan requirement" described in the proposed legislation).

  While the outcome of the legislation cannot be predicted with certainty, it is possible that some kind of legislative or regulatory action will be taken that will impact the Bank's insured deposits. A one time special assessment of 80 basis points would result in the Bank paying approximately $22 million in additional SAIF premiums, gross of related tax benefits, if any. The enactment of such legislation may have the effect of immediately reducing the regulatory capital of SAIF member institutions by the amount of the fee, although, as discussed above, provisions are included in the legislation that could exempt a savings association from paying the assessment if the payment would result in the association becoming undercapitalized. As of December 31, 1995, after giving effect to the payment and deduction of an 80 basis point assessment, the Bank's core and risk-based capital ratios would have been approximately 6.29% and 11.35%, respectively. See Item 7. "MD&A--Regulatory Capital Requirements."

  As passed by the House, the Balanced Budget Act contained a broader proposal to require savings and loan holding companies to convert into bank holding companies (although certain unitary savings and loan holding companies would have been grandfathered). Although this broader proposal was subsequently eliminated by members of the House-Senate Conference Committee, "thrift charter conversion" legislation is still pending in both houses and could be enacted in 1996.

  In light of the different proposals currently under consideration and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Bank. A significant continuing disparity between SAIF and BIF insurance premiums or a significant one-time assessment to recapitalize the SAIF would likely have an adverse effect on the financial condition, results of operations and regulatory capital of the Bank. In addition, to the extent that legislation is adopted that requires a merger of the thrift and commercial bank charters and divestiture of nonbanking activities by savings associations, such legislation could limit the Bank's operating flexibility and interfere with certain of its business objectives.

  Termination of Deposit Insurance.   The FDIC may initiate a proceeding to
terminate an institution's deposit insurance if, among other things, the institution is in an unsafe or unsound condition to continue operations. It is the policy of the FDIC to deem an insured institution to be in an unsafe or unsound condition if its ratio of Tier 1 capital to total assets is less than 2%. Tier 1 capital is similar to core capital but includes certain investments in and extensions of credit to subsidiaries engaged in activities not permitted for national banks.

  Conversion of Deposit Insurance.   Generally, under a moratorium imposed by
FIRREA, savings institutions may not convert from SAIF membership to BIF membership until SAIF has increased its reserves to 1.25% of insured deposits. However, a savings institution may convert to a bank charter, if the resulting bank remains a SAIF member, and may merge with a BIF-member institution as long as deposits attributable to the savings institution remain subject to assessment by the SAIF. In addition, under an exception to the moratorium, savings institutions may transfer and convert to BIF insurance (for example, in a branch sale to a BIF-member institution) up to 35% of their deposits. Institutions that convert from SAIF to BIF membership, either under an exception during the moratorium or after expiration of the moratorium, must pay exit fees to SAIF and entrance fees to BIF.

 Regulation of Fidelity Affiliates and Dividends

  Affiliate and Insider Transactions.   The ability of affiliates of the Bank to
deal with Fidelity is limited by the affiliate transaction rules, including Sections 23A and 23B of the Federal Reserve Act, which also govern BIF-insured banks. With very limited exceptions, these rules require that all transactions between Fidelity and an affiliate must be on arms' length terms. The term "affiliate" covers any company that controls or is under common control with Fidelity, but does not include individuals and generally does not include Fidelity's subsidiaries.

  Under Section 23A and Section 11 of the Home Owners' Loan Act, specific restrictions apply to transactions in which Fidelity provides funding to its affiliates: Fidelity may not purchase the securities of an affiliate, make a loan to any affiliate that is engaged in activities not permissible for a bank holding company, or acquire from an affiliate any asset that has been classified, a nonaccrual loan, a restructured loan, or a loan that is more than 30 days past due. As to affiliates engaged in bank holding company-permissible activities, the aggregate of (a) loans, guarantees, and letters of credit provided by the savings bank for the benefit of any one affiliate and (b) purchases of assets by the savings bank from the affiliate, may not exceed 10% of the savings bank's capital stock and surplus (20% for the aggregate of permissible transactions with all affiliates). All loans to affiliates must be secured by collateral ranging from 100% to 130% of the amount of the loan, depending on the type of collateral.

  In addition, OTS regulations on affiliate transactions require, among other things, that savings institutions retain records of their affiliate transactions that reflect such transactions in reasonable detail. If a savings institution has been the subject of a change of control application or notice within the preceding two-year period, does not meet its minimum capital requirements, has entered into a supervisory agreement, is subject to a formal enforcement proceeding, or is determined by the OTS to be the subject of supervisory concern, the institution may be required to provide the OTS with 30 days' prior notice of any affiliate transaction.

  Under these regulatory limitations, loans by Fidelity to directors, executive officers and 10% stockholders of Fidelity, any company controlling Fidelity, and any controlling company's subsidiaries (collectively, "insiders"), or to a corporation or partnership that is at least 10% owned by an insider (a "related interest") are subject to limits separate from the affiliate transaction rules. However, a company that controls a savings institution is excluded from the coverage of the insider lending rules even if it owns 10% or more of the stock of the institution, and is subject only to the affiliate transaction rules. All loans to insiders and their related interests must be underwritten and made on non-preferential terms; loans in excess of $500,000 must be approved in advance by Fidelity's Board of Directors; and Fidelity's total of such loans may not exceed 100% of Fidelity's capital. Loans by Fidelity to its executive officers are subject to additional limits which are even more stringent. In addition to these regulatory limitations, Fidelity has adopted a policy which requires prior approval of its Board of Directors for any loans to insiders or their related interests.

  Payment of Dividends and Other Capital Distributions.   The payment of
dividends, stock repurchases, and other capital distributions by Fidelity to its stockholders is subject to regulation by the OTS. Currently, 30 days' prior notice to the OTS of any capital distribution is required. The OTS has promulgated a regulation that measures a savings institution's ability to make a capital distribution according to the institution's capital position. The rule establishes "safe-harbor" amounts of capital distributions that institutions can make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior approval of the OTS.

  For institutions ("Tier 1 institutions") that meet their fully phased-in capital requirements (the requirements that will apply when the phase-out of supervisory goodwill and investments in certain subsidiaries from capital is complete), the safe harbor amount is the greater of (a) 75% of net income for the prior four quarters, or (b) the sum of (1) the current year's net income and
(2) the amount that would reduce the excess of the institution's total capital to risk-weighted assets ratio over 8% to one-half of such excess at the beginning of the year in which the dividend is paid. For institutions that meet their current minimum capital requirements but do not meet their fully phased-in requirements ("Tier 2 institutions"), the safe harbor distribution is 75% of net income for the prior four quarters. As a function of the prompt corrective action provisions discussed above and the OTS regulation regarding capital distributions, savings institutions that do not meet their current minimum capital requirements ("Tier 3 institutions") may not make any capital distributions, with the exception of repurchases or redemptions of the institution's shares permitted by the OTS, after consultation with the FDIC, that are made in connection with the issuance of additional shares and that will improve the institution's financial condition.

  The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the OTS determines that the distribution would constitute an unsafe or unsound practice. The OTS also may reclassify a Tier 1 institution as a Tier 2 or Tier 3 institution by notifying the institution that it is in need of more than normal supervision. Further, an adequately capitalized institution may not make a capital distribution if such payment would cause the institution to become undercapitalized.

  On December 5, 1994, the OTS issued a notice of proposed rulemaking to amend the capital distribution rule to conform to the PCA system. Under the proposed rule, adequately or well-capitalized institutions that (1) are not held by savings and loan holding companies, (2) have a composite rating of "1" or "2,"
(3) are not deemed to be in "troubled condition" and (4) will remain at least adequately capitalized after the proposed capital distribution are not required to provide notice to the OTS before making capital distributions. Other savings associations that are not in troubled condition and that will remain at least adequately capitalized after making a capital distribution would be required to provide notice to the OTS. Troubled associations and undercapitalized associations would be permitted to make capital distributions only under certain limited conditions and would be required to file an application and receive OTS approval prior to making a capital distribution. If the regulation is adopted as proposed, Fidelity would be required to obtain OTS approval prior to making a capital distribution.

  The OTS informed the Bank in December 1995 that, subject to consummation of the 1995 Recapitalization, the OTS would approve the payment of dividends on the Series A Preferred Stock so long as the Bank's ratio of core capital to risk-weighted assets and total capital to risk-weighted assets are no less than 4% and 8%, respectively, immediately after giving effect to the payment of any such dividend. The OTS also confirmed that no further approvals are or will be required by any applicable current or future statutory provisions. However, notwithstanding the foregoing, the OTS may take appropriate supervisory action, including restricting future dividend payments based on safety and soundness concerns or subsequent examination findings.

  Enforcement.   Whenever the OTS has reasonable cause to believe that the
continuation by a savings and loan holding company of any activity or of ownership or control of any non FDIC-insured subsidiary constitutes a serious risk to the financial safety, soundness, or stability of a savings and loan holding company's subsidiary savings institution and is inconsistent with the sound operation of the savings institution, the OTS may order the holding company, after notice and opportunity for a hearing, to terminate such activities or to divest such noninsured subsidiary. FIRREA also empowers the OTS, in such a situation, to issue a directive without any notice or opportunity for a hearing, which directive may (a) limit the payment of dividends by the savings institution, (b) limit transactions between the savings institution and its holding company or its affiliates and (c) limit any activity of the association that creates a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

  In addition, FIRREA includes savings and loan holding companies within the category of person designated as "institution-affiliated parties." An institution-affiliated party may be subject to significant penalties and/or loss of voting rights in the event such party took any action for or toward causing, bringing about, participating in, counseling, or aiding and abetting a violation of law or unsafe or unsound practice by a savings institution.

  Limits on Change of Control. Subject to certain limited exceptions, control of Fidelity may only be obtained with the approval (or in the case of an acquisition of control by an individual, the nondisapproval) of the OTS, after a public comment and application review process. Under OTS regulations defining "control," a rebuttable presumption of control arises if an acquiring party acquires more than 10% of any class of voting stock of Fidelity (or more than 25% of any class of stock, whether voting or non-voting) and is subject to any "control factors" as defined in the regulation. Control is conclusively deemed to exist if an acquirer holds more than 25% of any class of voting stock of Fidelity, or has the power to control in any manner the election of a majority of directors.

  Any company acquiring control of Fidelity becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination. With limited exceptions, a savings and loan holding company may not directly or indirectly acquire more than 5% of the voting stock of another savings and loan holding company or savings institution without prior OTS approval.

 Classification of Assets

  Savings institutions are required to classify their assets on a regular basis, to establish appropriate allowances for losses and report the results of such classification quarterly to the OTS. A savings institution is also required to set aside adequate valuation allowances, and to establish liabilities for off-balance sheet items, such as letters of credit, when a loss becomes probable and estimable. The OTS has the authority to review the institution's classification of its assets and to determine whether additional assets must be classified, or the institution's valuation allowances must be increased. See "--Credit Administration--Loan Monitoring."

  Assets are classified as "pass", "special mention", "substandard", "doubtful" or "loss." An asset which possesses no apparent weakness or deficiency is designated "satisfactory". An asset which possesses weaknesses or deficiencies deserving close attention is designated as "special mention". An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events which are indeterminable at the time of classification. If an asset, or portion thereof, is classified as "loss", the institution must either establish a specific valuation allowance equal to the amount classified as loss or charge off such amount.

 Community Reinvestment Act

  The CRA requires each savings institution, as well as other lenders, to identify and delineate the communities served through and by the institution's offices and to affirmatively meet the credit needs of its delineated communities and to market the types of credit the institution is prepared to extend within such communities. The CRA also requires the OTS to assess the performance of the institution in meeting the credit needs of its community and to take such assessment into consideration in reviewing applications for mergers, acquisitions, and other transactions. An unsatisfactory CRA rating may be the basis for denying such an application. In connection with its assessment of CRA performance, the OTS assigns a rating of "outstanding," "satisfactory," "needs improvement" or "substantial noncompliance." Based on an examination conducted for 1993, Fidelity was rated satisfactory.

  The OTS recently completed a compliance and CRA examination of the Bank. The examiners have orally indicated to the Bank that it will receive a satisfactory compliance rating, but that the CRA rating will be a "needs improvement". Management strongly disagrees with the examiners' CRA findings, the result of which could have an adverse effect on certain of the Bank's planned activities and is evaluating plans to contest the CRA rating through the normal appeal procedures. See "--Recent Developments and Regulatory Issues."

  On May 4, 1995, the federal bank regulatory agencies, including the OTS, issued final regulations which changed the manner in which they measure an institution's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements.

  In addition, under the final regulations, an institution's size and business strategy will determine the type of CRA examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. Wholesale and limited purpose institutions will be examined under a community development test. All institutions have the option of being evaluated under a strategic plan formulated with community input and pre-approved by the applicable bank regulatory agency.

 Federal Home Loan Bank System

  The Federal Home Loan Banks provide a credit facility for member institutions. As a member of the FHLB of San Francisco, Fidelity is required to own capital stock in the FHLB of San Francisco in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid home loans, home purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were home mortgage loans, or 5% of its advances from the FHLB of San Francisco. At December 31, 1995, Fidelity was in compliance with this requirement with an investment in the stock of the FHLB of San Francisco of $49.4 million. Long-term FHLB advances may be obtained only for the purpose of providing funds for residential housing finance and all FHLB advances must be secured by specific types of collateral.

 Required Liquidity

  OTS regulations require savings institutions to maintain, for each calendar month, an average daily balance of liquid assets (including cash, certain time deposits, bankers' acceptances, specified United States government, state and federal agency obligations, and balances maintained in satisfaction of the FRB reserve requirements described below) equal to at least 5% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The OTS may change this liquidity requirement from time to time to an amount within a range of 4% to 10% of such accounts and borrowings depending upon economic conditions and the deposit flows of member institutions, and may exclude from the definition of liquid assets any item other than cash and the balances maintained in satisfaction of FRB reserve requirements. Fidelity's average regulatory liquidity ratio for the month of December 1995 was 6.85%, and accordingly Fidelity was in compliance with the liquidity requirement. Monetary penalties may be imposed for failure to meet liquidity ratio requirements.

  OTS regulations also require each member institution to maintain, for each calendar month, an average daily balance of short-term liquid assets (generally those having maturities of 12 months or less) equal to at least 1% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The average short-term liquidity ratio of Fidelity for the month of December 1995 was 5.66%.

 Environmental Risk

  Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its borrowers' properties, if, among other things, it either forecloses or participates in the management of its borrowers' operations or hazardous substance handling or disposal practices. Although CERCLA and certain state counterparts provide exemptions for secured lenders, the scope of such exemptions is limited and a rule issued by the Environmental Protection Agency clarifying such exemption under CERCLA has recently been held invalid. In addition, CERCLA and certain state counterparts impose a statutory lien, which may be prior to the Banks' interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Other laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

  It is the Bank's current policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan and foreclosing on any multifamily property. If such review reveals any environmental issues, a Phase I environmental audit (which generally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sampling) may be conducted by an independent environmental consultant. It is also the Bank's current policy with respect to loans secured by residential property with five or more units to automatically conduct a Phase I environmental audit prior to foreclosing on such property. Under certain circumstances, the Bank may decide not to foreclose on a property. There can be no assurances that such review, Phase I environmental audits or Phase II environmental audits have identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such property or surrounding properties will not result in the imposition of environmental liability on the Bank.

  The Bank is aware that certain current or former properties on which it has foreclosed and properties securing its loans contain contamination or hazardous substances, including asbestos and lead paint. Under certain circumstances, the Bank may be required to remove or remediate such contamination or hazardous substances. Although the Bank is not aware of any environmental liability relating to these properties that it believes would have a material adverse effect on its business or results of operations, there can be no assurances that the costs of any required removal or remediation would not be material or substantially exceed the value of affected properties or the loans secured by the properties or that the Bank's ability to sell any foreclosed property would not be adversely affected.

 Federal Reserve System

  The FRB requires savings institutions to maintain noninterest-earning reserves against certain of their transaction accounts (primarily deposit accounts that may be accessed by writing unlimited checks) and non-personal time deposits. For the calculation period at December 31, 1995, Fidelity was required to maintain $15.4 million in noninterest-earning reserves and was in compliance with this requirement. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy Fidelity's liquidity requirements discussed above.

  As a creditor and a financial institution, Fidelity is subject to certain regulations promulgated by the FRB, including, without limitation, Regulation B (Equal Credit Opportunity Act), Regulation D (Reserves), Regulation E (Electronic Funds Transfers Act), Regulation F (limits on exposure to any one correspondent depository institution), Regulation Z (Truth in Lending Act), Regulation CC (Expedited Funds Availability Act), and Regulation DD (Truth in Savings Act). As creditors of loans secured by real property and as owners of real property, financial institutions, including Fidelity, may be subject to potential liability under various statutes and regulations applicable to property owners, generally including statutes and regulations relating to the environmental condition of the property. See "--Regulation and Supervision-- Environmental Risk."

 Recent Accounting Pronouncements

  In October 1994, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" was issued. This statement amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and how a creditor recognizes interest income related to impaired loans. The adoption of SFAS No. 118 had no impact on the Bank as this statement allowed for recognition of interest income in conformity with the Bank's existing interest income recognition policy.

  As of January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends certain provisions of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require recognition of the rights to service mortgage loans for others as separate assets, however those rights are acquired, eliminating the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS No. 122 also requires that capitalized mortgage servicing assets be assessed for impairment based on the fair value of those rights. As a consequence of the adoption of SFAS No. 122, gains on sales of loans for the year ended December 31, 1995 increased by $0.7 million and the Bank's loss per share decreased by $0.02 (before the impact of the Reverse Stock Split).

  The Bank maintains a stock option plan for the benefit of its executives. In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages companies to account for stock-based compensation awards at their fair values at the date the awards are granted. This statement does not require the application of the fair value method and allows that continuance of the current accounting method, which requires accounting for stock-based compensation awards at their intrinsic value, if any, as of the grant date.

  The accounting and disclosure requirements of this statement are effective for financial statements at various dates beginning after December 15, 1995. The Bank has elected not to adopt the fair value accounting provisions of this statement for the year ended December 31, 1995.

 Gateway

  Gateway has been a NASD registered broker/dealer since October 1993 and offers securities products, such as mutual funds and variable annuities, to customers of the Bank. Fixed annuities are offered through the Bank's insurance agency, Citadel Service Corporation, dba, Fidelity Insurance Agency of Glendale. All securities transactions are executed and cleared by a clearance broker/dealer. Gateway does not maintain security or cash accounts for customers or perform custodial functions relating to customer securities.

  Gateway is required to conduct its activities in compliance with the February 1994 interagency guidelines of the federal bank and thrift regulators on retail sales of uninsured, nondeposit investment products by federally insured financial institutions. The interagency guidelines require that, among other things, customers are fully informed that investment products are not insured, are not deposits of or guaranteed by the Bank and involve investment risk including the potential loss of principal.

  The securities business is subject to regulation by the SEC and other federal and state agencies. Regulatory violations can result in the revocation of broker/dealer licenses, the imposition of censures or fines and the suspension or expulsion from the securities business of a firm, its officers or employees. With the enactment of the Insider Trading and Securities Fraud Enforcement Act of 1988, the SEC and the securities exchanges have intensified their regulation of broker/dealers, emphasizing in particular the need for supervision and control by broker/dealers of their own employees. In 1994, Gateway was audited by the NASD, SEC and the State of California Department of Corporations.

  The NASD has initiated proposed changes to the Rules of Fair Practice. The proposed rules respond to continuing concerns about the lack of clear guidance for NASD members in the nature of specific rules or regulations that address the activities of bank-affiliated broker/dealers. The rules apply exclusively to the activities of NASD members that are conducting broker/dealer services on the premises of a financial institution where retail deposits are taken. The main focus of the proposed rules is to minimize confusion by retail customers. The proposed rules cover broker/dealer conduct on the premises of financial institutions, the physical location of sales activity, the use of signage, use of confidential financial information, personnel registration, personnel compensation, supervision and responsibility, customer disclosure, and communication with the public. The proposed rules were published for a comment period which expired on February 15, 1995. On December 28, 1995, the NASD filed with the SEC for its approval the rules governing members conducting business on the premises of a financial institution. The SEC will publish the proposed rules in the Federal Register, indicating a time period when members and others may comment. The new rules will not become final until approved by the SEC.

  As a broker/dealer registered with the NASD, Gateway is subject to the SEC's uniform net capital rules, designed to measure the general financial condition and liquidity of a broker/dealer. Gateway is required to file monthly reports with the NASD and quarterly and annual reports with the NASD and SEC containing detailed financial information with respect to its broker/dealer operation.


ITEM 2.  PROPERTIES

  In February 1996, the executive offices of Fidelity relocated to 4565 Colorado Boulevard, Los Angeles, California, 90039. This facility also houses the Bank's administrative operations and has approximately 130,000 square feet of office space. Present local zoning entitlements will allow for the construction of approximately 300,000 square feet of additional office space plus parking on this 7.75-acre parcel. The potential for increasing the amount of office space at this Los Angeles site would satisfy Fidelity's anticipated facilities requirements for the foreseeable future.

  During 1995 the executive offices of Fidelity were located at 600 N. Brand Boulevard, Glendale, California 91203. This facility and another branch banking facility were sold to Citadel and simultaneously leased back by the Bank in May 1995 as part of the 1994 Restructuring and Recapitalization. Fidelity intends to sublease approximately 46,400 square feet of office space located at the Brand facility during 1996.

  The aggregate net book value of all owned administrative facilities was approximately $15.8 million as of December 31, 1995. On December 31, 1995, Fidelity owned 12 of its branch and/or loan office facilities having an aggregate net book value of approximately $6.5 million, and leased the remaining 21 of its branch and/or loan office facilities under leases with terms (including optional extension periods) expiring from 1996 through 2050. The aggregate annual rent under those leases as of December 31, 1995 was approximately

$3.1 million and the aggregate net book value of Fidelity's leasehold improvements associated with those leased premises was approximately $1.7 million. At December 31, 1995, Fidelity owned furniture, fixtures and equipment, related to both owned and leased facilities, having a net book value of approximately $9.4 million.

  All owned and leased office facilities are located in Southern California.


ITEM 3.  LEGAL PROCEEDINGS

  The Bank has been named as a defendant in a purported class action lawsuit alleging violations of federal securities laws in connection with the offering of common stock by the Bank in 1994 as part of the Bank's previously reported 1994 Restructuring and Recapitalization. The suit was filed by Harbor Finance Partners in an alleged class action complaint in the United States District Court- Central District of California on July 28, 1995 and originally named as defendants the Bank, Citadel Holding Co., Richard M. Greenwood (the Bank's chief executive officer and Citadel's former chief executive officer), J. P. Morgan Securities, Inc., and Deloitte & Touche. The suit alleged that false or misleading information was provided by the defendants in connection with the Bank's 1994 Restructuring and Recapitalization and stock offering and that the defendants knew and failed to disclose negative information concerning the Bank. A motion to dismiss the original complaint was filed by the Bank, and was granted without opposition. An amended complaint has recently been received and the Bank has filed a motion to dismiss the amended complaint, as well. The amended complaint omits to name J. P. Morgan Securities, Inc. and Deloitte & Touche as defendants and changes a number of factual and legal contentions from those set forth originally.

  Both the original complaint filed by Harbor Finance Partners and the amended complaint raise certain claims previously made in a wrongful termination and defamation action brought by William Strocco against the Bank and Citadel, which was filed in Los Angeles County Superior Court on March 9, 1995 although the nature and use of the same varies in the two pleadings. Plaintiff in the Strocco case is a former manager of the Bank's REO department who alleged, among other things, that his employment was terminated in violation of public policy and was a result of breaches of his implied employment contract and the implied covenant of good faith and fair dealing based on the notion that he objected to various aspects of the Bank's 1994 Restructuring and Recapitalization, including the selling of REO properties in Bulk Sales, as not in the best interests of the Bank, and that he asserted that the same were not fully disclosed to potential investors and to the OTS. Plaintiff also seeks damages for defamation and interference with contractual relationship.

  Both of these complaints seek damages, including punitive damages, in an unspecified amount. The Bank believes that these claims are meritless and plans to vigorously contest them.

  In addition, the Bank is a defendant in several individual and purported class actions brought by several borrowers which raise similar claims with respect to the manner in which the Bank serviced certain adjustable rate mortgages which were originated during the period 1983 through 1988. The actions have been filed between July 1, 1992 and February of 1995. One case is pending in the Ninth Circuit Court of Appeals after the Bank won a judgment at the trial level. In another case, judgement in favor of the Bank was recently entered and the time for appeal has not yet expired, and the others are pending in the Los Angeles Superior Court. The plaintiffs' principal claim is that the Bank selected an inappropriate review date to consult the index upon which the rate adjustment is based that was one or two months earlier than what was required under the terms of the notes. In a declining interest rate environment, the lag effect of an earlier review period defers the benefit to the borrower of such decline, and the reverse would be true in a rising interest rate environment. The Bank strongly disputes these contentions and is vigorously defending these suits. The legal responsibility and financial exposure of these claims presently cannot be reasonably ascertained and, accordingly, there is a risk that the final outcome of one or more of these claims could result in the payment of monetary damages which could be material in relation to the financial condition or results of operations of the Bank. At this point, the Bank does not believe the likelihood of such a result is probable and has not established any specific litigation reserves with respect to such lawsuits.

  In addition, a purchaser of assets from the Bank in the Bulk Sales has asserted claims against the Bank in an aggregate amount of $18.3 million. The Bank is evaluating the merits of these claims and believes that such claims are without merit. For a description of such claims, see "Business--Bulk Sales."

  In the normal course of business, the Bank and certain of its subsidiaries have a number of other lawsuits and claims pending. The Bank's management and its counsel believe that none of the lawsuits or claims pending will have a materially adverse impact on the financial condition or business of the Bank.

  An adverse outcome with respect to the foregoing claims could have a material adverse effect on the Bank's financial condition, results of operations and regulatory capital.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


  Other than the slate of directors elected at the 1995 annual shareholders meeting, there were no matters submitted to the security holders in 1995.

   On February 9, 1996 two proposals were submitted for consideration and approval to the holders of the outstanding shares of the Bank's Class A Common Stock. The first was a proposal to approve the Bank's 1996 Stock Option Plan and an accompanying amendment to the Bank's Amended and Restated Charter S to increase the number of authorized shares of Class A Common Stock to be reserved for issuance under the 1996 Stock Option Plan. The second was a proposal to amend the Bank's Amended and Restated Charter S to effect a one-for-four Reverse Stock Split. Both proposals were approved by the stockholders on February 9, 1996.

                                    PART II


ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

MARKET INFORMATION

  Effective March 14, 1996, the Bank's Common Stock is listed and quoted on the NASDAQ National Market. During 1995 and part of 1994 the Class A Common Stock was traded over the counter and quoted on the Over the Counter Bulletin Board (the "OTCBB"). See Item 1. "Business -- Recent Developments and Regulatory Issues."

     The following table sets forth the high and low daily closing sales prices of the Class A Common Stock on the OTCBB for each of the following quarters:

                               HIGH          LOW
                            -----------   ----------
  1995 (1)
     Fourth quarter......       9 1/4        5 1/2
     Third quarter.......      11 1/2        6
     Second quarter......      18           11
     First quarter (2)...      20           16
  1994 (1) (3)
     Fourth quarter......      23           17
     Third quarter.......      23 1/2       21

-------------------

(1) Closing sale prices reflect the one-for-four Reverse Stock Split approved by the stockholders on February 9, 1996.
(2) Prior to May 5, 1995, the Class A Common Stock was not quoted on the OTCBB and bid prices were provided by J.P. Morgan Securities, Inc.
(3) Prior to August 4, 1994, Fidelity was wholly owned by Citadel and its stock was not traded.


HOLDERS OF RECORD

     The number of holders of record of the Bank's Class A Common Stock at January 3, 1996 was 617.


DIVIDENDS

     The Bank has paid no dividends since the 1994 Recapitalization and Restructuring and currently has no plans to pay dividends on the Class A Common Stock. Due to the Bank's financial condition and certain regulatory restrictions, it is unlikely that the Bank will pay cash dividends on the Common Stock in the foreseeable future. See Item 1-- "Business--Regulation and Supervision--Regulation of Fidelity Affiliates and Dividends."

ITEM 6.  SELECTED FINANCIAL DATA

FIVE-YEAR SELECTED FINANCIAL DATA

  The table below sets forth certain historical financial data regarding the Bank. This information is derived in part from, and should be read in conjunction with, the Bank's consolidated financial statements and notes thereto included in Item 8.-- Financial Statements and Supplementary Data.

                                                             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ==========================================================================
                                               1995            1994            1993           1992           1991
                                           -------------   -------------   ------------   ------------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA:
Total assets............................    $ 3,299,444      $3,709,838     $4,389,781     $4,695,518     $5,123,835
Total loans, net........................      2,935,116       3,288,303      3,712,051      3,990,449      4,548,457
Deposits................................      2,600,869       2,697,272      3,368,664      3,459,648      3,885,861
FHLB advances...........................        292,700         332,700        326,400        581,400        325,000
Other borrowings........................        150,000         500,000        407,830        327,000        531,150
Subordinated notes......................             --              --         60,000         60,000         75,000
Stockholders' equity....................        229,043         156,547        182,284        220,171        221,959
Stockholders' equity per common share              9.72           24.11         173.51         209.57         211.28
 (1)(2).................................
Common shares outstanding (1)(2)........     18,242,465       6,492,465      1,050,561      1,050,561      1,050,561
OPERATING DATA:
Interest income.........................    $   246,477      $  241,465     $  289,331     $  370,715     $  520,052
Interest expense........................        174,836         155,828        188,494        240,124        378,514
                                            -----------      ----------     ----------     ----------     ----------
Net interest income.....................         71,641          85,637        100,837        130,591        141,538
Provision for estimated loan losses.....         69,724  (3)     65,559         65,100         51,180         49,843
                                            -----------      ----------     ----------     ----------     ----------
Net interest income after provision for
 estimated loan losses..................          1,917          20,078         35,737         79,411         91,695
Gains (losses) on loans held for sale,
 net....................................            522          (3,963)           194          1,117          2,118
Gains (losses) on securities
 activities, net........................          4,098           1,130          1,304             --          8,994
Gains on sales of servicing.............          4,604              --             --             --             --
Fee income from sale of uninsured
 investment products (4)................          4,117           3,419             --          2,606          2,487
Loans, retail banking and other fees....          6,866           9,040          8,660         12,291          2,518
Real estate operations..................         (9,145)        (17,419)       (48,843)       (22,261)        (9,597)
1994 Restructuring and Recapitalization
 charges, net...........................             --         (65,394)            --             --             --
Operating expense other than 1994
 Restructuring and Recapitalization
  charges...............................        (81,954)        (91,859)       (98,732)       (75,044)       (75,815)
                                            -----------      ----------     ----------     ----------     ----------
(Loss) earnings before income taxes.....        (68,975)       (144,968)      (101,680)        (1,880)        22,400
Income tax expense (benefit)............              4         (16,524)       (35,793)        (2,167)        14,296
                                            -----------      ----------     ----------     ----------     ----------
Net (loss) earnings.....................    $   (68,979)     $ (128,444)    $  (65,887)    $      287          8,104
                                            ===========      ==========     ==========     ==========     ==========
Net (loss) earnings per common share
 (1)(2).................................    $     (8.84)     $   (39.08)    $   (62.72)    $     0.27           7.72
                                            ===========      ==========     ==========     ==========     ==========
Weighted average common shares
 outstanding (1)(2).....................      7,807,201       3,286,960      1,050,561      1,050,561      1,050,561
                                            ===========      ==========     ==========     ==========     ==========
SELECTED OPERATING RATIOS:
Return on average assets................          (1.92)%         (3.17)%        (1.43)%         0.01%          0.15%
Return on average equity................         (42.31)%        (83.00)%       (29.99)%         0.13%          3.64%
Average equity divided by average assets           4.54%           3.82%          4.77%          4.57%          4.03%
Ending equity divided by ending assets..           6.94%           4.22%          4.15%          4.69%          4.33%
Operating expense to average assets (5).           2.28%           2.27%          2.14%          1.52%          1.37%
Efficiency ratio (6)....................          89.81%          97.58%         79.66%         45.38%         49.02%
Interest rate spread for the period.....           1.89%           2.24%          2.31%          2.66%          3.20%
Net yield on interest-earning assets....           2.05%           2.22%          2.31%          2.80%          2.54%
                                                                                                          (continued)

                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------
                                             1995         1994         1993         1992         1991
                                           ---------   ----------   ----------   ----------   ----------
(continued)                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSET QUALITY DATA:
NPAs (7)................................   $ 71,431     $ 85,729     $235,621     $234,405     $124,725
NPAs to total assets....................       2.16%        2.31%        5.37%        4.99%        2.43%
Nonaccruing loans.......................   $ 51,910     $ 71,614     $ 93,475     $112,041     $ 68,982
Nonaccruing loans to total loans, net...       1.77%        2.18%        2.52%        2.83%        1.53%
REGULATORY CAPITAL RATIOS:
Tangible capital ratio..................       6.91%        4.28%        4.10%        4.27%        3.86%
Core capital ratio......................       6.92%        4.29%        4.15%        4.35%        4.02%
Risk-based capital ratio................      12.43%        8.28%        9.32%        9.76%        9.85%
OTHER DATA:
Sales of investment products (4)........   $ 89,824     $112,430     $ 96,253     $ 77,078     $ 57,857
Real estate loans funded................   $ 19,396     $521,580     $422,355     $435,690     $507,406
Average interest rate on new loans......       9.61%        5.85%        6.75%        7.77%        9.07%
Loans sold, net (7).....................   $    390     $273,272     $115,003     $204,435     $282,728
Number of:
 Real estate loan accounts (in
  thousands)............................         12           14           16           18           21
 Deposit accounts (in thousands)........        207          216          241          233          238
 Retail branch offices (8)..............         33           33           42           43           43

----------------
(1) For the periods prior to August 4, 1994, Fidelity's one share owned by Citadel, its former holding company and sole stockholder, has been retroactively reclassified into 1,050,561 shares of Class A Common Stock.
(2) On February 9, 1996, the Bank's stockholders approved a one-for-four reverse stock split (the "Reverse Stock Split"). All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect this change. See Item 1. "Business -- Recent Developments and Regulatory Issues."
(3) In 1995 the Bank recorded a $45 million loan portfolio charge in connection with its adoption of the Accelerated Asset Resolution Plan. See Item 1. "Business--Business Strategy--Accelerated Asset Resolution Plan."
(4) Gateway was a subsidiary of the Bank except for a period of time beginning on November 1, 1992 and ending on August 3, 1994. Sales of investment products include 100% of Gateway investment product sales for comparative purposes.
(5) Excludes the impact of net 1994 Restructuring and Recapitalization charges.
(6) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding infrequent items, provisions for estimated loan and real estate losses, direct costs of real estate operations and gains/losses on the sale of securities.
(7) NPAs include nonaccruing loans and foreclosed real estate, net of specific valuation allowances, writedowns and REO GVA, if any.
(8) Excludes loans sold in certain Bulk Sales consummated in 1994, and is net of repurchases.
(9) All retail branch offices are located in Southern California.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

  Fidelity operates through 33 full-service branches, all of which are located in Southern California, principally in Los Angeles and Orange Counties. The Bank offers a broad range of consumer financial services including demand and term deposits and loans to consumers. At this time, the Bank primarily provides residential mortgages and consumer loans, which the Bank does not underwrite or fund, by referral to certain established providers of mortgage and consumer loan products with which the Bank has negotiated strategic alliances. In addition, through Gateway, a NASD registered broker/dealer, the Bank provides customers with uninsured investment products, including a number of mutual funds, annuities and unit investment trusts.


RESULTS OF OPERATIONS

  The Bank reported a net loss of $69.0 million ($8.84 per common share; computed on the basis of 7,807,201 weighted average common shares outstanding) for the year ended December 31, 1995. This compares to a net loss of $128.4 million ($39.08 per common share; computed on the basis of 3,286,960 weighted average common shares outstanding) for the year ended December 31, 1994.

  Results of operations for the year ended December 31, 1995, as compared to the same period in 1994, reflect: (a) net 1994 Restructuring and Recapitalization charges, with no comparable amounts in 1995, consisting of provisions for estimated losses on assets held for the Bulk Sale of $56.3 million and $14.1 million of other 1994 Restructuring and Recapitalization related expenses, partially offset by the Branch Sales gain of $5.0 million, (b) increased noninterest income of $18.9 million, due to decreased real estate losses and costs as well as gains recognized on the sale of loans, securities and loan servicing rights and (c) decreased operating expenses of $9.9 million related to personnel and other cost reductions. These favorable changes were partially offset by (a) an increase in provisions for loan losses of $4.2 million due to a loan portfolio charge of $45 million as a consequence of the adoption of the Accelerated Asset Resolution Plan, partially offset by a decrease in loan loss provisions due to a reduction in the amount of nonperforming assets, (b) a decrease of $16.5 million in income tax benefits resulting from annual limitations of the Bank's net operating loss carryback potential, and (c) a decrease in net interest income of $14.0 million caused by increasing rates paid on deposits and borrowings not offset by increasing loan yields due to the lag in repricing of the Bank's primarily adjustable rate loan portfolio and a decrease in interest-earning assets.

  The Bank reported a net loss of $128.4 million ($39.08 per common share, computed on the basis of 3,286,960 weighted average common shares outstanding) for the year ended December 31, 1994. This compares to a net loss of $65.9 million ($62.72 per common share, computed on the basis of 1,050,561 weighted average common shares outstanding) for the year ended December 31, 1993.

  Results of operations for the year ended December 31, 1994 compared to the same period of 1993 reflect the combined effects of (a) net 1994 Restructuring and Recapitalization charges with no comparable amounts in 1993, (b) decreased net interest income of $15.2 million due to the combined effects of decreased levels of average net interest-earning assets, decreasing margins and the negative effects of the apportionment of interest income between the Bank and the buyers of the Bulk Sale assets and (c) decreased income tax benefits of $19.3 million. These negative factors were partially offset by (a) decreased provisions for real estate losses and direct costs of real estate operations of $21.4 million and $10.0 million, respectively, and (b) decreased amortization of intangible assets of $9.2 million.

  In 1993, Fidelity reassessed the valuation of its intangible assets. Based upon the results of a branch profitability analysis and an analysis of the recoverability of its intangible assets related to core deposit premiums paid upon acquisition of deposits, Fidelity wrote down the carrying value of these assets in the amount of $5.2 million (which writedown is included in interest expense). In addition, an analysis was performed of the recoverability of the goodwill related to a 1978 acquisition. These analyses indicated that the net expected future earnings from the branches or assets acquired did not support the carrying value of the goodwill. As a result, Fidelity wrote down the remaining $8.8 million balance of goodwill related to this acquisition (which writedown is included in operating expense).


NET INTEREST INCOME

  Net interest income is the difference between interest earned on loans, mortgage-backed securities and investment securities ("interest-earning assets") and interest paid on savings deposits and borrowings ("interest-bearing liabilities").

For the year ended December 31, 1995, net interest income totaled $71.6 million, representing a decrease of $14.0 million from $85.6 million for the comparable period in 1994. Net interest income in 1994 also declined, by $15.2 million, from 1993.

  Net interest income is affected by (a) the average volume and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities, (b) the level and volatility of market interest rates, (c) the level of nonaccruing loans and (d) the interest rate spread between the yields earned and the rates paid. Additionally, in 1994, net interest income was negatively impacted by the Bulk Sales in that interest income was apportioned between the Bank and the buyers, while the Bank bore the entire related interest cost to carry the assets.

  The following table presents the primary determinants of the Bank's net interest income for the periods indicated.


                                                          YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------
                                                1995                                   1994
                                ------------------------------------   ------------------------------------
                                   AVERAGE                  AVERAGE      AVERAGE                   AVERAGE
                                    DAILY                    YIELD/       DAILY                     YIELD/
                                   BALANCE      INTEREST      RATE       BALANCE        INTEREST     RATE
                                -----------     --------    -------    -----------      --------   --------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans.......................     $3,196,024     $227,710      7.12 %    $3,566,045     $226,949      6.36 %
 Mortgage-backed securities..         55,538        3,535      6.37          53,369        2,868      5.37
 Investment securities.......        201,243       12,794      6.36         178,655        9,081      5.08
 Investment in FHLB stock....         48,373        2,438      5.04          50,185        2,567      5.12
                                  ----------     --------                ----------     --------
  Total interest-earning
   assets....................      3,501,178      246,477      7.04       3,848,254      241,465      6.27
                                                 --------                               --------
Noninterest-earning assets...         87,525                                203,454
                                  ----------                             ----------
  Total assets...............     $3,588,703                             $4,051,708
                                  ==========                             ==========
Interest-bearing liabilities:
 Deposits:
  Demand deposits............     $  304,644        2,767      0.91      $  367,828        3,299      0.90
  Savings deposits...........        167,000        4,469      2.68         325,367        7,635      2.35
  Time deposits..............      2,207,145      121,006      5.47       2,285,717       97,376      4.26
                                  ----------     --------                ----------     --------
   Total deposits............      2,678,789      128,242      4.79       2,978,912      108,310      3.64
 Borrowings..................        716,267       46,594      6.51         887,980       47,518      5.35
                                  ----------     --------                ----------     --------
  Total interest-bearing
   liabilities...............      3,395,056      174,836      5.15       3,866,892      155,828      4.03
                                                 --------                               --------
Noninterest-bearing
 liabilities.................         30,615                                 30,069
Stockholders' equity.........        163,032                                154,747
                                  ----------                             ----------
  Total liabilities and
   equity....................     $3,588,703                             $4,051,708
                                  ==========                             ==========
Net interest income;
 interest rate
 spread......................                    $ 71,641      1.89 %                   $ 85,637      2.24  %
                                                 ========     =====                     ========     =====
Net yield on interest earning
 assets......................                                  2.05  %                                2.22  %
                                                              =====                                  =====
Average nonaccruing loan
 balance included in average
 loan balance................     $   76,758                             $  131,096
                                  ==========                             ==========
Net delinquent interest
 removed from interest
 income......................                    $  5,813                               $ 10,895
                                                 ========                               ========
Reduction in net yield on
 interest-earning assets due
 to delinquent interest
 (in basis points)...........                                    17                                     28
                                                              =====                                  =====

                                            YEAR ENDED DECEMBER 31,
                                    ---------------------------------------
                                                     1993
                                    ---------------------------------------
                                      AVERAGE                     AVERAGE
                                       DAILY                       YIELD/
                                      BALANCE        INTEREST       RATE
                                    -----------      --------     ---------
                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans.......................         $3,930,262     $269,712      6.86 %
 Mortgage-backed securities..            207,875       11,051      5.32
 Investment securities.......            158,060        6,928      4.38
 Investment in FHLB stock....             51,210        1,640      3.20
                                      ----------     --------
  Total interest-earning
   assets....................          4,347,407      289,331      6.65
                                                     --------
Noninterest-earning assets...            260,843
                                      ----------
  Total assets...............         $4,608,250
                                      ==========
Interest-bearing liabilities:
 Deposits:
  Demand deposits............         $  345,957        4,781      1.38
  Savings deposits...........            451,590       11,268      2.50
  Time deposits..............          2,499,076      115,672      4.63
                                      ----------     --------
   Total deposits............          3,296,623      131,721      4.00
 Borrowings..................          1,049,291       56,773      5.41
                                      ----------     --------
  Total interest-bearing
   liabilities...............          4,345,914      188,494      4.34
                                                     --------
Noninterest-bearing
 liabilities.................             42,633
Stockholders' equity.........            219,703
                                      ----------
  Total liabilities and
   equity....................         $4,608,250
                                      ==========
Net interest income;
 interest rate spread........                        $100,837      2.31 %(1)
                                                     ========     =====
Net yield on interest earning
 assets......................                                      2.31 %(1)
                                                                  =====
Average nonaccruing loan
 balance included in average
 loan balance................         $  109,792
                                      ==========
Net delinquent interest
 removed from interest
 income......................                        $  8,670
                                                     ========
Reduction in net yield on
 interest-earning assets due
 to delinquent interest
 (in basis points)...........                                        20
                                                                  =====

--------------
(1) Excluding the writedown of core deposit intangible assets of $5.2 million, both the interest rate spread and the net yield on interest-earning assets for the year ended December 31, 1993, would have been 2.43%.

  The following tables present the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average balances and average rates for the periods indicated. Because of numerous changes in both balances and rates, it is difficult to allocate precisely the effects thereof. For purposes of these tables, the change due to volume is initially calculated as the change in average balance multiplied by the average rate during the prior period and the change due to rate is calculated as the change in average rate multiplied by the average volume during the prior period. Any change that remains unallocated after such calculations is allocated proportionately to changes in volume and changes in rates.



                                                         YEAR ENDED                                   YEAR ENDED
                                                      DECEMBER 31, 1995                           DECEMBER 31, 1994
                                                         COMPARED TO                                 COMPARED TO
                                                         YEAR ENDED                                   YEAR ENDED
                                                      DECEMBER 31, 1994                           DECEMBER 31, 1993
                                                   FAVORABLE (UNFAVORABLE)                     FAVORABLE (UNFAVORABLE)
                                          -----------------------------------------   ------------------------------------------
                                             VOLUME         RATE           NET           VOLUME          RATE           NET
                                          ------------   -----------   ------------   ------------   ------------   ------------
                                                                          (DOLLARS IN THOUSANDS)
Interest income:
  Loans................................     $ (24,838)    $  25,599      $     761      $ (23,936)     $ (18,827)     $ (42,763)
  Mortgage-backed securities...........           119           548            667         (8,286)           103         (8,183)
  Investment securities................         1,240         2,473          3,713            967          1,186          2,153
  Investment in FHLB stock.............           (90)          (39)          (129)           (34)           961            927
                                            ---------     ---------      ---------      ---------      ---------      ---------
     Total interest income.............       (23,569)       28,581          5,012        (31,289)       (16,577)       (47,866)
                                            ---------     ---------      ---------      ---------      ---------      ---------
Interest expense:
  Deposits:
     Demand deposits...................           568          (269)           299           (286)         1,768          1,482
     Savings deposits..................         4,014        (1,324)         2,690          3,015            618          3,633
     Time deposits.....................         3,444       (26,365)       (22,921)         9,376          8,920         18,296
                                            ---------     ---------      ---------      ---------      ---------      ---------
        Total deposits.................         8,026       (27,958)       (19,932)        12,105         11,306         23,411
  Borrowings...........................         9,143        (8,219)           924          8,631            624          9,255
                                            ---------     ---------      ---------      ---------      ---------      ---------
     Total interest expense............        17,169       (36,177)       (19,008)        20,736         11,930         32,666
                                            ---------     ---------      ---------      ---------      ---------      ---------
     Decrease in net interest income...     $  (6,400)    $  (7,596)     $ (13,996)     $ (10,553)     $  (4,647)     $ (15,200)
                                            =========     =========      =========      =========      =========      =========

  The $14.0 million decrease in net interest income between 1995 and 1994 was primarily the result of increased rates on average interest-bearing liabilities combined with a decline in the average level of interest-earning assets. These changes were partially offset by a decline in the level of interest-bearing liabilities and increased rates on interest-earning assets.

  The $15.2 million decrease in net interest income between 1994 and 1993 was primarily the result of a decline in the average level of interest-earning assets, combined with reduced yields earned on average interest-earning assets. This was partially offset by a decline in the level of interest-bearing liabilities and reduced rates paid on interest-bearing liabilities. Additionally, net interest income in 1994 was negatively impacted by the closing of the Bulk Sales. As a result of the apportionment of interest income between buyer and seller, only interest income collected and applied to the Bulk Sale loans prior to the closing of each transaction was retained and recognized by the Bank. The apportionment of interest income resulted in not only the reversal of previously accrued but uncollected interest, but also the loss of interest income for the number of days in the month that the Bank held performing Bulk Sale loans prior to closing. The decline in interest expense on deposits is also partially due to the writedown of $5.2 million of core deposit intangible assets in 1993, with no comparable writedown in 1994.

  The yield on interest-earning assets and the cost of interest-bearing liabilities of the Bank both tend to rise or fall in step with COFI, since it is an aggregation of the cost of funds of the Bank's peers in the FHLB

Eleventh District. However, due to reporting delays and contractual look-back periods contained in the Bank's loan documents, the 92.4% of the Bank's loans which are indexed to COFI at December 31, 1995, as with all COFI portfolios in the industry, do not reprice until some time after the industry liabilities composing COFI reprice. The Bank's liabilities reprice simultaneously with the cost of funds of institutions which comprise the FHLB Eleventh District. In the Bank's case, the lag between the repricing of its liabilities and its ARM loans indexed to COFI is approximately four months. Thus, when rates rise sharply, as they did between early 1994 and early 1995, there will be upward pressure on rates paid on deposit accounts and wholesale borrowings, and the Bank's net interest income will be adversely affected until the majority of its interest-earning assets fully reprice. Conversely, in a falling interest rate environment, as in 1993 and the later part of 1995, net interest income will be positively affected.

  The Bank's net interest income, interest rate margin and operating results have been negatively affected by the level of loans on nonaccrual status. Gross balances of nonaccruing loans peaked in July 1994 at $171 million and averaged $76.8 million, $131.1 million and $109.8 million in 1995, 1994 and 1993, respectively. As a result, the Bank's net interest rate margin was decreased by 17, 28 and 20 basis points in those years, respectively.

ASSET/LIABILITY MANAGEMENT

  To reduce fluctuations in net interest income, the Bank maintains a loan portfolio with a yield that generally fluctuates in step with the cost of its liabilities. The Bank has traditionally done this by originating and purchasing primarily ARM loans for its portfolio. ARM loans comprised 97% of the total loan portfolio at December 31, 1995. All else being equal, to the extent that the composition of the Bank's liabilities parallels the composition of COFI, changes in the Bank's cost of funds should parallel changes in COFI. However, due to the lag in COFI-based ARMs repricing discussed above, and depending upon the level of increase or decrease in interest rates, interim disparities often occur. The decline in short-term rates from 1990 to early 1993 contributed significantly to the Bank's net interest margin. Subsequent increases in rates have caused a reduction in net interest income. If interest rates were to increase again, Fidelity's net interest income may again be negatively impacted.

  Subsequent to December 31, 1995, under the supervision of the Bank's Asset/Liability Committee, the Bank's Treasury Department began to engage in certain option strategies. These strategies, which will involve the purchase and sale of options on U.S. Government securities, will be an integral part of the Bank's investment and asset/liability strategies. Financial instruments utilized in these programs will carried at fair value. Options may produce credit exposure related to the contractual performance of the counterparties. The Bank's Credit Policy Committee makes recommendations regarding counterparties and credit limits which are subject to approval by the Board of Directors. Realized and unrealized changes in fair values are recognized currently. The Bank did not engage in these option activities after March 31, 1995; however, at December 31, 1994, the notional amounts of open option positions were $223.5 million.

  The Bank may employ interest rate swaps, caps and floors in the management of interest rate risk. Interest rate swaps generally involve the exchange of fixed or floating interest payments without the exchange of the underlying principal amounts. Interest rate caps and floors generally involve the payment of a one time premium to a counterparty who, if interest rates rise or fall, above or below a predetermined level, will make payments to the Bank at an agreed upon rate for the term of the agreement until such time as interest rates fall below or rise above the cap or floor level.

  During the first quarter of 1995, the Bank terminated interest rate swap agreements with a notional amount of $700 million, resulting to a deferred gain of $1.2 million which was fully amortized in 1995. Also, during the fourth quarter of 1995, the Bank terminated the remaining interest swap agreements with a notional amount of $446.7 million and as a result recorded a deferred loss of $3.2 million. As part of its total risk management, the Bank entered into these interest rate swap agreements in 1993 and 1994 with various reputable counterparties. An interest rate swap agreement is a financial transaction where two counterparties agree to exchange different streams of payments over time. An interest rate swap involves no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. These interest rate swap agreements are intended to modify the repricing characteristics of specific assets and liabilities. There were no outstanding interest rate swap agreements at December 31, 1995.

  In March 1994, the Bank purchased two interest rate floor contracts with a total notional principal amount of $100 million. The Bank's interest rate floor contracts were designed to protect against interest rate declines below the fixed rate floor of 4.75%. During the fourth quarter of 1995, these interest rate floor contracts were terminated.

  The Bank is developing a plan to increase the asset size of the Bank by up to $1 billion. The plan, in general terms, is based upon certain risk adjusted return and liquidity objectives and is expected to take up to six months to execute. This action is designed to increase the securities and loan portfolios to enhance the Bank's earnings capabilities. The proposed increase in earning assets will be at a lower interest rate spread than the Bank is currently yielding. Accordingly, if the plan is implemented, the Bank's interest rate spread is expected to decline. The Bank has formally requested approval from the OTS for a waiver on the growth restriction currently in place. (See Item 1. "Business--Regulation and Supervision--Office of Thrift Supervision Oversight.") There can be no assurance that such approval will be granted. If an approval were granted, the Bank intends to implement the plan promptly. Management intends to implement the plan in a manner that would not adversely affect the current well-capitalized status of the Bank.

  The following table sets out the maturity and rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1995. "Gap," as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods as adjusted for interest-rate swaps and based on certain assumptions, including those stated in the notes to the table.

                     MATURITY AND RATE SENSITIVITY ANALYSIS

                                                                       AS OF DECEMBER 31, 1995
                                                                        MATURITY OR REPRICING
                                         ------------------------------------------------------------------------------------
                                          WITHIN 3        4-12             1-5            6-10        OVER 10
                                          MONTHS         MONTHS           YEARS           YEARS        YEARS         TOTAL
                                         ----------    ------------     ------------     --------    --------     -----------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Cash.................................   $    5,371      $       --       $       --      $    --     $    --     $    5,371
 Investment securities (1) (2)........       49,775          25,036           69,269           --          --        144,080
 Mortgage-backed securities (1).......       28,604           3,038               91           --          --         31,733
 Loans receivable:
  ARMs and other adjustables (3)......    2,403,340         383,125          148,828        4,398         116      2,939,807
  Fixed rate loans....................           81           1,172           11,789       13,915      67,567         94,524
                                         ----------      ----------       ----------      -------     -------     ----------
   Total gross loans receivable.......    2,403,421         384,297          160,617       18,313      67,683      3,034,331
                                         ----------      ----------       ----------      -------     -------     ----------
    Total.............................    2,487,171         412,371          229,977       18,313      67,683     $3,215,515
                                         ----------      ----------       ----------      -------     -------     ==========
Interest-bearing liabilities:
 Deposits:
  Checking and savings accounts (4)...      371,999              --               --           --          --     $  371,999
  Money market accounts (4)...........       93,901              --               --           --          --         93,901
  Fixed maturity deposits:
   Retail customers...................      891,234         979,459          246,110          829       1,119      2,118,751
   Wholesale customers................        3,117           4,124            8,977           --          --         16,218
                                         ----------      ----------       ----------      -------     -------     ----------
    Total deposits....................    1,360,251         983,583          255,087          829       1.119      2,600,869
                                         ----------      ----------       ----------      -------     -------     ----------
 Borrowings:
  FHLB advances (3)...................      272,700              --           20,000           --          --        292,700
  Other...............................       50,000              --          100,000           --          --        150,000
                                         ----------      ----------       ----------      -------     -------     ----------
   Total borrowings...................      322,700              --          120,000           --          --        442,700
                                         ----------      ----------       ----------                              ----------
    Total.............................    1,682,951         983,583          375,087          829       1.119     $3,043,569
                                         ----------      ----------       ----------      -------     -------     ==========
Repricing Gap.........................   $  804,220      $ (571,212)       $(145,110)     $17,484     $66,564
                                         ==========      ==========       ==========      =======     =======
Gap to total assets...................        24.37%         (17.31%)          (4.40%)       0.53%       2.02%
                                         ==========      ==========       ==========      =======     =======
Cumulative Gap to total assets........        24.37%           7.06%            2.66%        3.19%       5.21%
                                         ==========      ==========       ==========      =======     =======

--------------
(1) Repricings shown are based on the contractual maturity or repricing frequency of the instrument.
(2) Investment securities include FHLB stock of $49.4 million.
(3) ARMs and variable rate borrowings from the FHLB system ("FHLB advances") are primarily in the shorter categories as they are subject to interest rate adjustments.
(4) These liabilities are subject to daily adjustments and are therefore included in the "Within 3 Months" category.


  Analysis of the Gap provides only a static view of the Bank's interest rate sensitivity at a specific point in time. The actual impact of interest rate movements on the Bank's net interest income may differ from that implied by any Gap measurement. The actual impact on net interest income may depend on the direction and magnitude of the interest rate movement, as well as competitive and market pressures.

  Fidelity's interest rate risk is reviewed on an ongoing basis. At September 30, 1995, the latest date for which information is available, the Bank's interest rate sensitivity measure was in the 69th percentile (only 31% of institutions were less sensitive) of all institutions supervised by the OTS, as measured by the OTS' interest rate risk model. Due to the Bank's relatively low level of interest rate risk, the Bank would not have been required to include an interest rate risk component in its risk-based capital had the new regulation regarding such inclusion been in effect at December 31, 1995. See Item 1. "Business--Regulation and Supervision--FIRREA Capital Requirements."

ASSET QUALITY

  The Bank's loan portfolio is primarily located in Southern California and is comprised principally of single family and multifamily (2 units or more) residential loans. At December 31, 1995, 19.6% of Fidelity's real estate loan portfolio consisted of California single family residences, while another 11.4% and 61.0% consisted of California multifamily dwellings of 2 to 4 units and 5 or more units, respectively. At December 31, 1994, 22.4% of Fidelity's real estate loan portfolio (including loans held for sale) consisted of California single family residences while another 11.7% and 58.2% consisted of California multifamily dwellings of 2 to 4 units and 5 or more units, respectively.

  The performance of the Bank's multifamily and commercial loan portfolios has been adversely affected by recent Southern California economic conditions. The performance of the Bank's multifamily and commercial loan portfolio is particularly susceptible to the potential for further declines in the Southern California economy, such as increasing vacancy rates, declining rents, increasing interest rates, declining debt coverage ratios, and declining market values for multifamily and commercial properties. In addition, the possibility that investors may abandon properties or seek bankruptcy protection with respect to properties experiencing negative cash flow, particularly where such properties are not cross-collateralized by other performing assets, can also adversely affect the multifamily loan portfolio. While diminishing in impact, the Bank's portfolio continues to experience some adverse effects from the January 17, 1994 Northridge Earthquake. See Item 1. "Business--Credit Administration--Northridge Earthquake."

  California has been hit particularly hard by the current recession and Southern California has experienced the brunt of the economic downturn in the state. The Southern California economy is characterized by higher unemployment than the national and state averages and real estate values that, in many cases, continue to decline. There can be no assurances that these economic conditions will improve in the near future as many factors key to recovery may be impacted adversely by the Federal Reserve Bank's interest rate policy as well as other factors. Consequently, rents and real estate values may not stabilize, which may affect future delinquency and foreclosure levels and may adversely impact the Bank's asset quality, earnings performance and capital levels.

  As a result of the 1994 OTS examination of the Bank, Fidelity was required, among other things, to maintain a minimum GVA of $40 million unless OTS concurrence was obtained prior to reduction of such GVA. In October 1995, the Bank requested relief from the minimum GVA level of $40 million. On the basis of various presentations by management and an informal on-site review, the OTS advised the Bank that it took no objection to the Bank's reducing the level of GVA to $35 million as of December 31, 1995.

  As a consequence of the adoption of the Accelerated Asset Resolution Plan, the Bank recorded a $45.0 million loan portfolio charge in the fourth quarter of 1995. This amount represents the estimated losses, net of specific reserves, anticipated to be incurred by the Bank as a consequence of executing the Accelerated Asset Resolution Plan. Such additional losses represent, among other things, the estimated incremental losses associated with recovery through possible bulk sales of performing and non-performing loans and REO, estimated reduced recoveries from restructuring loans which the Bank would collect and resolve, if possible, in its normal course of business, and the acceptance of lower proceeds from the sale of individual REO. See Item 1. "Business-- Accelerated Asset Resolution Plan."

  On January 1, 1994, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." This statement generally requires that creditors measure impairment when it is probable that a creditor will be unable to collect all amounts due (including interest and principal) according to the contractual terms of the loan agreement. When a loan is impaired, a creditor must measure the extent of that impairment based upon either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral, if the loan is collateral-dependent. If it is determined that foreclosure is probable, impairment is measured based on the fair value of the collateral.

  In October 1994, SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" was issued. This statement amends the disclosure requirements in SFAS No. 114 by requiring information about the recorded investment in certain impaired loans and how a creditor recognizes interest income related to impaired loans. The adoption of SFAS No. 118 had no impact on the Bank as this statement permitted recognition of interest income in conformity with the Bank's existing interest income recognition policy.

  During the year ended 1995, total delinquent loans decreased $35.0 million, or 32.7%, from December 31, 1994. The following table presents loan delinquencies by number of days delinquent and by property type as of the dates indicated. All assets are reported net of specific reserves and writedowns.


                                           DECEMBER 31,    DECEMBER 31,
                                               1995            1994
                                           ------------    ------------
                                              (DOLLARS IN THOUSANDS)
Delinquencies by number of days:
  30 to 59 days.........................           0.43  %         0.74  %
  60 to 89 days.........................           0.24            0.33
  90 days and over......................           1.74            2.18
                                                -------        --------
     Loan delinquencies to net loan
      portfolio.........................           2.41  %         3.25  %
                                                =======        ========
Delinquencies by property type:
 Single family:
  30 to 59 days.........................        $ 4,283        $  4,413
  60 to 89 days.........................            924           1,016
  90 days and over......................          7,226           7,775
                                                -------        --------
                                                 12,433          13,204
                                                -------        --------
     Percent of applicable loan
      portfolio.........................           2.10  %         1.74  %
 Multifamily (2 to 4 units):
  30 to 59 days.........................          1,748           4,281
  60 to 89 days.........................            282             904
  90 days and over......................          6,671           6,590
                                                -------        --------
                                                  8,701          11,775
                                                -------        --------
     Percent of applicable loan
      portfolio.........................           2.57  %         2.99  %
 Multifamily (5 to 36 units):
  30 to 59 days.........................          5,434          15,438
  60 to 89 days.........................          5,801           5,247
  90 days and over......................         14,312          23,112
                                                -------        --------
                                                 25,547          43,797
                                                -------        --------
     Percent of applicable loan
      portfolio.........................           1.71  %         2.73  %
 Multifamily (37 units and over):
  30 to 59 days.........................            304              --
  60 to 89 days.........................             --           2,272
  90 days and over......................          3,190           7,088
                                                -------        --------
                                                  3,494           9,360
                                                -------        --------
     Percent of applicable loan
      portfolio.........................           1.07  %         2.75  %
 Commercial and industrial:
  30 to 59 days.........................            958             264
  60 to 89 days.........................            213           1,385
  90 days and over (1)..................         20,511          27,049
                                                -------        --------
                                                 21,682          28,698
                                                -------        --------
     Percent of applicable loan
      portfolio.........................           9.26  %        11.52  %

Total loan delinquencies, net...........        $71,857        $106,834
                                                =======        ========
Loan delinquencies to net loan portfolio           2.41  %         3.25  %
                                                =======        ========

--------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million at December 31, 1995 and one loan on the same hotel property with a balance of $13.8 million at December 31, 1994.

  Included in total delinquent loans as of December 31, 1995 and 1994 are $7.8 million and $23.3 million, respectively, of loans which were secured by properties which were damaged as a result of the January 17, 1994 Northridge earthquake and previously identified as "earthquake-affected loans." See Item 1. "Business--Credit Administration--Northridge Earthquake."

  The following table presents net delinquent loans at the dates indicated:


                                DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,
                                    1995           1995          1995       1995          1994
                                ------------   -------------   --------   ---------   ------------
                                                      (DOLLARS IN THOUSANDS)
Number of days delinquent:
  30 to 59 days..............        $12,727         $17,963    $ 9,567    $ 19,323       $ 24,396
  60 to 89 days..............          7,220           8,379     10,343      11,295         10,824
  90 days and over (1).......         51,910          54,313     64,827      70,519         71,614
                                     -------         -------    -------    --------       --------
     Total delinquencies.....        $71,857         $80,655    $84,737    $101,137       $106,834
                                     =======         =======    =======    ========       ========

--------------

(1) Includes two loans on one hotel property with a total balance of $15.9 million at December 31, 1995 and one loan on the same hotel property with a balance of $13.8 million at December 31, 1994.

  Total classified assets increased $77.5 million or 55% during 1995 to $219.1 million at December 31, 1995. Nonperforming classified assets decreased $14.3 million during 1995 while performing classified assets increased $91.8 million primarily due to the LGS system implementation in the second half of 1995. See
Item 1. "Business -- Credit Administration -- Asset Classification." The ratio of NPAs to total assets decreased from 2.31% at December 31, 1994 to 2.16% at December 31, 1995. This decrease is primarily due to reduced levels of nonaccruing loans at December 31, 1995 compared to December 31, 1994. All assets and ratios are reported net of specific reserves and writedowns unless otherwise stated. The following table presents asset quality details at the dates indicated:


                                    DECEMBER 31,    DECEMBER 31,
                                        1995            1994
                                    ------------    ------------
                                       (DOLLARS IN THOUSANDS)
NPAs by type:
  Nonaccruing loans..............       $ 51,910        $ 71,614
  REO, net of REO GVA............         19,521          14,115
                                        --------        --------
     Total NPAs..................       $ 71,431        $ 85,729
                                        ========        ========
NPAs by composition:
  Single family residences.......       $ 10,178        $  8,705
  Multifamily 2 to 4 units.......          9,269           6,788
  Multifamily 5 units and over...         25,923          36,124
  Commercial and other (1).......         28,361          34,112
  REO GVA........................         (2,300)             --
                                        --------        --------
     Total NPAs..................         71,431          85,729
Total TDRs (2)...................         32,691          52,144
                                        --------        --------
     Total TDRs and NPAs.........       $104,122        $137,873
                                        ========        ========
Classified assets:
  NPAs...........................       $ 71,431        $ 85,729
  Performing classified loans....        147,646          55,807
                                        --------        --------
     Total classified assets.....       $219,077        $141,536
                                        ========        ========
                                                        (continued)
                                                         ---------


                                           DECEMBER 31,    DECEMBER 31,
                                               1995            1994
                                          ------------    ------------
(continued)                                 (DOLLARS IN THOUSANDS)
Classified asset ratios:
  Nonaccruing loans to total assets...         1.57%           1.93%
  NPAs to total assets................         2.16%           2.31%
  TDRs to total assets................         0.99%           1.41%
  NPAs and TDRs to total assets.......         3.16%           3.72%
  Classified assets to total assets...         6.64%           3.82%
  REO to NPAs.........................        27.33%          16.46%
  Nonaccruing loans to NPAs...........        72.67%          83.54%

--------------
(1) Includes two loans on one hotel property with a total balance of $15.9 million at December 31, 1995 and one loan on the same hotel property with a balance of $13.8 million at December 31, 1994.
(2) Included in TDRs at December 31, 1995 and December 31, 1994 are 14 and 41 earthquake-affected TDRs totaling $13.9 million and $36.1 million, respectively.

  Direct costs of foreclosed real estate operations totaled $5.8 million, $8.7 million, and $18.6 million for the years ended December 31, 1995, 1994, and 1993, respectively. The decrease was primarily due to higher sales activity, and decreases in both the number and average gross book value of properties foreclosed. The following table provides information about the change in the book value and the number of properties owned and foreclosed for the periods indicated:


                                                                                        AT OR FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                  -------------------------------------
                                                                                        1995                1994
                                                                                  -----------------   -----------------
                                                                                          (DOLLARS IN THOUSANDS)
REO net book value...............................................................        $19,521          $  14,115
Increase (decrease) in REO for the period........................................        $ 5,406          $(128,031)
Number of real properties owned..................................................            109                 64
Increase (decrease) in number of properties owned for the period.................             45               (173)
Number of properties foreclosed for the period...................................            270                232
Gross book value of properties foreclosed........................................        $92,661          $ 102,293
Average gross book value of properties foreclosed................................        $   343          $     441

  The following table summarizes the Bank's reserves, writedowns and certain coverage ratios at the dates indicated:


                                                 DECEMBER 31,
                                           -------------------------
                                               1995          1994
                                           -------------   ---------
                                            (DOLLARS IN THOUSANDS)
Loans:
  GVA...................................     $48,921     $50,482
  Specific reserves.....................      40,514      16,720
                                             -------     -------
     Total allowance for estimated loan
      losses............................     $ 9,435(1)  $67,202
                                             =======     =======
  Writedowns (2)........................     $   316     $   502
                                             =======     =======
  Total loan allowances and loan
   writedowns to gross loans............        2.96%       2.01%
  Total loan allowances to gross loans..        2.95%       2.00%
  Loan GVA to loans (3).................        1.64%       1.51%
  Loan GVA to nonaccruing loans.........       94.24%      70.49%
  Nonaccruing loans to total loans, net.        1.77        2.18%
Real estate owned:
  REO GVA...............................     $ 2,300     $    --
  Specific reserves.....................       1,192       2,318
                                             -------     -------
     Total REO allowance for estimated
      losses............................     $ 3,492     $ 2,318
                                             =======     =======
  Writedowns (2)........................     $17,584     $16,640
                                             =======     =======
  Total REO allowances and REO
   writedowns to gross REO..............       51.92%      57.32%
  Total REO allowances to gross REO (4).       15.17%      14.11%
  REO GVA to REO (3)....................       10.54%         --
Total loans and REO:
  GVA...................................     $51,221     $50,482
  Specific reserves.....................      41,706      19,038
                                             -------     -------
     Total allowance for estimated
      losses............................     $ 2,927(1)  $69,520
                                             =======     =======
  Writedowns (2)........................     $17,900     $17,142
                                             =======     =======
  Total allowances and writedowns to
   gross loans and REO..................        3.60%       2.55%
  Total allowances to gross loans and
   REO (3)..............................        3.04%       2.06%
  Total GVA to loans and REO (3)........        1.70%       1.51%
  Total GVA to NPAs.....................       69.47%      58.89%

(1) The allowance for estimated loan losses includes the effect of the $45 million reserve established in 1995 in connection with the adoption of the Accelerated Asset Resolution Plan.
(2) Writedowns include cumulative charge-offs on outstanding loans and REO as of the date indicated.
(3) Loans and REO, as applicable, in these ratios are calculated prior to their reduction for loan and REO GVA, respectively, but are net of specific reserves and writedowns.
(4) Net of writedowns.

  The following tables summarize the activity in the Bank's allowances for estimated loan and real estate losses at the dates indicated:


                                                        YEAR ENDED                                         YEAR ENDED
                                                    DECEMBER 31, 1995                                   DECEMBER 31, 1994
                               ---------------------------------------------------------------------------------------------
                                                             REAL ESTATE                            REAL ESTATE
                                       LOANS                   OWNED         TOTAL        LOANS        OWNED       TOTAL
                                ---------------------   ----------------  -----------   ----------  ----------- -----------
                                                                           (DOLLARS IN THOUSANDS)
Balance on January 1,........       $   67,202              $  2,318    $  69,520    $  83,832      $  17,715     $ 101,547
 Provision for losses........           69,724(1)              3,366       73,090       65,559          8,768        74,327
 Charge-offs.................          (44,278)               (8,358)     (52,636)     (55,685)       (16,820)      (72,505)
 Allocations from GVA to REO.           (6,166)                6,166           --           --             --            --
 GVA charged off on Bulk                    --                    --           --      (30,497)        (7,894)      (38,391)

  Sale assets................
 Recoveries..................            2,953                    --        2,953        3,993            549         4,542
                                    ----------              --------    ---------    ---------      ---------     ---------
Balance on December 31,......       $   89,435              $  3,492    $  92,927    $  67,202      $   2,318     $  69,520
                                    ==========              ========    =========    =========      =========     =========

(1) Included in the provision for estimated loan losses in 1995 is the $45 million loan portfolio charge associated with the Accelerated Asset Resolution Plan.


  The following table details the activity affecting specific loss reserves for the periods indicated:


                                                      YEAR ENDED                               YEAR ENDED
                                                  DECEMBER 31, 1995                        DECEMBER 31, 1994
                                        -------------------------------------------------------------------------------
                                                     REAL ESTATE                              REAL ESTATE
                                          LOANS        OWNED          TOTAL        LOANS         OWNED         TOTAL
                                        ---------    -----------    ---------    ---------    -----------     ---------
                                                                        (DOLLARS IN THOUSANDS)
Balance on January 1,................   $  16,720       $  2,318    $  19,038    $  12,254      $   9,273    $  21,527
 Allocations from GVA to specific
  reserves...........................      68,072          7,473       75,545       60,151          9,316       69,467
 Charge-offs.........................     (44,278)        (8,599)     (52,877)     (55,685)       (16,271)     (71,956)
                                        ---------       --------    ---------    ---------      ---------    ---------
Balance at end of period indicated...   $  40,514       $  1,192    $  41,706    $  16,720      $   2,318    $  19,038
                                        =========       ========    =========    =========      =========    =========


NONINTEREST INCOME/EXPENSE

  Noninterest income has three major components: (a) noninterest income from ongoing operations, which includes loan fee income, gains or losses on loans held for sale, fees earned on the sale of securities and annuities and retail banking fees, (b) income/expenses associated with owned real estate, which includes both the provision for real estate losses as well as income/expenses incurred by the Bank associated with the operations of its owned real estate properties and (c) gains and losses on the sales of loan servicing, investment securities and mortgage-backed securities. Items (b) and (c) can fluctuate widely, and could therefore mask the underlying fee generating performance of the Bank on an ongoing basis.

  Noninterest income improved by $18.9 million from net noninterest expense of $7.8 million in the year ended December 31, 1994 to net noninterest income of $11.1 million in the year ended December 31, 1995. The major components of this improvement are: (a) real estate provisions and costs decreased by $8.3 million in the year ended December 31, 1995, as a result of decreased average levels of REO, (b) net gains on securities activities of $4.1 million in the year ended December 31, 1995 improved from $1.1 million during the same period in 1994 primarily as a result of the sales of securities for regulatory capital maintenance purposes, (c) a net gain of $4.6 million was realized in the year ended December 31, 1995 from the sale of rights to service loans for others (no such sales were recorded during the same period of 1994), (d) net gains on loan sales improved by $4.5 million to a gain of $0.5 million in the year ended December 31, 1995 from a loss of $4.0 million during the same period in 1994 (loan sale gains and losses during both periods were a consequence of sales of loans to reduce the overall size of the Bank to maintain minimum regulatory capital ratios) and (e) fee income from the sale of uninsured investment products increased by $0.7 million from $3.4 million for the year ended December 31, 1994 to $4.1 million for the year ended December 31, 1995, reflecting the progress of the Bank's integrated sales strategy and the consolidation of Gateway's operations since August 1994, when it was purchased by the Bank from Citadel as part of the 1994 Restructuring and Recapitalization. Until that time, Gateway was a wholly owned subsidiary of Citadel and only a portion of its fee income was shared with the Bank under a fee sharing arrangement.

  Net noninterest expense improved by $30.9 million from net noninterest expense of $38.7 million in 1993 to net noninterest expense of $7.8 million in 1994. The major components of this improvement were (a) increased fee income from investment products of $3.4 million due to the apportionment of fee income between Gateway and Fidelity beginning in January 1994 and the consolidation of Gateway's operations since August 1994, when it was purchased by Fidelity from Citadel as a part of the 1994 Restructuring and Recapitalization and (b) a decrease in costs and provisions related to REO of $31.4 million from $48.8 million in 1993 to $17.4 million in 1994 due to the significant decrease in the level of REOs after the consummation of the Bulk Sales. This improvement was partially offset by (a) a $4.2 million decrease in gains on loans held for sale from a gain of $0.2 million in 1993 to a loss of $4.0 million in 1994 resulting from dispositions of loans for capital planning purposes and (b) a decrease of $0.4 million in loan fee income related to a decline in the Bank's servicing portfolio.

OPERATING EXPENSES

  Operating expenses decreased by $9.9 million to $82.0 million for the year ended December 31, 1995 compared to $91.9 million for the year ended December 31, 1994, excluding net 1994 Restructuring and Recapitalization charges. The change was primarily due to (a) a decrease of $9.5 million in personnel and benefits due to a decline of 229 or 26.2% in the twelve-month average FTEs, (b) a decrease of $1.4 million in occupancy and other office related costs partially as a result of the reduction in FTEs, (c) a $1.1 million decrease in FDIC insurance premiums partially due to a decrease in deposits as a result of the Branch Sale, and (d) a $2.0 million decrease in office related costs partially as a result of the reduction in FTEs and tighter cost controls. These favorable changes were partially offset by a provision of $4.3 million for computer software costs. See Item 1. "Business- Office of Thrift Supervision Oversight:
Supervisory Agreement.".

  The Bank decreased total employee headcount during 1995 by 169 to achieve organizational goals involving cost reductions, outsourcing opportunities and changes in product focus. Areas which experienced employee reductions in 1995 included the Consumer Lending Group (a reduction of 41 employees), the Retail Financial Services Group (a reduction of 79 employees) and other administrative services and subsidiaries (a reduction of 49 employees). The Bank may have limited staff reductions during 1996. In addition, the Bank is evaluating the elimination or reduction of certain nonpersonnel expenditures.

  Staff reductions in 1994 decreased total employee headcount by 197 and included reductions of 86 employees in the Consumer Lending Group, 56 employees in the Retail Financial Services Group, 28 employees in Credit Administration and 27 employees in various other administrative service departments and subsidiaries.

  Operating expenses, excluding net 1994 Restructuring and Recapitalization charges, decreased by $6.8 million to $91.9 million for the year ended December 31, 1994 compared to $98.7 million in 1993. The change was primarily due to (a) a reduction in the amortization of intangible assets of $9.2 million due to the 1993 writedown of goodwill and (b) a reduction in consulting fees of $3.4 million from the 1993 level, due primarily to financial advisory fees incurred during 1993 in reviewing the Bank's strategic objectives and developing a restructuring plan and in the related asset valuation process. These items were partially offset by

(a) increased outside data processing costs of $1.7 million and software depreciation of $1.0 million due to systems conversions during 1993 and 1994,
(b) increased FDIC insurance expense of $0.7 million due to an increase in the assessment rate, (c) increased loan modification costs of $0.5 million and (d) a reduction of management fees received from Citadel of $0.9 million for services rendered by the Bank until the closing of the 1994 Restructuring and Recapitalization.

  Net 1994 Restructuring and Recapitalization charges in 1994 of $65.4 million consisted of provisions for estimated losses on assets held for Bulk Sale of $56.3 million and $14.1 million of other general and administrative expenses, including legal and consulting expenses, partially offset by the Branch Sale gain of $5.0 million.

  Total personnel and benefits expenses increased $0.1 million from $44.3 million in 1993 to $44.4 million in 1994. This increase was primarily due to the effects of (a) increased severance expenses of $1.3 million and (b) increased incentive compensation paid to branch personnel of $1.1 million. These increases were offset by decreased benefits costs of $2.3 million due to the elimination of the Bank's participation in retiree medical costs and to the curtailment of the Bank's defined benefit pension plan. The Bank streamlined operations during 1994, resulting in a reduction in full-time equivalent employees from 896 (headcount 1,002) in December 1993 to 724 (headcount 805) in December 1994.

  The decrease in total average asset size of the Bank (from $4.1 billion for 1994 to $3.6 billion for 1995) resulted in an increase in the annual operating expense ratio from 2.27% for 1994 to 2.28% for 1995, notwithstanding the decreased operating expenses computed without the impact of the 1994 Restructuring and Recapitalization charges.

  The decrease in total average asset size of the Bank (from $4.6 billion for 1993 to $4.1 billion for 1994) resulted in an increase in the annual operating expense ratio from 2.14% for 1993 to 2.27% for 1994, notwithstanding the decreased operating expenses computed without the impact of the 1994 Restructuring and Recapitalization charges.

  Due to the sensitivity of the operating expense ratio to changes in the size of the balance sheet, management also looks at trends in the efficiency ratio to assess the changing relationship between operating expenses and income. The efficiency ratio measures the amount of cost expended by the Bank to generate a given level of revenues in the normal course of business. It is computed by dividing total operating expense by net interest income and noninterest income, excluding infrequent items. A decrease in the efficiency ratio is favorable in that it indicates that less expenses were incurred to generate a given level of revenue.

  The efficiency ratio improved between the year ended December 31, 1994 and December 31, 1995 from 97.58% to 89.81%. These favorable changes were due to increased noninterest income and decreased operating expense, which were partially offset by decreased net interest income.

  The efficiency ratio increased between the year ended December 31, 1993 and December 31, 1994, from 79.66% to 97.58%. The increase was due to unfavorable changes in all three of the ratio's components.

INCOME TAXES

  The Bank's combined federal and state statutory tax rate is approximately 42.4% of earnings before income taxes. However, no income tax benefits were recognized on losses before income taxes in 1995. An effective tax rate of 11.4% was reflected on losses before income taxes in 1994. The reduction in income tax benefits results primarily from the limitation of federal and state net operating loss carryforwards for financial reporting purposes.

  The effective tax rate of 11.4% on losses before income taxes in 1994 was less than the effective tax rate of 35.2% on losses before income taxes in 1993, primarily as a result of limitations on the recognition of federal and state net operating loss carryforwards for financial reporting purposes. Due to the 1994 Restructuring and Recapitalization and the 1995 Recapitalization, the utilization in future periods of net operating loss carryforwards generated prior to these events will be limited.


REGULATORY CAPITAL COMPLIANCE

  FDICIA required the OTS to implement a system providing for regulatory sanctions against institutions that are not adequately capitalized. The severity of these sanctions increases to the extent that an institution's capital continues to decline. Under FDICIA, the OTS issued the PCA Regulations which established specific capital ratios for five separate capital categories as set forth below:


                                     CORE CAPITAL TO     CORE CAPITAL
                                        ADJUSTED              TO             TOTAL CAPITAL
                                      TOTAL ASSETS      RISK-WEIGHTED             TO
                                    (LEVERAGE RATIO)        ASSETS       RISK-WEIGHTED ASSETS
                                    -----------------   --------------   ---------------------
Well capitalized.................     5% or above        6% or above         10% or above
Adequately capitalized...........     4% or above        4% or above         8% or above
Undercapitalized.................       Under 4%          Under 4%             Under 8%
Significantly undercapitalized...       Under 3%          Under 3%             Under 6%
Critically undercapitalized......    Ratio of tangible equity to adjusted total assets of 2%
                                                             or less


  At December 31, 1995 the Bank was considered well capitalized. See Item 1 "Business--Regulation and Supervision --FIRREA Capital Requirements and --FDICIA PCA Regulations."

  The following table summarizes the capital ratios required by FDICIA for an institution to be considered well capitalized and Fidelity's regulatory capital at December 31, 1995 as compared to such ratios.


                                     TANGIBLE CAPITAL         CORE CAPITAL TO         CORE CAPITAL TO          TOTAL CAPITAL TO
                                        TO ADJUSTED              ADJUSTED              RISK-WEIGHTED            RISK-WEIGHTED
                                       TOTAL ASSETS            TOTAL ASSETS                ASSETS                   ASSETS
                                   ---------------------   ---------------------   ----------------------   ----------------------
                                     BALANCE        %        BALANCE        %        BALANCE        %         BALANCE        %
                                   -----------   -------   -----------   -------   -----------   --------   -----------   --------
                                                                       (DOLLARS IN THOUSANDS)
Fidelity's regulatory capital...    $  227,800     6.91%    $  228,100     6.92%    $  228,100     11.16%    $  254,000     12.43%
Well capitalized requirement....        98,900     3.00%       164,900     5.00%       122,600      6.00%       204,400     10.00%
                                    ----------    -----     ----------    -----     ----------    ------     ----------    ------
Excess capital..................       128,900     3.91%    $   63,200     1.92%    $  105,500      5.16%    $   49,600      2.43%
                                    ==========    =====     ==========    =====     ==========    ======     ==========    ======

Adjusted assets (1).............    $3,297,500              $3,297,900              $2,044,100               $2,044,100
                                    ==========              ==========              ==========               ==========

---------------
(1) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb) for purposes of risk-based capital requirements.


  The Bank was notified by the OTS West Regional Office in April 1995 that certain computer software implementation or enhancement related costs capitalized in accordance with GAAP are required to be immediately expensed in the Bank's TFR and deducted from regulatory capital, as required in the instructions to the TFR and by OTS policy. In June 1995 the Bank filed an appeal with the OTS Director of Supervision requesting that the directive to immediately expense software costs be rescinded and that the Bank be permitted to capitalize the costs in question in accordance with its existing practice. Alternatively, the Bank requested that the OTS address the issue of whether software costs should be expensed or capitalized through the notice and comment rulemaking process. In February 1996 the Bank was orally advised that the appeal was denied. As of December 31, 1995, the full amount in question, approximately $4.3 million, was reserved.

  The proposed changes discussed in Item 1. "Business--Regulation and Supervision--Deposit Insurance." would also have an impact on the Bank's capital ratios. As of December 31, 1995, after giving effect to the payment and deduction of an 80 basis point SAIF deposit assessment, the Bank's core and risk-based capital ratios would have been approximately 6.29% and 11.35%, respectively, and the Bank would have remained well-capitalized under the PCA Regulations.

  FDICIA also required the OTS and the federal bank regulatory agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. Effective January 1, 1994, the OTS incorporated an interest rate risk component into its regulatory capital rule. Under the revised rule, savings institutions with "above-normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. An institution's interest rate risk is measured by the decline in the net present value ("NPV") of its assets that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of a bank's assets, as calculated in accordance with guidelines set forth by the OTS. An institution whose measured interest rate risk exposure exceeds 2% would be required to deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of a bank's assets. That dollar amount would be deducted from a bank's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. However, the OTS has temporarily postponed the implementation of the new rule until the OTS has collected sufficient data to determine whether the rule is effective in monitoring and managing interest rate risk. No interest rate risk component would have been required to be added to the Bank's risk-based capital requirement at December 31, 1995 had the rule been in effect at that time. Effective in January 1995, the OTS amended the risk-based capital standards by explicitly identifying concentration of credit risk and the risks arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy.

  The Bank is also subject to OTS capital regulations under FIRREA. These regulations require Fidelity to maintain: (a) tangible capital of at least 1.5% of adjusted total assets (as defined in the regulations), (b) core capital of at least 3% of adjusted total assets (as defined in the regulations) and (c) total capital of at least 8.0% of risk-weighted assets (as defined in the regulations).

  The following table summarizes the regulatory capital requirements under FIRREA for the Bank at December 31, 1995. As indicated in the table, the Bank's capital levels at December 31, 1995 exceeded all three of the currently applicable minimum FIRREA capital requirements.


                                          TANGIBLE                                                 RISK-BASED
                                          CAPITAL                 CORE CAPITAL                       CAPITAL
                                   ----------------------   ----------------------------   --------------------------
                                     BALANCE         %        BALANCE            %           BALANCE           %
                                   ------------   -------   ------------   -------------   ------------   -----------
                                                                (DOLLARS IN THOUSANDS)
Stockholders' equity (1)........    $  229,000               $  229,000                     $  229,000
Unrealized loss on securities...          (800)                    (800)                          (800)
Adjustments:
 Intangible assets..............          (300)                      --                             --
 Nonincludable subsidiaries.....          (100)                    (100)                          (100)
 GVA............................            --                       --                         25,900
                                    ----------               ----------                     ----------
Regulatory capital (2)..........       227,800      6.91%       228,100            6.92%       254,000         12.43%
Required minimum................        49,500      1.50         98,900            3.00        163,500          8.00
                                    ----------    ------     ----------    ------------     ----------    ----------
Excess capital..................    $  178,300      5.41%    $  129,200            3.92%    $   90,500          4.43%
                                    ==========    ======     ==========    ============     ==========    ==========

Adjusted assets (3).............    $3,297,500               $3,297,900                     $2,044,100
                                    ==========               ==========                     ==========

---------------
(1) Fidelity's total stockholders' equity, in accordance with GAAP, was 6.94% of its total assets at December 31, 1995.
(2) Both the OTS and the FDIC may examine the Bank as part of their legally prescribed oversight of the industry. Based on their examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.
(3) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1 (bb) for purposes of risk-based capital requirements.


CAPITAL RESOURCES AND LIQUIDITY

 Sales and Securitization of Loans:

  During the first and second quarters of 1995, the Bank securitized $46.4 million and $66.4 million, respectively, of single family adjustable rate mortgages through a swap of whole loans for MBS. See "--Sales of Securities" below. Proceeds generated from sales of loans held for sale totaled $1.3 million during the year ended December 31, 1995 compared to $280.5 million during the same period in 1994. Loan sales and securitizations in both periods were completed for the purpose of downsizing the Bank's assets to maintain regulatory capital ratios. Net proceeds from loan sales and Bulk Sales totaled $621.4 million in the year ended December 31, 1994 compared to $138.4 million during 1993. The increase of $483.0 million in loan sales proceeds was primarily related to the Bank's efforts to reduce assets for capital planning purposes and as a consequence of the Bulk Sales. During the third and fourth quarters of 1994 the Bank sold performing and nonperforming loans in the Bulk Sales with a gross book value of $341.4 million. Sales of loans are dependent upon various factors, including volume of loans originated, interest rate movements, investor demand for loan products, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, desired asset size and evolving capital and liquidity requirements. Due to the volatility and unpredictability of these factors, the volume of Fidelity's sales of loans has fluctuated significantly and no estimate of future sales can be made at this time. At December 31, 1995, the Bank had no loans held for sale, compared to $48.3 million at December 31, 1994. Sales of loans, if any, from the held for investment portfolio would be caused by unusual events.

 FHLB Advances:

  The Bank had net repayments of FHLB advances of $40.0 million for the year ended December 31, 1995. This compares to net advances of $6.3 million for the year ended December 31, 1994.

 Commercial Paper:

  During 1995, the Bank increased its commercial paper line of credit to $500 million, an increase of $100 million from December 31, 1994. Commercial paper outstanding was reduced by $350 million for the year ended December 31, 1995. Commercial paper provided $96.0 million of net funds for the year ended December 31, 1994.

 Loan Payments and Payoffs:

  Loan principal payments, including prepayments and payoffs, provided $194.1 million and $240.4 million for the years ended December 31, 1995 and 1994, respectively. The Bank expects that loan payments and prepayments will remain a significant funding source.

 Sales of Securities:

  The sale of investment securities and MBS provided $264.4 million and $156.1 million for the years ended December 31, 1995 and 1994, respectively. The Bank held $126.4 million and $70.2 million of investment securities and MBS in its available for sale portfolio as of December 31, 1995 and 1994, respectively. The reduction in the investment securities and MBS available for sale portfolio was a result of the Bank's regulatory capital management.

 Sale of Common and Preferred Stock:

  In the fourth quarter of 1995, Fidelity completed the 1995 Recapitalization of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity through the sale of 2,070,000 shares of Series A Preferred Stock and 11,750,000 shares of Class A Common Stock. In August 1994, the Bank received $109 million in net new equity from the issuance and sale of common stock in connection with the 1994 Restructuring and Recapitalization.

 Undrawn Sources:

  Fidelity maintains other sources of liquidity to draw upon, which at December 31, 1995 include (a) unused commercial paper facility capacity of $450 million,
(b) a line of credit with the FHLB with $42.1 million available (assuming all of the $500 million commercial paper capacity is used), (c) $84.4 million in unpledged securities available to be placed in reverse repurchase agreements or sold and (d) $846.2 million of unpledged loans, some of which would be available to collateralize additional FHLB or private borrowings, or be securitized.

 Deposits:

  At December 31, 1995, the Bank had deposits of $2.6 billion, down from the December 31, 1994 balance of $2.7 billion. This reduction in 1995 was also, in part, a result of the Bank's reduction in total assets and, in part, the result of depositors' withdrawal of funds. The following table presents the distribution of the Bank's deposit accounts at the dates indicated:


                                              DECEMBER 31, 1995                     DECEMBER 31, 1994
                                        --------------------------               -----------------------
                                                             (DOLLARS IN THOUSANDS)
Money market accounts...................    $   93,901         3.6 %              $135,595           5.0 %
Checking accounts.......................       309,065        11.8                 326,411          12.1
Passbook accounts.......................        62,934         2.4                  70,564           2.6
                                            ----------      ------              ----------        ------
     Total transaction accounts.........       465,900        17.8                 532,570          19.7
                                            ----------      ------              ----------        ------
Certificates of deposit $100,000 and
 over...................................       528,320        20.3                 434,637          16.1
Certificates of deposit less than
 $100,000...............................     1,606,649        61.9               1,729,966          64.2
                                            ----------      ------              ----------        ------
     Total certificates of deposit......     2,134,969        82.2               2,164,603          80.3
                                            ----------      ------              ----------        ------
Brokered funds..........................            --          --                      99            --
                                            ----------      ------              ----------        ------
     Total deposits.....................    $2,600,869       100.0 %            $2,697,272         100.0 %
                                            ==========      ======              ==========        ======

  The Bank accepted brokered deposits pursuant to a waiver obtained from the FDIC, which waiver expired in October 1994. The Bank is currently eligible to accept brokered deposits; however, there were no brokered deposits outstanding at December 31, 1995.

 Reverse Repurchase Agreements:

  From time to time the Bank enters into reverse repurchase agreements by which it sells securities with an agreement to repurchase the same securities at a specific future date (overnight to 30 days). The Bank deals only with dealers who are recognized as primary dealers in U.S. Treasury securities by the Federal Reserve Board or perceived by management to be financially strong. There were no reverse repurchase agreements outstanding at December 31, 1995 and 1994. In the year ended December 31, 1995, the Bank borrowed and repaid funds from reverse repurchase agreements of $46.5 million. During 1994, the Bank had net repayments of reverse repurchase agreements of $3.8 million.

 Loan Fundings:

  Fidelity funded $19.1 million of gross loans (excluding Fidelity's refinancings) in the year ended December 31, 1995 compared to $509.2 million in the same period of 1994. The large decrease in loan fundings during 1995 is attributable to the closing of the Bank's multifamily, wholesale and correspondent lending operations in the fourth quarter of 1994.

 Contingent or Potential Uses of Funds:

  The Bank had no unfunded loans at December 31, 1995, compared to $2.8 million at December 31, 1994.

 Liquidity:

  The OTS regulations require the maintenance of an average daily balance of liquid assets of at least 5% of the average daily balance of the net withdrawable accounts and short term borrowings (the "regulatory liquidity ratio"). The Bank's monthly average regulatory liquidity ratio was 6.85% and 5.48% for December 1995 and December 1994, respectively.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                                                            PAGE
                                                                            ----
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
 INDEPENDENT AUDITORS' REPORT.............................................  F-2


CONSOLIDATE FINANCIAL STATEMENTS:
   Consolidated Statements of Financial Condition.........................  F-3
   Consolidated Statements of Operations..................................  F-4
   Consolidated Statements of Stockholders' Equity........................  F-5
   Consolidated Statements of Cash Flows..................................  F-6
   Notes to Consolidated Financial Statements.............................  F-8

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Fidelity Federal Bank, a Federal Savings Bank
Los Angeles, California

We have audited the consolidated statements of financial condition of Fidelity Federal Bank, a Federal Savings Bank and subsidiaries (the "Bank") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Fidelity Federal Bank, a Federal Savings Bank and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP


Los Angeles, California
February 9, 1996

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  DECEMBER 31,
                                           --------------------------
                                               1995           1994
                                           ------------   ------------
ASSETS:
 Cash and cash equivalents..............    $   94,444     $   74,065
 Investment securities available for
  sale, at fair value...................        94,655         24,158
 Investment securities held to
  maturity, at amortized cost
  (market value of $128,437 at December
   31, 1994)............................            --        125,233
 Mortgage-backed securities available
  for sale, at fair value...............        31,733         46,028
 Loans held for sale, at lower of cost
  or market.............................            --         48,315
 Loans receivable, net of allowances of
  $89,435 and $67,202 at December 31,
  1995 and 1994, respectively...........     2,935,116      3,239,988
 Interest receivable....................        20,162         20,256
 Investment in FHLB stock...............        49,425         47,017
 Real estate owned, net.................        19,521         14,115
 Premises and equipment, net............        34,333         50,039
 Other assets...........................        20,055         20,624
                                            ----------     ----------
                                            $3,299,444     $3,709,838
                                            ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Liabilities:
  Deposits..............................    $2,600,869     $2,697,272
  FHLB advances.........................       292,700        332,700
  Commercial paper......................        50,000        400,000
  Mortgage-backed notes.................       100,000        100,000
  Other liabilities.....................        26,832         23,319
                                            ----------     ----------
                                             3,070,401      3,553,291
                                            ----------     ----------
 Commitments and contingencies

 Stockholders' equity:
  Serial preferred stock, no par value;
   10,000,000 shares authorized;
   2,070,000 shares outstanding;
   liquidation preference $25 per share.        51,750             --
  Common stock:
    Class A Common stock, par value
     $.01 per share; 78,500,000 shares
     authorized; 18,242,465 and
     4,965,119 shares outstanding at
     December 31, 1995 and December 31,
     1994, respectively.................           182             50
    Class B Common stock, par value $.01
     per share; no shares authorized
     or outstanding at December 31,
     1995, 14,000,000 shares
     authorized, and 1,050,561 shares
     outstanding at December 31, 1994..             --             11
    Class C Common stock, par value
     $.01 per share; 3,000,000 shares
     authorized, no shares outstanding
     at December 31, 1995 and 476,786
     shares outstanding at December 31,
     1994...                                        --              5
  Paid-in capital.......................       262,151        179,625
  Unrealized gains (losses) on
   securities...........................           788         (3,482)
  Minimum pension liability adjustment..            --         (2,813)
  Accumulated deficit...................       (85,828)       (16,849)
                                            ----------     ----------
                                               229,043        156,547
                                            ----------     ----------
                                            $3,299,444     $3,709,838
                                            ==========     ==========

                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1995           1994            1993
                                           ------------   -------------   ------------
INTEREST INCOME:
  Loans.................................    $  227,710      $  226,949     $  269,712
  Mortgage-backed securities............         3,535           2,868         11,051
  Investment securities and other.......        15,232          11,648          8,568
                                            ----------      ----------     ----------
     Total interest income..............       246,477         241,465        289,331
                                            ----------      ----------     ----------
INTEREST EXPENSE:
  Deposits..............................       128,242         108,310        131,721
  FHLB advances.........................        17,411          17,663         17,077
  Other borrowings......................        29,183          25,526         32,323
  Subordinated notes....................            --           4,329          7,373
                                            ----------      ----------     ----------
     Total interest expense.............       174,836         155,828        188,494
                                            ----------      ----------     ----------
NET INTEREST INCOME.....................        71,641          85,637        100,837
  Provision for estimated loan losses...        69,724          65,559         65,100
                                            ----------      ----------     ----------
NET INTEREST INCOME AFTER PROVISION FOR
  ESTIMATED LOAN LOSSES.................         1,917          20,078         35,737
                                            ----------      ----------     ----------
NONINTEREST INCOME (EXPENSE):
  Loan fee income.......................         3,606           4,518          4,942
  Gains (losses) on loans sales, net....           522          (3,963)           194
  Fee income from sale of uninsured
   investment products..................         4,117           3,419             --
  Fee income on deposits and other
   income...............................         3,260           4,522          3,718
  Gains on securities activities, net...         4,098           1,130          1,304
  Gains on sales of servicing...........         4,604              --             --
                                            ----------      ----------     ----------
                                                20,207           9,626         10,158
                                            ----------      ----------     ----------
  Provision for estimated real estate
   losses...............................        (3,366)         (8,768)       (30,200)
  Direct costs of real estate                   (5,779)         (8,651)       (18,643)
   operations, net......................    ----------      ----------     ----------
                                                (9,145)        (17,419)       (48,843)
                                            ----------      ----------     ----------
     Total noninterest income (expense).        11,062          (7,793)       (38,685)
                                            ----------      ----------     ----------
OPERATING EXPENSE:
  Personnel and benefits................        34,859          44,368         44,266
  Occupancy.............................        12,337          13,707         13,086
  FDIC insurance........................         8,205           9,340          8,628
  Professional services.................        10,601          10,208         11,351
  Office-related expenses...............         4,611           6,647          6,449
  Capitalized software charge...........         4,297              --             --
  Goodwill impairment charge............            --              --          8,776
  Other.................................         7,044           7,589          6,176
                                            ----------      ----------     ----------
                                                81,954          91,859         98,732
1994 Restructuring and
 Recapitalization charges, net........              --          65,394             --
                                            ----------      ----------     ----------
     Total operating expense............        81,954         157,253         98,732
                                            ----------      ----------     ----------
LOSS BEFORE INCOME TAXES................       (68,975)       (144,968)      (101,680)
  Income tax expense (benefit)..........             4         (16,524)       (35,793)
                                            ----------      ----------     ----------
NET LOSS................................    $  (68,979)     $ (128,444)    $  (65,887)
                                            ==========      ==========     ==========
NET LOSS PER COMMON SHARE...............    $    (8.84)     $   (39.08)    $   (62.72)
                                            ==========      ==========     ==========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING............................     7,807,201       3,286,960      1,050,561
                                            ==========      ==========     ==========

                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)

                                                               CLASS A                CLASS B                CLASS C
                                   PREFERRED STOCK        COMMON STOCK (1)        COMMON STOCK (1)         COMMON STOCK
                                ---------------------   ---------------------   --------------------   --------------------
                                 SHARES      AMOUNT       SHARES      AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT
                                ---------   ---------   -----------   -------   ----------   -------   ----------   -------
Balance, January 1, 1993(1)..          --   $      --            1    $   --           --    $   --           --    $   --
Capital contribution from
 Citadel.....................          --          --           --        --           --        --           --        --
Net loss for 1993............          --          --           --        --           --        --           --        --
                                ---------   --------- ------------    ------    ---------    ------    ---------    ------
Balance, December 31, 1993...          --          --            1        --           --        --           --        --
Issuance of Class A and B
 common stock(1).............          --          --   19,860,473       199    4,202,243        42           --        --
Issuance of Class C common
 stock.......................          --          --           --        --           --        --    1,907,143        19
Unrealized loss on securities
 available for sale..........          --          --           --        --           --        --           --        --
Minimum pension liability
 adjustment..................          --          --           --        --           --        --           --        --
Net loss for 1994............          --          --           --        --           --        --           --        --
                                ---------   --------- ------------    ------    ---------    ------    ---------    ------
Balance, December 31, 1994...          --          --   19,860,474       199    4,202,243        42    1,907,143        19
Reclass Class B Stock to
 Class A Stock...............          --          --    4,202,243        42   (4,202,243)      (42)          --        --
Reclass Class C Stock to
 Class A Stock...............          --          --    1,907,143        19           --        --   (1,907,143)      (19)
Issuance of Preferred
 Stock(2)....................   2,070,000      51,750           --        --           --        --           --        --
Issuance of Class A Stock(2).                           47,000,000       470           --        --           --        --
Unrealized gain on securities
 available for sale..........          --          --           --        --           --        --           --        --
Minimum pension liability
 adjustment..................          --          --           --        --           --        --           --        --
Effect of one-for-four
 Reverse Stock Split(3)......          --          --  (54,727,395)     (548)          --        --           --        --
Net loss for 1995............          --          --           --        --           --        --           --        --
                                ---------   --------- ------------    ------    ---------    ------    ---------    ------
Balance, December 31,1995....   2,070,000   $  51,750   18,242,465    $  182           --    $   --           --    $   --
                                =========   ========= ============    ======    =========    ======    =========    ======

                                              UNREALIZED      MINIMUM       RETAINED         TOTAL
                                                 GAIN         PENSION       EARNING/        STOCK-
                                  PAID IN     (LOSS) ON      LIABILITY    (ACCUMULATED     HOLDERS'
                                  CAPITAL     SECURITIES    ADJUSTMENT      DEFICIT)        EQUITY
                                 ----------  -----------    ----------    ------------    ----------
Balance, January 1, 1993(1)..      $ 42,689    $             $               $  177,482   $  220,171
Capital contribution from
 Citadel.....................        28,000           --            --              --        28,000
Net loss for 1993............            --           --            --         (65,887)      (65,887)
                                   --------   ----------    ----------      ----------    ----------
Balance, December 31, 1993...        70,689           --            --         111,595       182,284
Issuance of Class A and B
 common stock (1)............        99,211           --            --              --        99,452
Issuance of Class C common
 stock.......................         9,531           --            --              --         9,550
Unrealized loss on securities
 available for sale..........            --       (3,482)           --              --        (3,482)
Minimum pension liability
 adjustment..................            --           --        (2,813)             --        (2,813)
Net loss for 1994............            --           --            --        (128,444)     (128,444)
                                   --------   ----------    ----------      ----------    ----------
Balance, December 31, 1994...       179,431       (3,482)       (2,813)        (16,849)      156,547
Reclass Class B Stock to
 Class A Stock...............            --           --            --              --            --
Reclass Class C Stock to
 Class A Stock...............            --           --            --              --            --
Issuance of Preferred
 Stock(2)....................            --           --            --              --        51,750
Issuance of Class A Stock(2).        82,172           --            --              --        82,642
Unrealized gain on securities
 available for sale..........            --        4,270            --              --         4,270
Minimum pension liability
 adjustment..................            --           --         2,813              --         2,813
Effect of one-for-four
 Reverse Stock Split(3)......           548           --            --              --            --
Net loss for 1995............            --           --            --         (68,979)      (68,979)
                                   --------   ----------    ----------      ----------    ----------
Balance, December 31,1995....      $262,151   $      788    $       --      $  (85,828)   $  229,043
                                   ========   ==========    ==========      ==========    ==========

     (1) The one share of common stock owned by Citadel Holding Corporation ("Citadel") prior to August 4, 1994 is included in Class A common stock for purposes of this statement until it was converted to 1,050,000 shares of Class B common stock on August 4, 1994.

     (2) During 1995, Fidelity issued and sold to investors in a public offering 2,070,000 shares of preferred stock for $51.8 million and 11,750,000 shares of Class A Common Stock for $82.7 million.

     (3) Common Stock share data has been retroactively adjusted for the one-for-four reverse stock split approved by stockholders on February 9, 1996.

                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                  Year ended December 31,
                                                                         -------------------------------------------
                                                                            1995           1994            1993
                                                                         ------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..............................................................  $    (68,979)  $    (128,444)  $    (65,887)
 Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Provisions for estimated loan and real estate losses.................        73,090          74,327         95,300
  Provisions for capitalized software charge...........................         4,297              --             --
  Provisions for bulk sale losses......................................            --          56,296             --
  Gain on sale of branches.............................................            --          (5,048)            --
  Capitalized loan origination costs...................................           (58)           (411)        (2,187)
  Gains (losses) on sale of loans and securities.......................        (4,620)          2,833         (1,498)
  FHLB stock dividends.................................................        (2,438)         (2,376)        (1,640)
  Depreciation and amortization........................................         5,587           6,561         23,085
  Amortization of deferred loan items, net.............................        (2,790)         (2,616)        (1,163)
  Investment securities held for sale, lower of cost or market
    adjustment.........................................................            --              --          2,074
  Deferred income tax (benefit) expense................................            --         (14,789)        15,526
 Purchases of investment securities held for trading...................            --              --       (248,272)
 Proceeds from sales of securities held for trading....................            --              --        248,248
 Purchases of mortgage-backed securities ("MBS") held for trading......            --              --        (51,248)
 Proceeds from sales of MBS held for trading...........................            --              --         51,277
 Originations of loans held for sale...................................            --        (105,867)      (162,868)
 Purchases of loans held for sale......................................            --         (91,534)            --
 Proceeds from sales of loans held for sale............................         1,290         280,486        138,399
 Interest receivable decrease..........................................            94           2,793          4,083
 Other assets (increase) decrease......................................        (1,092)         44,187        (50,564)
 Interest payable increase (decrease)..................................         8,017          (6,970)        (5,102)
 Other liabilities and deferred income (decrease) increase.............          (400)          1,304        (15,245)
                                                                         ------------   -------------   ------------
     Net cash provided by (used in) operating activities...............        11,998         110,732        (27,682)
                                                                         ------------   -------------   ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of investment securities available for sale.................       (45,919)        (43,972)      (420,921)
 Maturities of investment securities available for sale................        22,286           2,686        260,816
 Proceeds from sales of investment securities available for sale.......       102,061          18,988         76,674
 Purchase of investment securities held to maturity....................       (25,001)        (34,083)      (200,055)
 Maturities of investment securities held to maturity..................        10,000              --        226,617
 Proceeds from sales of investment securities held to maturity.........            --              --         26,908
 Purchases of MBS available for sale...................................       (27,858)        (61,780)      (395,561)
 Principal repayments of MBS available for sale........................         7,952          12,954         68,430
 Proceeds from sales of MBS available for sale..........................      162,365         137,102        470,818
 Purchase of MBS held to maturity......................................       (16,234)             --             --
 Principal repayments of MBS held to maturity..........................         3,408              --             --
 Proceeds from bulk sales, net.........................................            --         340,963             --
 Purchases of loans for investment.....................................            --              --         (3,951)
 Loans receivable, net decrease (increase).............................       131,608         (56,815)       153,229
 Redemption of FHLB stock..............................................            --           7,310             --
 Redemption of FRB stock...............................................            --             200             --

                                                   (Continued on following page)

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

                                                                                        Year ended December 31,
                                                                              -------------------------------------------
                                                                                 1995            1994           1993
                                                                              ------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES: (CONTINUED)
 Proceeds from sales of real estate, net....................................  $     34,063   $      18,300   $     41,608
 Purchase of Gateway Investment Services, net of cash acquired..............            --             523             --
 Premises and equipment dispositions (additions), net.......................         1,661          (3,024)        (6,933)
 Other, net.................................................................            --              --            (45)
                                                                              ------------   -------------   ------------
     Net cash provided by investing activities..............................       360,392         339,352        297,634
                                                                              ------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Demand deposits and passbook savings, net decrease.........................       (66,670)       (197,040)      (113,311)
 Certificate accounts, net (decrease) increase..............................       (29,733)       (138,205)        22,327
 Payment for deposits included in branch sale, net..........................            --        (331,099)            --
 Proceeds from FHLB advances................................................        80,000         570,000        250,000
 Repayments of FHLB advances................................................      (120,000)       (563,700)      (505,000)
 Repayment of subordinated notes............................................            --         (60,000)            --
 Short-term borrowing (decrease) increase...................................      (350,000)         92,170        242,830
 Proceeds from issuance of capital stock, net...............................       134,392         109,002             --
 Repayments of long-term borrowings.........................................            --              --       (162,000)
 Capital contributions......................................................            --              --         28,000
                                                                              ------------   -------------   ------------
     Net cash used in financing activities..................................      (352,011)       (518,872)      (237,154)
                                                                              ------------   -------------   ------------
       Net (decrease) increase in cash activities...........................        20,379         (68,788)        32,798
     Cash and cash equivalents at beginning of period.......................        74,065         142,853        110,055
                                                                              ------------   -------------   ------------
     Cash and cash equivalents at end of the period.........................  $     94,444   $      74,065   $    142,853
                                                                              ============   =============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid (received) during the period for:
    Interest on deposits, advances and other borrowings...................... $    166,239   $     164,412   $    180,861
    Income taxes.............................................................       (5,837)        (40,927)          (754)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
  Additions to real estate acquired through foreclosure......................       51,872          74,214        193,641
  Loans originated to finance sale of real estate owned......................        9,037          13,151         51,607
  Loans originated to finance bulk sale of real estate owned to Citadel......        5,339          13,930             --
  Transfers from held to maturity portfolio to available for sale portfolio:
    Loans receivable.........................................................       68,995          85,301        325,222
    Investment securities....................................................      141,678              --         14,264
    MBS......................................................................       16,404              --        214,310
  Transfers from available for sale portfolio to held to maturity portfolio:
    Loans receivable.........................................................           --         246,885             --
    Investment securities....................................................           --          96,942             --
    MBS......................................................................        3,603              --             --
  Mortgage loans exchanged for MBS...........................................      112,840          44,453             --
  In-substance foreclosures transferred to loans, net........................           --          28,362             --

                See notes to consolidated financial statements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

  The consolidated financial statements include the accounts of Fidelity Federal Bank, a Federal Savings Bank and its subsidiaries (the "Bank" or "Fidelity"). The Bank offers a broad range of consumer financial services, including demand and term deposits, and loans to consumers, through 33 full-service branches, all of which are located in Southern California, principally in Los Angeles and Orange counties. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1995 presentation.

  In the fourth quarter of 1995, Fidelity completed a plan of recapitalization (the "1995 Recapitalization") of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity through the sale of 2,070,000 shares of 12% Noncumulative Exchangeable Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), and 47,000,000 shares of Class A Common Stock. As part of the 1995 Recapitalization, Fidelity adopted the accelerated asset resolution plan (the "Accelerated Asset Resolution Plan") which is designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily mortgage loans and real estate owned ("REO"). As a result, the Bank recorded a $45.0 million loan portfolio charge which represents the estimated additional losses expected to be incurred and was recorded in the allowance for estimated loan losses.

  On February 9, 1996, the Bank's stockholders approved a one-for-four reverse stock split (the "Reverse Stock Split") of the issued and outstanding shares of the Bank's Class A Common Stock. Upon effectiveness of the Reverse Stock Split, each stockholder became the owner of one share of Common Stock for each four shares of Common Stock held at the time of the Reverse Stock Split and became entitled to receive cash in lieu of any fractional shares. All per share data and weighted average common shares outstanding have been retroactively adjusted to reflect the Reverse Stock Split.

  On August 4, 1994, Fidelity and its former sole stockholder, Citadel Holding Corporation ("Citadel"), completed major aspects of a plan of restructuring and recapitalization (the "1994 Restructuring and Recapitalization"), pursuant to which Fidelity raised approximately $109 million in net new equity, and Citadel's ownership interest in Fidelity was reduced to 16.2% of the then outstanding common stock. Citadel's ownership interest was reclassified into 4,202,243 shares of Class B Common Stock. All share and per share amounts have been restated to retroactively reflect the reclassification of Citadel's ownership interest in Fidelity.

  In April 1995, Citadel transferred an aggregate of 4,195,000 shares of its Class B Common Stock to various third parties, retaining 7,243 shares. As a result of these transfers, all of the outstanding Class B Common Stock was reclassified into Class A Common Stock in accordance with the stockholders' agreement entered into as a part of the 1994 Restructuring and Recapitalization. Unless the context otherwise requires, financial presentations reflect the current outstanding common stock ownership of Fidelity.

  Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. There were no federal

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

funds outstanding at December 31, 1995 and December 31, 1994. Fidelity is required by the Federal Reserve System to maintain noninterest-earning cash reserves based upon the outstanding balances in certain of its transaction accounts. At December 31, 1995, the required reserves, including vault cash, totaled $15.4 million.

  Investment Securities and Mortgage-backed Securities

  The Bank's investment in securities principally consists of U.S. treasury securities and mortgage-backed securities. The Bank adopted Statement of Financial Accounting Standard No. 115 ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at January 1, 1994. In accordance with SFAS No. 115, the Bank classifies its investment in securities as held to maturity securities, trading securities and available for sale securities as applicable. The Bank did not hold any trading securities at December 31, 1995 or 1994.

  Prior to January 1, 1994, any securities held for investment were those securities which the Bank had the intent and ability to hold until maturity, and were carried on the amortized cost basis. Securities to be held for indefinite periods of time, including securities that management intended to use as part of its asset/liability strategy, or that may have been sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, were classified as held for sale (shown as "available for sale" on the statement of financial condition for comparability purposes) and were carried at the lower of cost or market value. Any investment securities held for trading were carried at market value.

  Loans

  On January 1, 1994, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This statement prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings ("TDRs"). SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contracted terms of the loan agreement. A creditor is required to measure impairment by discounting expected future cash flows at the loan's effective interest rate, or by reference to an observable market price, or by determining the fair value of the collateral for a collateral dependent asset. Regardless of the measurement method, a creditor shall measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The statement also clarifies the existing accounting for in-substance foreclosures ("ISFs") by stating that a collateral dependent real estate loan would be reported as REO only if the lender had taken possession of the collateral. On December 29, 1994, the Office of Thrift Supervision (the "OTS") published RB 32 "Valuation and Classification of Troubled, Collateral - Dependent Loans" which revised OTS policy to require valuation of troubled, collateral-dependent loans based only on the fair value of the collateral where, based on current information and events, it is probable that the lender will be unable to collect all amounts due (both principal and interest), with selling cost adjustments for loans which are probable foreclosures. RB 32 was effective March 31, 1995.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Interest on loans, including impaired loans, is credited to income as earned and is accrued only if deemed collectible, using the interest method. Unpaid interest income is reversed when a loan becomes over 90 days contractually delinquent and on other loans, if management determines it is warranted, prior to being 90 days delinquent. While a loan is on nonaccrual status, interest is recognized only as cash is received. Discounts and premiums on purchased loans are classified with loans receivable on the statement of financial condition and are credited or charged to operations over the estimated life of the related loans using the interest method. The Bank charges fees for originating loans. Loan origination fees, net of certain direct costs of originating the loan, are recognized as an adjustment of the loan yield over the estimated life of the loan by the interest method. When a loan is sold, unamortized net loan origination fees and direct costs are recognized in earnings with the related gain or loss on sale. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Loan commitment fees received are deferred to the extent they exceed direct underwriting costs.

  The Bank may designate certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Bank considers whether loans (a) would be sold as part of its asset/liability strategy, or (b) may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Loans held for sale are carried at the lower of aggregate cost or market value. The market value calculation includes consideration of commitments and related fees. Adjustments to the lower of cost or market are charged to current operations and are included in net gains/losses on loan sales in the statement of operations.

  In the normal course of business, Fidelity has sold loans, without relinquishing the right to service such loans, which has generated a stream of loan servicing revenue and cash for lending or liquidity. Sales of loans are dependent upon various factors, including interest rate movements, investor demand for loan products, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers and liquidity and capital requirements. Due to the volatility and unpredictability of these factors, the volume of Fidelity's sales of loans has fluctuated. The Bank sells loans primarily from its held for sale portfolio. However, the Bank may sell certain individual nonperforming or problem loans in an effort to maintain a lower level of NPAs. The Bank believes that it has the intent and ability to hold all of its loans, other than those designated as held for sale, until maturity. From time to time, Fidelity may consider selling all or a portion of its rights to service loans. Additionally, the Bank may from time to time consider purchasing others' rights to service loans.

  As of January 1, 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends certain provisions of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require recognition of the rights to service mortgage loans for others as separate assets, however those rights are acquired, eliminating the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS No. 122 also requires that capitalized mortgage servicing assets be assessed for impairment based on the fair value of those rights. As a consequence of the adoption of SFAS No. 122, gains on sales of loans for the year ended December 31 , 1995 increased by $0.7 million and the Bank's loss per share decreased by $0.08.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Real Estate Owned

  Real estate held for sale acquired in settlement of loans generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Bank in satisfaction of the loan. Real estate acquired through foreclosure is recorded at the lower of fair value or the recorded investment in the loan satisfied at the date of foreclosure. Fair value is based on the net amount that the Bank could reasonably expect to receive for the asset in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Inherent in the computation of estimated fair value are assumptions about the length of time the Bank may have to hold the property before disposition. The holding costs through the expected date of sale and estimated disposition costs are included in the valuations. Adjustments to the carrying value of the assets are made through valuation allowances and charge-offs, recognized through a charge to operations.

 Allowances for Estimated Losses on Loans and Real Estate Owned

  The allowances for estimated losses on loans and REO represents the Bank's estimate of identified and unidentified losses in the Bank's portfolios. These estimates, while based upon historical loss experience and other relevant data, are ultimately subjective and inherently uncertain. The Bank has established valuation allowances for estimated losses on specific loans and REO ("specific valuation allowances") and for the inherent risk in the loan and REO portfolios which has yet to be specifically identified ("general valuation allowances" or "GVA"). Additions to the GVA, in the form of provisions, are reflected in current operations. Specific valuation allowances are allocated from the GVA when, in the Bank's judgment, a loan is impaired or REO has declined in value and the loss is probable and estimable. When these estimated losses are determined to be permanent, such as when a loan is foreclosed and the related property is transferred to REO, specific valuation allowances are charged off.

  The Bank's internal asset review process reviews the quality and recoverability of each of those assets which exhibit credit risk to the Bank based on delinquency and other criteria in order to establish adequate specific valuation allowances and general valuation allowances. The Bank utilizes the delinquency migration method, along with a variety of other methodologies in determining the adequacy of its GVA. The delinquency migration method attempts to capture potential future losses as of a particular date associated with a given portfolio of loans, based on the Bank's own historical delinquency migration and loss experience over a given period of time. The Bank calculates an estimated range of possible loss by applying these methodologies and then applies judgment and knowledge of particular credits, economic trends, industry experience and other relevant factors to estimate the appropriate level for the GVA.

  Depreciation and Amortization

  Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the useful lives of the improvements, whichever is shorter.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Supplementary Loss/Earnings per Share Data

  Assuming, after giving effect to the one-for-four Reverse Stock Split, that
(a) 11,750,000 shares of Class A common stock were issued at the beginning of 1995 and 17,191,904 shares of Class A common stock were issued at the beginning of each respective period and (b) Citadel's previously existing share of common stock was reclassified into 1,050,561 shares of Class A common stock at the beginning of each respective period, the net loss per share would have been $3.78, $7.04 and $3.61 for 1995, 1994 and 1993, respectively.

  Income Taxes

  Through August 4, 1994, the 1994 Restructuring and Recapitalization date, the Bank filed a consolidated federal income tax return and a combined California franchise tax return with its former parent company, Citadel. Fidelity and its subsidiaries filed a consolidated federal income tax return and a combined California franchise tax return with the Bank as the common parent corporation for the period of August 5, 1994 through December 31, 1994, and will file accordingly for subsequent calendar years.

  Income taxes are provided for under SFAS No. 109, "Accounting for Income Taxes." This accounting standard requires, subject to limitations, that deferred tax assets or liabilities shown on the balance sheet be adjusted to reflect the tax effects of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

  Financial Instruments

  The Bank utilizes various financial instruments in the normal course of its business. By their nature all such instruments involve risk, and the maximum potential loss may exceed the value at which such instruments are carried. As is customary for these types of instruments, the Bank is required to pledge collateral or other security to other parties to these instruments. The Bank controls its credit exposure to counterparties through credit approvals, credit limits and other monitoring procedures.

  The Bank has employed interest rate swaps, caps and floors in the management of interest rate risk. Additionally, the Bank may engage in certain option activities as an integral part of the Bank's investment and asset/liability strategies which involve the purchase and sale of options on U.S. Government securities. Interest rate swaps generally involve the exchange of fixed or floating interest payments without the exchange of the underlying principal amounts. Interest rate caps and floors generally involve the payment of a one time premium to a counterparty who, if interest rates rise or fall, above or below a predetermined level, will make payments to the Bank at an agreed upon rate for the term of the agreement until such time as interest rates fall below or rise above the cap or floor level.


  Option positions are carried at fair value. Realized and unrealized changes in fair values are recognized in earnings in the period in which the changes occur. For interest rate swaps, amounts receivable or payable under the swaps are recognized as interest income or expense, depending upon the assets or liabilities to which they are matched. Gains or losses on early terminations of swaps are included in the carrying amount of the related asset or liability and amortized as yield adjustments over the remaining terms of the asset or

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

liability. The premiums paid for interest rate floors are capitalized and amortized over the life of the contracts using the straight line method.

  The Bank adopted SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," on December 31, 1994. SFAS No. 119 requires various disclosures regarding derivative activities which are set forth in Note 3 to the consolidated financial statements.

  Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. Financial instruments are defined as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

  Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Bank's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair values are estimated as of December 31, 1995 and 1994, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

  The Bank maintains a stock option plan for the benefit of its executives. In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages companies to account for stock-based compensation awards at their fair values at the date the awards are granted. This statement does not require the application of the fair value method and allows the continuance of the current accounting method, which requires accounting for stock-based compensation awards at their intrinsic value, if any, as of the grant date.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 2--INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

  The accounting and disclosure requirements of this statement are effective for financial statements at various dates beginning after December 15, 1995. The Bank has elected not to adopt the fair value accounting provisions of this statement.

  The following table summarizes the Bank's investment securities and MBS portfolios. Amortized cost amounts shown for securities included in the held to maturity portfolio that were previously transferred from the available for sale portfolio may include unamortized market value adjustments recorded at the time of transfer.


                                                Amortized          Unrealized        Aggregate
                                                            ----------------------
                                                   Cost       Gains       Losses     Fair Value
                                                ---------   ---------   ----------   ----------
                                                             (Dollars in thousands)
  DECEMBER 31, 1995
  Available for Sale:
    Investment securities:
     U.S. Treasury and agency securities....    $  84,200   $  2,984    $       --   $   87,184
     Other investments (1)..................        7,449         52           (30)       7,471
                                                ---------   --------    ----------   ----------
                                                   91,649      3,036           (30)      94,655
                                                ---------   --------    ----------   ----------
    MBS:
     FHLMC..................................        3,068         --           (30)       3,038
     FNMA...................................           55         36            --           91
     Participation certificates.............       28,123        481            --       28,604
                                                ---------   --------    ----------   ----------
                                                   31,246        517           (30)      31,733
                                                ---------   --------    ----------   ----------
       Total available for sale.............    $ 122,895   $  3,553    $      (60)  $  126,388
                                                =========   ========    ==========   ==========
  DECEMBER 31, 1994
  Available for Sale:
    Investment securities:
     U.S. Treasury and agency securities....    $  24,177   $     --    $      (19)  $   24,158
    MBS:
     FHLMC..................................       10,490         --          (220)      10,270
     FNMA...................................        4,130         --           (79)       4,051
     Participation certificates.............       32,635         --          (928)      31,707
                                                ---------   --------    ----------   ----------
                                                   47,255         --        (1,227)      46,028
                                                ---------   --------    ----------   ----------
       Total available for sale.............    $  71,432   $     --    $   (1,246)  $   70,186
                                                =========   ========    ==========   ==========
  Held to maturity:
    Investment securities:
     U.S. Treasury and agency securities....    $ 116,313   $  3,839    $     (152)  $  120,000
     Other investments (1)..................        8,920         --          (483)       8,437
                                                ---------   --------    ----------   ----------
       Total held to maturity...............    $ 125,233   $  3,839    $     (635)  $  128,437
                                                =========   ========    ==========   ==========

------------
(1) Represents U.S. Treasury securities which have been pledged as credit support to a securitization of loans by the Bank.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 2--INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

  During the fourth quarter of 1994, the Bank reevaluated its investment strategy and transferred $96.9 million of investment securities from its available for sale portfolio to its held to maturity portfolio, at fair value. Additionally, at the end of the first quarter of 1995, the Bank transferred $3.6 million of MBS from its available for sale portfolio to its held to maturity portfolio, at fair value.

  As a consequence of concerns regarding the Bank's ability to maintain minimum regulatory capital levels to remain adequately capitalized, the Bank reclassified all held to maturity investment securities and MBS to its available for sale portfolio in the second quarter of 1995. Subsequent to their reclassification, certain available for sale securities were sold. Under the Bank's current operating plan, all securities will be classified as available for sale for the foreseeable future. The Bank may be precluded from classifying securities as held to maturity for a period of time.

  The following table summarizes the weighted average yield of debt securities as of the dates indicated:

                                December 31,
                              -----------------
                               1995      1994
                              -------   -------
  Investment securities:
     Available for sale....   4.70%     6.91%
     Held to maturity......     --      5.20
  MBS available for sale...   6.85      5.62


  The following table presents the Bank's securities at December 31, 1995 by contractual maturity. Actual maturities on MBS may differ from contractual maturities due to prepayments.

                                                      Maturity
                                -----------------------------------------------------
                                            Over 1     Over 5
                                             Year      Years
                                 Within       To         To        Over
                                 1 Year    5 Years    10 Years   10 Years    Total
                                --------   --------   --------   --------   ---------
                                               (Dollars in thousands)
  Available for Sale:
     Investment Securities...   $ 25,386   $ 69,269   $     --   $     --   $  94,655
     MBS.....................         --         91         --     31,642      31,733
                                --------   --------   --------   --------   ---------
                                $ 25,386   $ 69,360   $     --   $ 31,642   $ 126,388
                                ========   ========   ========   ========   =========


        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 2--INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

  Net unrealized gains (losses) associated with the available for sale securities which are included in stockholders' equity in the consolidated statement of financial condition consist of the following:




                                                   December 31
                                                -----------------
                                                  1995     1994
                                                -------   -------
                                             (Dollars in thousands)
  Net unrealized gains (losses),
    debt securities..........................   $   127   $(6,263)
  Net unrealized gains, hedging activities...       661     1,162
  Deferred income tax benefit................        --     1,619
                                                -------   -------
     Net unrealized gains (losses)...........   $   788   $(3,482)
                                                =======   =======


  The following gains and losses were realized from the sale of investment securities and MBS, the costs of which were computed on a specific identification method, during the periods indicated:

                                            Gross
                               -------------------------------
                                 Sales      Gains     Losses
                               ---------   -------   ---------
                                   (Dollars in thousands)
  Year ended December 31,
       1995.................   $ 264,426   $ 3,903   $    (566)
       1994.................     156,090       260      (1,799)
       1993.................     873,925     8,867      (5,489)



  Gains on securities activities include $0.8 million and $2.1 million of gains from trading options and futures during 1995 and 1994, respectively. Additionally, in 1994 the Bank recorded a $0.6 million gain related to the lower of cost or market valuation adjustment on certain securities previously recorded in 1993.

  At December 31, 1995 and 1994, interest receivable in the accompanying statements of financial condition include accrued interest receivable on debt securities of $1.0 million and $1.5 million, respectively.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 3--FINANCIAL INSTRUMENTS

  During 1995 and 1994, the Bank recognized net gains from options activities of $0.8 million and $2.1 million, respectively. No comparable amounts were recognized during 1993. The following table summarizes the Bank's option positions.

                                               December 31,
                                          ----------------------
                                              1995        1994
                                          ----------   ---------
                                          (Dollars in thousands)
    Options:
     Notional amount at year-end.......   $       --   $ 223,500
     Fair value at year-end............           --         149
     Average fair value for the year...          181         355


  At December 31, 1994, the notional amount of interest rate swap and floor contracts outstanding totaled $1.1 billion and $100 million, respectively. At December 31, 1994, the average receive rate on interest rate swaps was 5.97% and the average pay rate was 6.22%. During December 1995, the Bank terminated all the interest rate contracts outstanding and as a result, a deferred loss of $3.2 million, which will be amortized over the original term of the underlying contracts, was recorded. No interest rate contracts were outstanding as of December 31, 1995.


NOTE 4--LOANS RECEIVABLE AND LOANS HELD FOR SALE

  Total loans include loans receivable and loans held for sale and are summarized as follows:

                                                 December 31,
                                           -------------------------
                                              1995          1994
                                           -----------   -----------
                                            (Dollars in thousands)
  Real estate loans:
    Single family.......................   $   594,019   $   755,253
    Multifamily:
     2 to 4 units.......................       345,884       393,943
     5 to 36 units......................     1,521,056     1,612,926
     37 units and over..................       329,916       345,287
                                           -----------   -----------
       Total multifamily................     2,196,856     2,352,156
                                           -----------   -----------
    Commercial and industrial...........       234,389       248,255
    Land................................         3,027         2,050
                                           -----------   -----------
       Total real estate loans..........     3,028,291     3,357,714
  Other.................................         6,040         7,251
                                           -----------   -----------
                                             3,034,331     3,364,965
                                           -----------   -----------
  Less:
     Undisbursed loan funds.............            --           259
     Unearned discounts.................         2,463         1,980
     Deferred loan fees.................         7,317         7,221
     Allowance for estimated losses.....        89,435        67,202
                                           -----------   -----------
                                                99,215        76,662
                                           -----------   -----------
                                           $ 2,935,116   $ 3,288,303
                                           ===========   ===========


        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 4--LOANS RECEIVABLE AND LOANS HELD FOR SALE--(CONTINUED)

  During the fourth quarter of 1994, the Bank sold $45.0 million of outstanding balances of home equity lines of credit and recorded a gain of $1.2 million. In December 1995, the Bank sold the remaining outstanding balances of the home equity lines of credit of $6.4 million and recorded a loss of $0.1 million. Included in the table above is $2.2 million of amounts drawn under home equity lines of credit at December 31, 1994.

  Also included in the preceding table are loans held for sale, consisting of the following at the dates indicated:

                                         December 31,
                                    ----------------------
                                       1995        1994
                                    ----------   ---------
                                    (Dollars in thousands)
  Residential loans:
    Single family................   $       --   $  47,339
    Multifamily 2 to 4 units.....           --         976
                                    ----------   ---------
     Total loans held for sale...   $       --   $  48,315
                                    ==========   =========

  Fidelity's portfolio of mortgage loans serviced for others amounted to $600.3 million at December 31, 1995 and $1.1 billion at December 31, 1994.

  Fidelity's loan portfolio includes multifamily, commercial and industrial loans of $2.4 billion at December 31, 1995 and $2.6 billion at December 31, 1994 which depend primarily on operating income to provide debt service coverage. These loans generally have a greater risk of default than single family residential loans and, accordingly, earn a higher rate of interest to compensate in part for the risk. Approximately 99% of these loans are secured by property within the state of California.

  The Bank has modified a number of its loans. In some cases, the modifications have taken the form of "early recasts" in which the amortizing payments are revised (or recalculated) earlier than scheduled to reflect current lower interest rates. In other cases, the Bank has agreed to accept interest only payments for a limited time at current interest rates. In still other cases, the Bank has modified the terms of a number of its loans that it would not otherwise consider to protect its investment by granting concessions to borrowers because of borrowers' financial difficulties. These modifications take several forms, but are generally for terms that are less favorable to the Bank than the current market. Modifications which are classified as troubled debt restructurings ("TDRs") are granted when the collateral is inadequate or the borrower does not have the ability or willingness to continue making scheduled payments and management determines that the modification is the best alternative for the collection of its investment. At December 31, 1995 and 1994, outstanding TDRs totaled $32.7 million and $52.1 million, respectively.

  In order to assist borrowers affected by the January 17, 1994 Northridge earthquake, the Bank developed several earthquake loan accommodation programs. The OTS encouraged the development of such programs, which were designed to provide relief to affected borrowers by deferring payments, capitalizing interest payments or making additional advances to borrowers to repair severely damaged properties, while remaining consistent with the Bank's safe and sound business practices.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 4--LOANS RECEIVABLE AND LOANS HELD FOR SALE--(CONTINUED)

  For the years ended December 31, 1995 and 1994, interest income of $3.2 million and $2.1 million, respectively, was recorded on TDRs. During 1995 and 1994 the reduction in interest income had the loans performed according to their original terms was immaterial. During 1993, $8.3 million of interest income was recorded on TDRs, $0.1 million less than would have been recorded had the loans performed according to their original terms.

  The total of loans on nonaccrual status was $51.9 million, $71.6 million and $93.5 million at December 31, 1995, 1994 and 1993, respectively. The reduction in income related to these loans upon which interest was not paid was $5.8 million, $10.9 million and $8.7 million for the corresponding years.

  See Note 14 for a discussion of bulk sales (the "Bulk Sales") of loans and REO as a part of the Bank's 1994 Restructuring and Recapitalization.

  The Bank adopted an Accelerated Asset Resolution Plan designed to aggressively dispose of, resolve or otherwise manage a pool of primarily multifamily loans which generally have lower debt coverage ratios than the remainder of the Bank's multifamily loan portfolio and thereby are considered by the Bank to have higher risk of future nonperformance or impairment relative to the remainder of the Bank's multifamily loan portfolio. This plan reflects both an acceleration in estimated timing of resolution of assets within the pool, as well as a potential change in recovery method from that which would be anticipated through the normal course of business. The Bank has designated 411 assets with an aggregate book value of approximately $213 million as the Accelerated Asset Resolution Pool. These assets consist primarily of accruing and nonaccruing multifamily real estate loans and REO. As of December 31, 1995, the Bank had resolved assets with an aggregate value of $37.8 million, and utilized $3.5 million in Accelerated Asset Resolution Pool reserves.


NOTE 5--REAL ESTATE OWNED

  Real estate owned consists of the following:

                                                 December 31,
                                           ------------------------
                                              1995          1994
                                           -----------   ----------
                                           (Dollars in thousands)
  Real estate acquired through
   foreclosure..........................   $    23,013   $   16,433
  Allowance for estimated losses........        (3,492)      (2,318)
                                           -----------   ----------
                                           $    19,521   $   14,115
                                           ===========   ==========

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 5--REAL ESTATE OWNED--(CONTINUED)

  The following summarizes the results of real estate owned operations:

                                                    YEAR ENDED DECEMBER 31,
                                           ----------------------------------------
                                              1995           1994           1993
                                           -----------   ------------   ------------
                                                    (DOLLARS IN THOUSANDS)
  (Loss) income from:
    Real estate acquired for investment
     or development.....................     $     --      $      95      $     110
    Real estate acquired through
     foreclosure........................       (5,779)        (8,746)       (18,753)
    Provision for estimated real estate
     losses.............................       (3,366)        (8,768)       (30,200)
                                             --------      ---------      ---------
       Net loss from real estate
        operations......................     $ (9,145)     $ (17,419)     $ (48,843)
                                             ========      =========      =========

  See Note 14 for a discussion of Bulk Sales of loans and REO as a part of the Bank's 1994 Restructuring and Recapitalization.


NOTE 6--ALLOWANCES FOR ESTIMATED LOAN AND REAL ESTATE OWNED LOSSES

  The following summarizes the activity in the Bank's allowances for estimated loan and real estate losses:

                                                           REAL ESTATE
                                              LOANS          OWNED         TOTAL
                                          -------------   ------------   ----------
                                                   (DOLLARS IN THOUSANDS)
Balance at January 1, 1993.............     $   64,277      $  16,450    $  80,727
 Provision for losses..................         65,100         30,200       95,300
 Charge-offs...........................        (50,504)       (28,940)     (79,444)
 Recoveries and other..................          4,959              5        4,964
                                            ----------      ---------    ---------
Balance at December 31, 1993...........         83,832         17,715      101,547
 Provision for losses..................         65,559          8,768       74,327
 Charge-offs...........................        (55,685)       (16,820)     (72,505)
 GVA charged off on Bulk Sale assets...        (30,497)        (7,894)     (38,391)
 Recoveries and other..................          3,993            549        4,542
                                            ----------      ---------    ---------
Balance at December 31, 1994...........         67,202          2,318       69,520
 Provision for losses..................         69,724(1)       3,366       73,090
 Charge-offs...........................        (44,278)        (8,358)     (52,636)
 Allocations from GVA to REO...........         (6,166)         6,166           --
 Recoveries and other..................          2,953             --        2,953
                                            ----------      ---------    ---------
Balance at December 31, 1995...........     $   89,435      $   3,492    $  92,927
                                            ==========      =========    =========

---------------
(1) Included in the provision for estimated loan losses for 1995 is the $45 million loan portfolio charge associated with the Accelerated Asset Resolution Plan.

  At December 31, 1995 and December 31, 1994, the recorded investment in loans that are considered to be impaired under SFAS Nos. 114 and 118 was $149.3 million, and $148.0 million, respectively. Included in these amounts are $117.2 million and $46.5 million of impaired loans for which allowance for credit losses

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 6--ALLOWANCES FOR ESTIMATED LOAN AND REAL ESTATE OWNED LOSSES--(CONTINUED)

have been established totaling $39.1 million and $16.1 million. The average recorded investment and the amount of interest income recognized on impaired loans during 1995 and 1994 was $148.7 million and $169.5 million and $7.8 million and $2.2 million, respectively.

  The performance of the Bank's loan portfolio has been adversely affected by recent Southern California economic conditions. The performance of the Bank's multifamily loan portfolio is particularly susceptible to further declines in the Southern California economy, increasing vacancy rates, declining rents, increasing interest rates, declining debt coverage ratios, declining market values for multifamily residential properties, and the possibility that investors may abandon properties or seek bankruptcy protection with respect to properties experiencing negative cash flow, particularly where such properties are not cross-collateralized by other performing assets. There can be no assurances that these economic conditions will improve in the near future as many factors key to recovery may be impacted adversely by the Federal Reserve Bank's interest rate policy as well as other factors. Consequently, rents and real estate values may not stabilize which may affect future delinquency and foreclosure levels and may adversely impact the Bank's asset quality, earnings performance and capital levels.


NOTE 7--INTANGIBLE ASSETS

  In December 1994, the Bank sold $340.0 million of deposits to another financial institution. Core deposit intangible assets related to such deposits totaling $0.5 million were written off and are netted against the gain on the sale. See Note 14.

  Fidelity reassessed the valuation of its intangible assets annually. Based upon the results of a branch profitability analysis and an analysis of the recoverability of its core deposit intangible assets, Fidelity wrote down the carrying value of its core deposit intangible assets in 1995 and 1993 by $0.1 million and $5.2 million, respectively, (which writedowns were included in interest expense). In addition, an analysis was performed of the recoverability of the goodwill related to a 1978 acquisition. This analysis indicated that the expected future net earnings from the branches or assets acquired did not support the carrying value of the goodwill. As a result, in 1993, Fidelity wrote down the remaining $8.8 million balance of goodwill related to the acquisition.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 8--DEPOSITS

  Deposits consist of the following balances at the dates indicated:

                                                             DECEMBER 31,
                                           -------------------------------------------------
                                                    1995                      1994
                                           -----------------------   -----------------------
                                              AMOUNT         %          AMOUNT         %
                                           ------------   --------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
  TYPE OF ACCOUNT, WEIGHTED AVERAGE
   INTEREST RATE:
  Passbook, 2.00% at December 31, 1995
   and 1994.............................    $   62,934        2.4%    $   70,564        2.6%
  Checking and money market checking,
    1.01% at December 31, 1995 and
    0.87% at December 31, 1994..........       309,065       11.8        326,411       12.1
  Money market savings,
    3.05% at December 31, 1995 and
    3.12% at December 31, 1994..........        93,901        3.6        135,595        5.0
                                            ----------     ------     ----------     ------
                                               465,900       17.8        532,570       19.7
                                            ----------     ------     ----------     ------

  Certificates with rates of:
     Under 3.00%........................         6,799        0.3         16,190        0.6
     3.01 - 4.00%.......................        64,496        2.5        523,863       19.4
     4.01 - 5.00%.......................       304,163       11.7        952,931       35.4
     5.01 - 6.00%.......................       900,019       34.6        437,463       16.2
     6.01 - 7.00%.......................       771,247       29.7        155,681        5.8
     7.01 - 8.00%.......................        76,167        2.9         56,137        2.1
     Over 8.00%.........................        12,078        0.5         22,437        0.8
                                            ----------     ------     ----------     ------
                                             2,134,969       82.2      2,164,702       80.3
                                            ----------     ------     ----------     ------
        Total deposits..................    $2,600,869      100.0%    $2,697,272      100.0%
                                            ==========     ======     ==========     ======
  Weighted average interest rate........          4.89%                     4.15%
                                            ==========                ==========


  Fidelity had noninterest-bearing checking accounts of $73.1 million and $68.1 million at December 31, 1995 and 1994, respectively. At December 31, 1995, certificate accounts were scheduled to mature as follows:

         YEAR OF MATURITY                AMOUNT
         ----------------         ----------------------
                                  (DOLLARS IN THOUSANDS)
         1996.............             $1,883,739
         1997.............                202,402
         1998.............                 25,366
         1999.............                 16,349
         2000 and after...                  7,113
                                       ----------
                                       $2,134,969
                                       ==========


        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 8--DEPOSITS--(CONTINUED)

  At December 31, 1995, loans totaling $40.5 million were pledged as collateral for $1.2 million of public funds on deposit with the Bank and potential future deposits.

  Certificates of deposits of $100,000 or more accounted for $528 million and represented 20% of all deposits at December 31, 1995 and $435 million or 16% of all deposits at December 31, 1994.

  The Bank has also utilized brokered deposits as a short-term means of funding. These deposits are obtained or placed by or through a deposit broker and are subject to certain regulatory limitations. Should the Bank become undercapitalized, it would be prohibited from accepting, renewing or rolling over deposits obtained through a deposit broker. The Bank accepted brokered deposits pursuant to a waiver obtained from the FDIC, which waiver expired in October 1994. The Bank is currently eligible to accept brokered deposits. The Bank had no brokered deposits outstanding at December 31, 1995, compared to $0.1 million at December 31, 1994.


NOTE 9--FEDERAL HOME LOAN BANK ADVANCES

  FHLB advances are summarized as follows:

                                                  DECEMBER 31,
                                           ---------------------------
                                               1995           1994
                                           ------------   ------------
                                             (DOLLARS IN THOUSANDS)
  Balance at year-end...................    $  292,700     $  332,700
  Average amount outstanding during the     $  314,918     $  392,707
   year.................................
  Maximum amount outstanding at any         $  412,700     $  527,700
   month-end............................
  Weighted average interest rate during
   the year.............................          5.53%          4.50%
  Weighted average interest rate at
   year-end.............................          5.27%          4.93%
  Secured by:
     FHLB Stock.........................    $   49,425     $   47,017
     Loans receivable (1)...............     1,174,513      1,557,548
                                            ----------     ----------
                                            $1,223,938     $1,604,565
                                            ==========     ==========

--------------
(1) Includes pledged loans available for use under the letter of credit securing commercial paper. See Note 10.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 9--FEDERAL HOME LOAN BANK ADVANCES--(CONTINUED)

  The maturities and weighted average interest rates on FHLB advances are summarized as follows:

                        -------------------------------------------------------
                                   1995                         1994
                        --------------------------   --------------------------
                                       WEIGHTED                     WEIGHTED
                                       AVERAGE                      AVERAGE
                         AMOUNT     INTEREST RATE      AMOUNT     INTEREST RATE
                        ---------   --------------   ---------   --------------
                                      (DOLLARS IN THOUSANDS)
   Year of Maturity
     1995............    $     --              --%    $ 40,000         7.33%
     1996............      60,000            4.88       60,000         4.88
     1997............     212,700            5.06      212,700         4.14
     2000............      20,000            8.61       20,000         8.61
                         --------                     --------
                         $292,700            5.27     $332,700         4.93
                         ========                     ========

NOTE 10--OTHER BORROWINGS

  Other borrowings consist of the following:

                                                           DECEMBER 31,
                                           YEAR OF    ----------------------
                                           MATURITY      1995        1994
                                           --------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
  Short-term borrowings:
     Commercial paper...................     1996       $ 50,000    $400,000
  Long-term borrowings:
     8 1/2% Mortgage-backed medium-term
      notes ("MTNs")....................     1997        100,000     100,000
                                                        --------    --------
                                                        $150,000    $500,000
                                                        ========    ========

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 10--OTHER BORROWINGS--(CONTINUED)

  The mortgage-backed notes are secured by a joint pool of mortgage loans and U.S. Treasury notes, at cost, totaling $246.5 million and $217.1 million at December 31, 1995 and 1994, respectively.

  Borrowings other than the mortgage-backed notes are summarized as follows:

                                                 DECEMBER 31,
                                           ------------------------
                                              1995          1994
                                           -----------   ----------
                                           (DOLLARS IN THOUSANDS)
  Commercial paper:
     Balance at year-end................     $ 50,000     $400,000
     Average amount outstanding during
      the year..........................     $289,028     $357,360
     Maximum amount outstanding at any
      month-end.........................     $400,000     $400,000
     Weighted average interest rate
      during the year...................         6.02%        4.34%
     Weighted average interest rate at
      year end..........................         5.70%        5.99%
     Secured by Letter of Credit from
      FHLB..............................     $500,000     $400,000
  Securities sold under agreement to
   repurchase:
     Balance at year-end................     $     --     $     --
     Average amount outstanding during
      the year..........................     $ 12,424     $  2,405
     Maximum amount outstanding at any
      month-end.........................     $ 20,345     $  3,830
     Weighted average interest rate
      during the year...................         5.88%        3.24%

  The weighted average interest rate on other borrowings was 7.57% and 6.49% at December 31, 1995 and 1994, respectively.


NOTE 11--BENEFIT PLANS

 Postretirement Benefits

  The Bank provides certain health and life insurance postretirement benefits for all eligible retired employees. Eligibility for the plan is met when the participant reaches age 55 and the applicable service requirements are obtained;

     a. Employees hired on or before December 31, 1991, must have completed five or more years of service on the date of termination.

     b. Employees hired on or after January 1, 1992, must have completed ten or more years of service on the date of termination.

     In November 1994, the Board of Directors passed a resolution adjusting the Bank's participation in the cost of the plan by transferring 100% of the retiree health cost to current and future retirees. This plan amendment resulted in a curtailment under SFAS No. 106, "Employers' Accounting for Postretirement

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 11--BENEFIT PLANS--(CONTINUED)

Benefits Other than Pensions." The curtailment resulted in the elimination of any net periodic postretirement benefit cost and the reversal of the accumulated postretirement benefit obligation previously recorded.

 Retirement Income Plan

  The Bank has a retirement income plan covering substantially all employees. The defined benefit plan provides for payment of retirement benefits commencing normally at age 65 in a monthly annuity; however, the option of a lump sum payment is available upon retirement or in the event of early termination. An employee becomes vested upon five years of service. Benefits payable under the plan are generally determined on the basis of the employee's length of service and average earnings over the previous five years. Annual contributions to the plan are sufficient to satisfy legal funding requirements.

   In February 1994, the Board of Directors passed a resolution to amend the plan by discontinuing participation in the plan by newly hired employees and freezing the level of service and salaries used to compute the plan benefit to February 28, 1994 levels. This plan amendment resulted in a curtailment which reduced the projected benefit obligation by $3.8 million. Additionally, as a result of employee terminations associated with the Bank's downsizing and cost curtailment programs during 1994, many lump sum payouts were made by the plan which resulted in a partial settlement of the plan's liabilities. As a consequence, the Bank recorded at December 31, 1994, a minimum pension liability of $3.2 million of which $2.8 million was offset to the equity account.

   The Bank funded the Retirement Income Plan such that the fair value of plan assets exceeded the projected benefit obligation. The funding of the plan resulted in the elimination of the minimum pension liability and minimum pension adjustment to the equity account.

   The components of net pension costs are as follows:

                                       YEAR ENDED DECEMBER 31,
                                     ----------------------------
                                      1995       1994      1993
                                     -------   --------   -------
                                       (DOLLARS IN THOUSANDS)
  Service cost....................   $   --     $  219    $  943
  Interest cost...................      218        542       688
  Actual return on plan assets....     (371)       444      (632)
  Net amortization and deferral...       92       (945)      (87)
  Effect of partial settlements...      252      1,389        --
                                     ------     ------    ------
                                     $  191     $1,649    $  912
                                     ======     ======    ======

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 11--BENEFIT PLANS--(CONTINUED)

  The funded status of this plan, as of the dates indicated, was as follows:

                                                 DECEMBER 31,
                                           -------------------------
                                              1995          1994
                                           -----------   -----------
                                            (DOLLARS IN THOUSANDS)
  Accumulated benefit obligation:
     Vested.............................     $  2,663      $  4,307
     Nonvested..........................          123           587
                                             --------      --------
                                             $  2,786      $  4,894
                                             ========      ========

  Projected benefit obligation..........     $ (2,786)     $ (4,894)
  Fair value of plan assets.............        2,589         1,685
                                             --------      --------
  Deficiency of assets under projected
   benefit obligation...................         (197)       (3,209)
  Unrecognized net transition gain......           --            --
  Unrecognized net loss from experience
   differences..........................           --            --
  Unrecognized prior service cost.......           --            --
  Minimum liability adjustment..........          988         2,813
                                             --------      --------
     Prepaid pension (liability) cost...     $    791      $   (396)
                                             ========      ========
  Actuarial assumptions:
     Discount rate......................         7.25%         8.00%
     Expected long-term rate of return
      on plan assets....................         9.00%         9.00%

 401(k) Plan

  The Bank has a 401(k) defined contribution plan available to all employees who have been with the Bank for one year and have reached the age of 21. Employees may generally contribute up to 15% of their salary each year, and the Bank matches 12.5% up to the first 6% contributed by the employee; the matching contribution was adjusted down from 50% to 12.5% during 1995. In addition, the Bank may elect, at its discretion, to match an amount based on the Bank's profitability and determined on an annual basis by the Board of Directors. THE BANK'S CONTRIBUTION EXPENSE WAS $0.3 MILLION IN THE YEAR ENDED DECEMBER 31, 1995, AND $0.5 MILLION IN 1994 AND 1993.

 Director Retirement Plan

   In November 1994, the Board of Directors approved a retirement plan for non-employee directors who have at least three years of Board service, including service on the Board prior to the 1994 Restructuring and Recapitalization.

   An eligible director shall, after termination from Board service for any reason other than cause, be entitled to receive a quarterly payment equal to one quarter of his/her average annual compensation (including compensation for service on the Board of any of the Bank's subsidiaries), including all retainers and meeting fees, received during his/her last three years of Board service. Such payments shall commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's Board membership is terminated for cause, no benefits are payable under this plan.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995


NOTE 11--BENEFIT PLAN--(CONTINUED)

   If a director's Board membership is terminated within two years following the effective date of a change in control, then he/she also shall be eligible for a lump sum payment in an amount that is the greater of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000. The Bank's accumulated benefit obligation and net pension costs at and for the year ended December 31, 1995 were $0.2 million and $0.2 million, respectively.


NOTE 12--INCOME TAXES

  Income tax expense/benefit was comprised of the following:

                                                 YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                           1995        1994           1993
                                           -----   -----------     ----------
                                                 (DOLLARS IN THOUSANDS)
  Current income tax expense (benefit):
     Federal............................   $  --     $  (1,744)     $ (50,229)
     State..............................       4             9         (1,090)
                                           -----     ---------      ---------
                                               4        (1,735)       (51,319)
                                           -----     ---------      ---------
  Deferred income tax expense (benefit):
     Federal............................      --       (14,789)        17,784
     State..............................      --            --         (2,258)
                                           -----     ---------      ---------
                                              --       (14,789)        15,526
                                           -----     ---------      ---------
                                           $   4     $ (16,524)     $ (35,793)
                                           =====     =========      =========

  Income tax liability/receivable was comprised of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1995         1994
                                                    ----------     -----------
                                                      (DOLLARS IN THOUSANDS)
  Current income tax (receivable) liability:
     Federal.....................................   $     477      $  (5,416)
     State.......................................          --             52
                                                    ---------      ---------
                                                          477         (5,364)
                                                    ---------      ---------
  Deferred income tax (receivable) liability:
     Federal.....................................     (35,225)       (13,270)
     Valuation allowance--Federal................      35,225         12,075
     State.......................................     (10,217)        (4,265)
     Valuation allowance--State..................      10,217          3,841
                                                    ---------      ---------
                                                           --         (1,619)
                                                    ---------      ---------
                                                    $     477      $  (6,983)
                                                    =========      =========

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 12--INCOME TAXES--(CONTINUED)

  The components of the net deferred tax liability/asset are as follows:

                                                 DECEMBER 31,
                                           ------------------------
                                              1995         1994
                                           ----------   -----------
                                            (DOLLARS IN THOUSANDS)
  FEDERAL:
     Deferred tax liabilities:
        Loan fees and interest..........   $   7,583     $  10,067
        FHLB stock dividends............      12,545        11,691
        California franchise tax........          --            --
        Unrealized gain on securities
         available for sale.............         244            --
        Other...........................       6,672         3,031
                                           ---------     ---------
     Gross deferred tax liabilities.....      27,044        24,789
                                           ---------     ---------
     Deferred tax assets:
        Bad debt and loan loss deduction      27,836        12,953
        Net operating loss carryover....      24,196        18,321
        REO operations/acquisition costs         965           633
        Deposit base intangibles........       6,481         3,866
        Unrealized loss on securities
         available for sale
         transferred to held to
         maturity.......................          --         1,195
        Unrealized loss on securities
         available for sale.............          --           386
        Other...........................       2,791           705
                                           ---------     ---------
     Gross deferred tax assets..........      62,269        38,059
     Valuation allowance................     (35,225)      (12,075)
                                           ---------     ---------
     Deferred tax assets, net of
      allowance.........................      27,044        25,984
                                           ---------     ---------
     Net deferred tax (asset) liability.   $      --     $  (1,195)
                                           =========     =========
  STATE:
     Deferred tax liabilities:
        Loan fees and interest..........   $   3,248     $   3,299
        FHLB stock dividends............       4,050         3,831
        Unrealized gain on securities
         available for sale.............          87            --
        Other...........................       1,783         1,334
                                           ---------     ---------
     Gross deferred tax liabilities.....       9,168         8,464
                                           ---------     ---------
     Deferred tax assets:
        Bad debt and loan loss deduction      13,739         5,778
        Net operating loss carryover....       2,505         1,930
        Deposit base intangibles........       1,620         1,584
        Unrealized loss on securities
         available for sale
         transferred to held to
         maturity.......................          --           424
        Unrealized loss on securities
         available for sale.............          --           137
        Other...........................       1,521         2,876
                                           ---------     ---------
     Gross deferred tax assets..........      19,385        12,729
     Valuation allowance................     (10,217)       (3,841)
                                           ---------     ---------
     Deferred tax assets, net of
      allowance.........................       9,168         8,888
                                           ---------     ---------
     Net deferred tax (asset) liability.   $      --     $    (424)
                                           =========     =========

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 12--INCOME TAXES--(CONTINUED)

  Valuation allowances under SFAS No. 109 have been provided for both federal and state purposes to the extent uncertainty exists as to the recoverability of the deferred assets. As of December 31, 1995, valuation allowances were provided for the total net deferred tax assets. As of December 31, 1994, valuation allowances were also provided for the total net deferred tax assets, with the exception of tax benefits associated with unrealized losses on available for sale securities that were transferred to held to maturity. Future reductions in the valuation allowance will be dependent upon a more likely than not expectation of recovery of tax benefits.

  In conjunction with the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," certain securities were classified as available for sale during a portion of 1994 but were subsequently classified as held to maturity at December 31, 1994. Under SFAS No. 115, adjustments to the fair market value of securities held as available for sale are reflected through an adjustment to stockholders' equity. For those securities transferred from available for sale to held to maturity in 1994, deferred tax benefits for unrealized losses reflecting the reduced fair market value through the date of transfer were provided. As these securities were to be held to maturity, unrealized losses as of the date of transfer were not expected to be realized and, as a consequence, recovery of the related tax benefits was expected. Accordingly, no valuation allowances have been provided for these amounts at December 31, 1994. Since the securities were reclassified to available for sale as of June 30, 1995, the related unrealized losses were expected to be realized with the recovery of the related tax benefits uncertain. As a result, full valuation allowances have been provided on these amounts.

  A reconciliation from the consolidated statutory federal income tax benefit to the consolidated effective income tax benefit follows:

                                                    YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1995           1994           1993
                                           ------------   ------------   ------------
                                                    (DOLLARS IN THOUSANDS)
  Expected federal income tax benefit.....      $(24,141)      $(50,739)     $(35,588)
  Increases (reductions) in taxes
   resulting from:
     Franchise tax expense (benefit),
      net of federal income tax and
      valuation allowance.................             4              6        (4,386)
     Addition to valuation allowance......        23,779         11,689            --
     Goodwill.............................            --             --         3,108
     Limitation of net operating loss
      carryover benefits due to 1994
      Restructuring and Recapitalization..            --         19,507            --
     Bad debt recapture...................            --          4,678            --
     Limitation of tax benefit on
      intercompany transactions...........            --          3,235            --
     Redetermination of tax...............            --         (5,600)           --
     Other, net...........................           362            700         1,073
                                               ---------       --------      --------
  Income tax expense (benefit)............     $       4       $(16,524)     $(35,793)
                                               =========       ========      ========

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 12--INCOME TAXES--(CONTINUED)

  The Internal Revenue Service (the "Service") has completed its examination of the Bank's federal income tax returns through 1991. The California Franchise Tax Board has completed its examination of the California franchise tax returns through 1988 and is currently examining the returns for years 1989 through 1991.

  Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder generally provide that, following an ownership change of a corporation with a net operating loss (an "NOL"), a net unrealized built-in loss (a "NUBIL"), or tax credit carryovers, the amount of annual post-ownership change taxable income that can be offset by pre-ownership change NOLs, or recognized built-in losses, and the amount of post-ownership change tax liability that can be offset by pre-ownership change tax credits, generally cannot exceed a limitation prescribed by Section 382. The
Section 382 annual limitation generally equals the product of the fair market value of the equity of the corporation immediately before the ownership change (subject to various adjustments) and the federal long-term tax-exempt rate prescribed monthly by the Service.

  As a result of the 1994 Restructuring and Recapitalization, the Bank underwent an ownership change and ceased to be a member of the Citadel consolidated group. The Bank incurred an NOL in its taxable year ended August 4, 1994 and has alternative minimum and general business tax credits carryover to taxable year ended December 31, 1994 that are subject to limitation under Sections 382 and
383. The Bank had a NUBIL to the extent the tax basis in its assets exceeded the fair market value of its assets on August 4, 1994. Any portion of the NUBIL recognized during the 5-year period following the 1994 Restructuring and Recapitalization will generally be subject to limitation under Section 382. The Bank believes this NUBIL does not exceed $10 million. As a result, a de minimis exception will apply, and the recognition of this NUBIL in the future will not be subject to limitation under Section 382.

  Fidelity and its subsidiaries' taxable loss for the period ended August 4, 1994 was included in Citadel's consolidated federal income tax return for the year ended December 31, 1994. The NOL carryover generated by this return was allocated to the respective companies in proportion to their individual company taxable losses in accordance with the Code and applicable Treasury Regulations thereunder. Citadel's taxable loss did not have a material impact on the NOL carryover allocated to Fidelity and its subsidiaries.

  Fidelity and its subsidiaries incurred an NOL for the period August 5, 1994 through December 31, 1994. This NOL can be used to offset taxable income in subsequent years subject to limitation under Section 382 as a result of the 1995 change of ownership.

  As a result of the 1995 Recapitalization, the Bank again underwent an ownership change for purposes of Section 382. The Bank will incur an NOL for its 1995 taxable year that is subject to limitation under Section 382. Based on current estimates, the Bank had a NUBIL at the time of the 1995 change of ownership. Any portion of the NUBIL recognized during the 5-year period following such change in ownership will be subject to limitation under Section
382. If the NUBIL does not exceed $10 million, a de minimis exception will apply, and the recognition of this NUBIL in the future will not be subject to limitation under Section 382. These limitations are inclusive of the limitations imposed by the 1994 change of ownership.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 12--INCOME TAXES--(CONTINUED)

  At December 31, 1995, the Bank had an estimated NOL carryover for federal income tax purpose of $69.1 million, of which $19.1 million is subject to annual utilization limitations as a result of the 1994 change of ownership and expires by year 2008, $20.1 million expires by year 2009 and $29.9 million expires by year 2010 (all of which are subject to annual and aggregate utilization limitations as a result of the 1995 change of ownership), if not utilized. For California franchise tax purposes, there was an estimated NOL carryover of $22.2 million, of which $5.0 million expires by year 1997 and $0.9 million expires by year 1998 (both of which are subject to annual utilization limitations as a result of the 1994 change of ownership), $15.8 million expires by year 1999 and $0.5 million expires by year 2000 (all of which are subject to annual and aggregate utilization limitations as a result of the 1995 change of ownership) if not utilized. The deferred tax assets related to these NOLs have been recorded with a corresponding valuation allowance in an equal amount under SFAS No. 109.

  Savings institutions are allowed a bad debt deduction for federal income tax purposes based on either 8% of taxable income or the savings institution's actual loss experience. The Bank's bad debt deductions for all years presented were based on actual loss experience.

  Under the provisions of SFAS No. 109, a deferred tax liability has not been provided for tax bad debt and loan loss reserves which arose in tax years prior to December 31, 1987. The Bank had $34.7 million of such reserves at December 31, 1995, for which $12.2 million of taxes have not been provided. If these reserves are used for any purpose other than to absorb bad debt losses, federal taxes would have to be provided at the then current income tax rate. It is not contemplated that the accumulated reserves will be used in a manner that will create a tax liability.


NOTE 13--COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Bank and certain of its subsidiaries had a number of lawsuits and claims pending at December 31, 1995. The Bank's management and its counsel believe that the lawsuits and claims are without merit. There is a risk that the final outcome of one or more of these claims could result in the payment of monetary damages which could be material in relation to the financial condition or results of operations of the Bank. The Bank does not believe that the likelihood of such a result is probable and has not established any specific litigation reserves with respect to such lawsuits.

   Fidelity enters into agreements to extend credit to customers on an ongoing basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Most commitments are expected to be drawn upon and, therefore, the total commitment amounts generally represent future cash requirements. At December 31, 1995, the Bank had no commitments to fund loans.

  As of December 31, 1995, the Bank had certain loans with a gross principal balance of $105.9 million, of which $88.2 million had been sold in the form of mortgage pass-through certificates, over various periods of time, to four investor financial institutions leaving a balance of $17.7 million retained by the Bank. These mortgage pass-through certificates provide a credit enhancement to the investor financial institutions in the form of the Bank's subordination of its retained percentage interest to that of the investor

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 13--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

financial institutions. In this regard, the aggregate of $88.2 million held by the investor financial institutions are deemed Senior Mortgage Pass-Through Certificates and the $17.7 million held by the Bank are subordinated to the Senior Mortgage Pass-Through Certificates in the event of borrower default. Full recovery of the $17.7 million is subject to this contingent liability due to its subordination. In 1993, the Bank repurchased one of the Senior Mortgage Pass-Through Certificates with a face value of $38.3 million, from one of the investor institutions. At December 31, 1995, the balance of the repurchased certificate was $28.2 million and was included in the mortgage-backed securities held for sale portfolio. The other Senior Mortgage Pass-Through Certificates totaling $60.0 million at December 31, 1995 are owned by other investor institutions. The Bank considers all the loans in this pool in determining its allowance for loan losses and any estimated losses are reflected in the provision for loan losses.

  During 1992, the Bank also effected the securitization by FNMA of $114.3 million of multifamily mortgages wherein $114.3 million in whole loans were swapped for Triple A rated mortgage-backed securities through FNMA's Alternative Credit Enhancement Structure ("ACES") program. These mortgage-backed securities were sold in December 1993 and the current outstanding balance as of December 31, 1995 of $84.6 million is serviced by the Bank.

  As part of a credit enhancement to absorb losses relating to the ACES transaction, the Bank has pledged and placed in a trust account, as of December 31, 1995, $12.5 million, comprised of $5.3 million in cash and $7.2 million in U.S. Treasury securities at book value. The Bank shall absorb losses, if any, which may be incurred on the securitized multifamily loans to the extent of $12.5 million. FNMA is responsible for any losses in excess of the $12.5 million. The corresponding contingent liability for credit losses secured by the trust assets was $3.8 million and $4.8 million at the end of 1995 and 1994, respectively, and is included in other liabilities.

  Congress has discussed proposing legislation to address the disparity in bank and thrift deposit insurance premiums. The proposed legislation would, among other things, impose a requirement on all SAIF member institutions to fully recapitalize the SAIF by paying a one-time special assessment of approximately 80 basis points on all assessable deposits as of a certain date.

  While the outcome of the proposed legislation cannot be predicted with certainty, it is possible that some kind of legislative or regulatory action will be taken that will impact the Bank's insured deposits. A one-time special assessment of 80 basis points would result in the Bank paying approximately $22 million in additional SAIF premiums, gross of related tax benefits, if any. The enactment of such legislation may have the effect of immediately reducing the regulatory capital of SAIF member institutions by the amount of the fee, although provisions are included in the legislation that could exempt a savings association from paying the assessment in a lump sum if the payment would result in the association becoming undercapitalized. As of December 31, 1995, after giving effect to the payment and deduction of an 80 basis point assessment, the Bank's core and risk-based capital ratios would have been approximately 6.29% and 11.35%, respectively, and the Bank would have been considered well capitalized under the PCA regulations.

  Due to the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Bank.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 13--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  The Bank conducts portions of its operations from leased facilities. All of the Bank's leases are operating leases. At December 31, 1995, aggregate minimum rental commitments on operating leases with noncancelable terms in excess of one year were as follows:

               YEAR OF COMMITMENT               AMOUNT
               ------------------        ----------------------
                                         (DOLLARS IN THOUSANDS)
                  1996............             $ 4,621
                  1997............               4,619
                  1998............               4,625
                  1999............               4,221
                  2000............               3,707
                  Thereafter......              19,083
                                               -------
                                               $40,876
                                               =======

  Operating expense includes rent expense of $3.1 million in 1995, $2.9 million in 1994 and $3.0 million in 1993.

  The bulk sale agreements associated with the 1994 Restructuring and Recapitalization include certain representations and warranties relating to the assets transferred. For a period of time ranging from 60 to 180 days after the related closings, the purchasers of the assets under the bulk sale agreements have the right to require Fidelity, at Fidelity's option, either to repurchase bulk sale assets as to which representations and warranties are discovered to be inaccurate or to cure such breach. The repurchase price for each bulk sale asset repurchased is equal to the allocated purchase price paid plus amounts expended by the purchaser post-closing, minus amounts received by the purchasers post-closing with respect to such asset.

  The Bank has received approximately $18.3 million in claims of which $3.9 million relate to claims of environmental or structural defects and were required to be made from one bulk sale purchaser within 60 days after closing. Under the Stockholders' Agreement between the Bank and Citadel, Citadel must reimburse the Bank in an amount not to exceed $4 million for certain losses incurred by the Bank in either repurchasing Bulk Sale Assets in the event of breached environmental or structural representations and warranties or curing such breaches. The $3.9 million of claims made with respect to environmental or structural defects are subject to a cure threshold resulting in net claims of $2.8 million. There can be no assurance that Citadel will have sufficient liquid assets to satisfy any reimbursement obligations.

  The remaining $14.4 million of claims were received within the 180-day period for filing claims of breach of general representations and warranties and are not subject to reimbursement by Citadel. The same purchaser has also made a general claim in an unspecified amount of misrepresentation and concealment of material facts.

  The Bank has evaluated these claims and believes that such claims are without merit.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 14--RECAPITALIZATION

1995 Recapitalization

  In the fourth quarter of 1995, Fidelity completed the 1995 Recapitalization of the Bank, pursuant to which Fidelity raised approximately $134.4 million in net new equity through the sale of 2,070,000 of Series A Preferred Stock and 47,000,000 of Class A Common Stock. As part of the 1995 Recapitalization, Fidelity adopted the Accelerated Asset Resolution Plan which is designed to aggressively dispose of, resolve or otherwise manage a pool of multifamily loans. As a result, the Bank recorded a $45.0 million loan portfolio charge which represents the estimated additional losses expected to be incurred.

  The 1995 Recapitalization expenses of $2.6 million were charged directly against equity while the $45.0 million loan portfolio restructuring charge is reflected in the statement of operations.

1994 Restructuring and Recapitalization

  During 1994, Fidelity and Citadel completed the 1994 Restructuring and Recapitalization pursuant to which (a) Fidelity raised approximately $109 million in net new equity, and Citadel's ownership interest in Fidelity was reduced to 16.2% of the then outstanding common stock and was retroactively reclassified into 4,202,243 shares of Class A Common Stock; (b) Fidelity purchased Gateway Investment Services, Inc. ("Gateway") from Citadel; (c) Citadel, through a wholly-owned subsidiary, purchased certain real properties from Fidelity, a portion of which was financed by Fidelity; (d) Citadel received from Fidelity, by way of dividend, options to acquire, at the then net book value, certain real properties utilized in the operations of the Bank, portions of which would be leased back; (e) Fidelity redeemed its $60 million of subordinated notes; (f) Fidelity consummated the Branch Sales; and (g) Fidelity consummated the Bulk Sales, including certain assets sold to Citadel (see item
(c) above), of nonperforming and other primarily problem assets with an aggregate gross book value of $563.3 million.

  The 1994 Restructuring and Recapitalization charges as reflected in the statement of operations are comprised of the following:

     Provisions for estimated Bulk Sale losses.............   $(56,296)
     1994 Restructuring and Recapitalization charges
       and expenses........................................    (14,146)
     Gain on the Branch Sales..............................      5,048
                                                              --------
                                                              $(65,394)
                                                              ========

  See Note 13 regarding representations and warranties made by the Bank in connection with the Bulk Sales.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995

NOTE 15--STOCKHOLDERS' EQUITY

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required the OTS to implement a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe, the lower the institution's capital. Under FDICIA, the OTS issued regulations establishing specific capital ratios for five separate capital categories. The five categories of ratios are:

                                    CORE CAPITAL TO
                                     ADJUSTED TOTAL    CORE CAPITAL TO    TOTAL CAPITAL TO
                                         ASSETS         RISK-WEIGHTED       RISK-WEIGHTED
CAPITAL CATEGORIES:                 (LEVERAGE RATIO)     ASSETS RATIO       ASSETS RATIO
-------------------                 ----------------   ----------------   ----------------
Well capitalized.................     5% or above        6% or above        10% or above
Adequately capitalized...........     4% or above        4% or above        8% or above
Undercapitalized.................      Under 4%           Under 4%            Under 8%
Significantly undercapitalized...      Under 3%           Under 3%            Under 6%
Critically undercapitalized......   Ratio of tangible equity to adjusted total
                                    assets of 2% or less

  The following table summarizes the minimum required capital ratios of the well capitalized category and Fidelity's regulatory capital at December 31, 1995 as compared to such ratios. As indicated in the table, Fidelity's capital levels exceeded the four minimum capital ratios of the well capitalized category.

                         TANGIBLE CAPITAL TO        CORE CAPITAL TO         CORE CAPITAL TO            TOTAL CAPITAL TO
                              ADJUSTED          ADJUSTED TOTAL ASSETS        RISK-WEIGHTED              RISK-WEIGHTED
                            TOTAL ASSETS           (LEVERAGE RATIO)          ASSETS RATIO               ASSETS RATIO
                        ---------------------   ---------------------   ----------------------   ----------------------------
                          BALANCE        %        BALANCE        %        BALANCE        %         BALANCE           %
                        -----------   -------   -----------   -------   -----------   --------   -----------   --------------
                                                                (DOLLARS IN THOUSANDS)
Regulatory capital...    $  227,800     6.91%   $  228,100     6.92%    $  228,100     11.16%    $  254,000         12.43%
Well capitalized
 requirement.........        98,900     3.00       164,900     5.00        122,600      6.00        204,400         10.00
                         ----------    -----    ----------    -----     ----------    ------     ----------        ------
Excess capital.......    $  128,900     3.91%   $   63,200     1.92%    $  105,500      5.16%    $   49,600          2.43%
                         ==========    =====    ==========    =====     ==========    ======     ==========        ======
Adjusted assets(1)...    $3,297,500             $3,297,900              $2,044,100               $2,044,100
                         ==========             ==========              ==========               ==========

--------------
(1) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and refers to the term "risk-weighted assets" as defined in 12 C.F.R. Section 567.1(bb) for purposes of risk-based capital requirements.


  As of December 31, 1995, after giving effect to the payment and deduction of an 80 basis point additional SAIF premium of approximately $22 million, the Bank's tangible capital ratio to adjusted total assets would have been 6.28%, core capital to adjusted total assets (leverage ratio) 6.29%, core capital to risk-weighted assets ratio 10.09% and total capital to risk-weighted assets ratio 11.35%. See "Note 13--Commitments and Contingencies."

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 15--STOCKHOLDERS' EQUITY--(CONTINUED)

  The OTS capital regulations, as required by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") include three separate minimum capital requirements for the savings institution industry-- a "tangible capital requirement," a "leverage limit" and a "risk-based capital requirement." These capital standards must be no less stringent than the capital standards applicable to national banks. The OTS also has the authority, after giving the affected institution notice and an opportunity to respond, to establish individual minimum capital requirements ("IMCR") for a savings institution which are higher than the industry minimum requirements, upon a determination that an IMCR is necessary or appropriate in light of the institution's particular circumstances, such as if the institution is expected to have losses resulting in capital inadequacy, has a high degree of exposure to credit risk, or has a high amount of nonperforming loans. The OTS has promulgated a regulation that adds to the list of circumstances in which an IMCR may be appropriate for a savings association the following: a high degree of exposure to concentration of credit risk or risks arising from nontraditional activities, or failure to adequately monitor and control the risks presented by concentration of credit and nontraditional activities.

  Under FDICIA, the OTS was required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. The OTS added an interest rate risk capital component to its risk-based capital requirement originally effective September 30, 1994. However, the OTS has temporarily postponed the implementation of the rule implementing the interest rate risk capital component until the OTS has collected sufficient data to determine whether the rule is effective in monitoring and managing interest rate risk. This capital component will require institutions deemed to have above normal interest rate risk to hold additional capital equal to 50% of the excess risk. No interest rate risk component would have been required to be added to the Bank's risk-based capital requirement at December 31, 1995 had the rule been in effect at that time.

  Effective January 17, 1995, the OTS amended the risk-based capital standards by explicitly identifying concentration of credit risk and the risks arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The Bank does not believe that this final rule will have a material impact on the Bank's capital requirements.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 15--STOCKHOLDERS' EQUITY--(CONTINUED)

  The following table summarizes the fully phased-in regulatory capital requirements for Fidelity under FIRREA at December 31, 1995. As indicated in the table, Fidelity's capital levels exceed all three of the currently applicable minimum FIRREA capital requirements.

                                                                DECEMBER 31, 1995
                                    -------------------------------------------------------------------------
                                       TANGIBLE CAPITAL           CORE CAPITAL          RISK-BASED CAPITAL
                                    ----------------------   ----------------------   -----------------------
                                      BALANCE         %        BALANCE         %        BALANCE         %
                                    ------------   -------   ------------   -------   ------------   --------
                                                             (DOLLARS IN THOUSANDS)
Stockholder's Equity(1)..........    $  229,000               $  229,000               $  229,000
Unrealized loss on securities....          (800)                    (800)                    (800)
Adjustments:
  Intangible assets..............          (300)                      --                       --
  Nonincludable subsidiaries.....          (100)                    (100)                    (100)
  General valuation allowances...            --                       --                   25,900
                                     ----------               ----------               ----------
Regulatory capital(2)............       227,800      6.91%       228,100      6.92%       254,000      12.43%
Required minimum.................        49,500      1.50         98,900      3.00        163,500       8.00
                                     ----------    ------     ----------    ------     ----------    -------
Excess capital...................    $  178,300      5.41%    $  129,200      3.92%    $   90,500       4.43%
                                     ==========    ======     ==========    ======     ==========    =======
Adjusted assets(3)...............    $3,297,500               $3,297,900               $2,044,100
                                     ==========               ==========               ==========

--------------
(1) Fidelity's total stockholder's equity, calculated in accordance with generally accepted accounting principles, was 6.94% of its total assets at December 31, 1995.
(2) At periodic intervals, both the OTS and the FDIC routinely examine the Bank as part of their legally prescribed oversight of the industry. Based on their examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.
(3) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. Section 567.1(a) for purposes of tangible and core capital requirements, and for purposes of risk-based capital requirements, refers to the term "risk-weighted assets" as defined in 12 C.F.R. Section 567.1(bb).


  As of December 31, 1995, after giving effect to the payment and deduction of an 80 basis point additional SAIF premium of approximately $22 million, the Bank's tangible capital ratio would have been 6.28%, core capital ratio 6.29% and risk-based capital ratio 11.35%. See "Note 13--Commitments and Contingencies."

 OTS Examinations and OTS Supervisory Agreement

  In April 1995, the Bank received the report of the safety and soundness examination completed by the OTS in March 1995. Areas of regulatory concern principally related to the Bank's capital levels, operating losses, interest rate risk, asset quality relative to peer thrifts, and internal asset review administration. While the Bank believes that the corrective actions it has taken will address OTS concerns, there can be no assurance that the OTS will agree that the corrective actions fully satisfy its requirements in every aspect.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995


NOTE 15--STOCKHOLDERS' EQUITY--(CONTINUED)

  On June 28, 1995, as a result of findings in the OTS' March 1995 report of examination, the Bank entered into a supervisory agreement (the "Supervisory Agreement") with the OTS. Among other things, the Supervisory Agreement required the Bank to develop and adopt a three-year business plan (i) to increase the Bank's capital levels to those meeting the criteria for a well-capitalized institution pursuant to the PCA regulations, (ii) to improve earnings and (iii) that would include a schedule to reduce, within a twelve month period, classified assets to less than 50% of the sum of tangible capital and the GVA. In addition, the Supervisory Agreement required the Bank to enhance its internal asset review policy and system to address issues raised in the report of examination.

   Upon the successful completion of the 1995 Recapitalization the OTS agreed to terminate the Supervisory Agreement. Notwithstanding the termination of the Supervisory Agreement, the Bank remains committed to resolving the various regulatory concerns expressed by the OTS in the recent examination.

Capitalized Software Costs

  The Bank was notified by the OTS West Regional Office in April 1995 by a written directive that certain computer software implementation or enhancement related costs capitalized in accordance with GAAP are required to be immediately expensed in the Bank's TFR and deducted from regulatory capital as required in the instructions to the TFR and by OTS policy. In June 1995 the Bank filed an appeal with the OTS Director of Supervision requesting that the directive to immediately expense capitalized software costs be rescinded and that the Bank be permitted to capitalize the costs in question in accordance with its existing practice. Alternatively, the Bank requested the OTS address the issue of whether software costs should be expensed or capitalized through the notice and comment rulemaking process. The Bank also asked that it be relieved of any obligation to comply with the directive during the pendency of the appeal. The OTS granted the Bank's request for a stay of the effectiveness of the letter directive while it considered the Bank's appeal. In February 1996 the Bank was orally advised that the appeal was denied. As of December 31, 1995, the full amount in question, approximately $4.3 million, was reserved.

 Stock Option Plans

   On December 11, 1995, the Board of Directors of the Bank adopted, subject to stockholder approval, a stock option plan (the "1996 Stock Option Plan") which replaced the then existing stock option plan of the Bank. On February 9, 1996 (the "Plan Effective Date"), the Bank's stockholders approved the 1996 Stock Option Plan which provides that a maximum of 1,375,000 shares (after giving effect to the Reverse Stock Split) of the Bank's Class A Common Stock be reserved for awards granted under the 1996 Stock Option Plan to key employees and the Bank's non-employee directors, subject to adjustment as set forth in the 1996 Stock Option Plan. The 1996 Stock Option Plan is administered by the Compensation/Stock Option Committee of the Board of Directors, which is authorized to select award recipients, establish award terms and conditions, and make other related administrative determinations in accordance with the provisions of the 1996 Stock Option Plan. Unexercised options granted under the 1996 Stock Option Plan expire on the earlier of the tenth anniversary of the Plan Effective Date or 90 days following the effective date of a recipient's termination of employment or Board service for reasons other than cause. In the event of an optionee's termination for cause, all outstanding options are cancelled as of the effective date of such termination.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 15--STOCKHOLDERS' EQUITY--(CONTINUED)

   The options were granted by the Board on December 11, 1995 at an exercise price of $2.10 ($8.35 after giving effect to the Reverse Stock Split), at which time the market value of the underlying Class A Common Stock was $2.00 per share ($8.00 after giving effect to the Reverse Stock Split). The options vest at a rate of 10 percent at February 14, 1996 and, thereafter, 30 percent per year over the next three years at the anniversary of the Plan Effective Date. Of the total options granted, 1,025,000 were granted to six executives of the Bank, 87,500 were granted to other key employees of the Bank and 184,000 were granted to the seven non-employee directors of the Bank, leaving 78,500 shares for which options may be granted in the future.

   No options have been exercised as of December 31, 1995.

NOTE 16--RELATED PARTY TRANSACTIONS

 Citadel Indemnity

  Fidelity agreed to cooperate with Citadel and certain related persons in the defense of any claim or action that may be brought by any stockholder of Fidelity against Citadel or any such persons arising out of or in any way related to the 1994 Restructuring and Recapitalization. Except in certain circumstances, if Fidelity is also a party to such claim or action, Fidelity will provide Citadel and such persons with the defense thereof, with counsel reasonably acceptable to Citadel.

 Administrative and Operational Services

  Pursuant to the terms of a Service Agreement between Fidelity and Citadel until the consummation of the 1994 Restructuring and Recapitalization, Fidelity provided Citadel with all payroll, marketing, legal, management information services, accounts payable, human resources and general administrative services for a fee equal to a pro rata share of Fidelity's overhead costs and expenses associated with Bank employees who render such services to Citadel plus a 10% profit margin. Citadel paid Fidelity $0.9 million and $1.6 million under this Service Agreement in 1994 and 1993, respectively. No such costs were paid to Fidelity in 1995.

 Tax Sharing

  The tax sharing agreement between Citadel and Fidelity was terminated prior to the closing of the 1994 Restructuring and Recapitalization on August 4, 1994 (the "Closing"). In connection with such termination, Citadel and Fidelity agreed that certain amounts, estimated to be approximately $3.2 million, that would otherwise become payable by Citadel to Fidelity under the terms of such agreement as a result of losses recognized by Fidelity during the second quarter of 1994, would not be payable.

  Citadel and Fidelity entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") which sets forth each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Closing and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other examinations.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995


NOTE 16--RELATED PARTY TRANSACTIONS--(CONTINUED)

  In general, under the Tax Disaffiliation Agreement, Fidelity is responsible for (a) all adjustments to the tax liability of Fidelity and its subsidiaries for periods before the Closing relating to operations of Fidelity, (b) any tax liability of Fidelity and its subsidiaries for the taxable year that begins before and ends after the Closing in respect to that part of the taxable year through the date of the Closing, and (c) any tax liability of Fidelity and its subsidiaries for periods after the Closing. For this purpose, any liability for taxes for periods ending on or before the Closing shall be measured by Fidelity's actual liability for taxes after applying tax benefits attributable to periods prior to the Closing otherwise available to Fidelity. With certain exceptions, the Bank is entitled to any refunds relating to those liabilities.

  In general, Citadel is responsible for all tax liabilities of Citadel and its subsidiaries (other than Fidelity and its subsidiaries) for all periods. Citadel is entitled to any refunds relating to those liabilities.

 Purchase of Gateway Capital Stock

  In connection with the 1994 Restructuring and Recapitalization, Fidelity purchased from Citadel all the outstanding capital stock of Gateway for a purchase price equal to approximately $1 million in cash, the book value of such capital stock at the Closing. As a result, Gateway became a wholly-owned subsidiary of Fidelity.

 Citadel Building Purchase Option

  As part of the 1994 Restructuring and Recapitalization, Fidelity transferred to Citadel, by way of dividend, one-year transferable options to acquire two office buildings used in the operations of Fidelity (its headquarters building and another office building which houses a branch) for an aggregate exercise price of $9.3 million (the approximate net book value at June 30, 1994).
Citadel Realty, Inc. ("CRI"), a subsidiary of Citadel, exercised both options on February 2, 1995.

  The acquisition of the headquarters building closed in May 1995. At the closing, CRI and Fidelity entered into a 10-year, full-service gross lease for four of the six floors. The rental rate for the first five years of the lease term will be approximately $26,600 per month including parking for the ground floor and approximately $75,000 per month including parking for the fourth, fifth, and sixth floors. This lease would provide for annual rental increases at the lower of the increase in the Consumer Price Index ("CPI") or 3%. After the first five years of the lease term, the rental rate in the sixth year of the lease will be adjusted to the then current market rate in accordance the lease terms. Fidelity has the option to extend the lease of the ground floor for two consecutive five-year terms at a market rental rate and the option to purchase the headquarters building at market value at the expiration of the lease term, provided that CRI then owns the building. The lease also permits Fidelity to sublease the building, subject to certain approval by CRI.

  In the first quarter of 1995, an assignee of CRI purchased the other office building from Fidelity which includes a branch office and two additional floors. Upon the sale of the building, Fidelity and the new owner entered into a seven-year, triple net, master lease pursuant to which Fidelity will pay approximately $29,950 per month in rent, including parking. The rent will increase each year at the lower of the increase in the CPI or 3%. At the expiration of the master lease term, Fidelity will have the option to enter into a lease of the ground floor branch space for two consecutive five-year terms at a market rental rate.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     THREE YEARS ENDED DECEMBER 31, 1995


NOTE 16--RELATED PARTY TRANSACTIONS--(CONTINUED)

 Sale and Financing of Certain REO Properties

  In connection with the 1994 Restructuring and Recapitalization, the Bank sold to CRI assets with a net book value of $23.2 million at June 30, 1994 (prior to the reserve for bulk sale losses), for a price of $19.8 million. Fidelity financed $13.9 million of the purchase price of three of the four Citadel Sale Assets by making three separate loans to CRI at Fidelity's standard market rates secured by the respective properties. With respect to each of the two Citadel Sale Assets consisting of multifamily properties, Fidelity made a ten-year loan, amortized over 30 years, at an adjustable rate of interest tied to the one-year Treasury rate plus approximately 3.75% per annum, with an initial interest rate of 7.25%. The loan secured by the third Citadel Sale Asset, which is a commercial office building has a seven-year term, amortizes over 25 years, and has an adjustable rate of interest tied to the six-month LIBOR rate plus 4.50% per annum, with an initial interest rate of 9.25% per annum. The loans have other standard features commensurate with the respective properties and loan program types, including loan fees paid to Fidelity. At December 31, 1994, one of the loans secured by multifamily properties was paid and as a result the outstanding balance of the remaining two loans totaled to $10.2 million.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                              DECEMBER 31, 1995        DECEMBER 31, 1994
                                           ------------------------  -----------------------
                                            CARRYING      FAIR        CARRYING       FAIR
                                             AMOUNT       VALUE        AMOUNT        VALUE
                                           ----------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
 Cash and cash equivalents..............   $   94,444   $   94,444   $   74,065   $   74,065
 Investment securities available
  for sale..............................       94,655       94,655       24,158       24,158
 Investment securities held to maturity.           --           --      125,233      128,437
 Mortgage-backed securities available
  for sale..............................       31,733       31,733       46,028       46,028
 Loans held for sale....................           --           --       48,315       48,315
 Loans receivable.......................    2,935,116    2,921,478    3,239,988    3,199,442
 Interest receivable....................       20,162       20,162       20,256       20,256
 Investment in FHLB stock...............       49,425       49,425       47,017       47,017
 Mortgage servicing rights..............        4,632        4,632        4,072        4,072

FINANCIAL LIABILITIES:
 Deposits...............................    2,600,869    2,612,197    2,697,272    2,666,200
 FHLB advances..........................      292,700      293,370      332,700      324,000
 Commercial paper.......................       50,000       50,113      400,000      401,100
 Mortgage-backed notes..................      100,000      105,294      100,000      100,900
 Interest payable.......................        9,438        9,438        1,421        1,421

OFF-BALANCE-SHEET ASSETS (LIABILITIES):
 Interest rate swap contracts...........                        --                   (29,400)
 Interest rate floor contracts..........                        --                    (3,100)
 Interest rate options sold.............                        --                       355


        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995

NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

  The following is a summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk as of the dates indicated.

                                        DECEMBER 31,
                                 ------------------------
                                   1995          1994
                                 --------   -------------
                                  (DOLLARS IN THOUSANDS)

Interest rate swap contracts....   $   --      $1,100,000
Interest rate floor contracts...       --         100,000
Interest rate options sold......       --         223,500

  The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

  Cash and Cash Equivalents

  The book value amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value of such assets, because of the short maturity of such investments.

  Investment Securities and Mortgage-backed Securities

  Estimated fair values for investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

  Loans

  The estimated fair values of real estate loans held for sale are based on quoted market prices. The estimated fair values of loans receivable are based on an option adjusted cash flow valuation ("OACFV"). The OACFV includes forward interest rate simulations and the credit quality of performing and nonperforming loans. Such valuations may not be indicative of the value derived upon a sale of all or part of the portfolio. The book value of accrued interest approximates its fair value.

  Investment in FHLB Stock

  The book value reported in the statement of financial condition for the investment in FHLB stock approximates fair value as the stock may be sold back to the Federal Home Loan Bank at face value.

  Deposits

  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand. The fair value of fixed rate certificates of deposits is estimated by using an OACFV analysis.

        FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                      THREE YEARS ENDED DECEMBER 31, 1995


NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

  Borrowings (Including FHLB Advances and Other Borrowings)

  The estimated fair value is based on an OACFV model.

  Off-balance sheet instruments, which include interest rate swaps, floors and options

  The estimated fair value for the Bank's off-balance sheet instruments are based on quoted market prices, when available, or an OACFV analysis.

  The fair value of demand deposits is the amount payable on demand at the reporting date. Although SFAS No. 107 specifically prohibits including a deposit-based intangible element as part of the fair value disclosure for deposit liabilities, it does allow supplemental disclosure, which is unaudited. The core deposit intangible is the excess of the fair value of demand deposits over recorded amounts and represents the benefit of retaining these deposits for an expected period of time. The core deposit intangible is estimated based upon the premium received in the Branch Sales, to be $55 million and $50 million at December 31, 1995 and 1994, respectively, and is not included in the above fair values or recorded as an asset in the statement of financial condition.

             FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                           THREE YEARS ENDED DECEMBER 31, 1995

NOTE 18--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                              FIRST        SECOND         THIRD         FOURTH
                                             QUARTER       QUARTER       QUARTER       QUARTER         YEAR
                                           -----------   -----------   -----------   ------------   -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1995:
  Interest income.......................   $   60,570    $   62,521    $   61,700    $    61,686    $  246,477
  Interest expense......................       42,641        45,625        43,618         42,952       174,836
  Provision for estimated loan losses...        4,020        11,131         8,773         45,800        69,724
  Provision for estimated real estate
   losses...............................          391         1,153         1,229            593         3,366
  (Losses) of gains on loan sales, net..         (292)          938            15           (139)          522
  Gains on sales of securities, net.....          939         3,159            --             --         4,098
  Operating expense.....................       19,151        19,035        20,466         23,302        81,954
  Net earnings (loss)...................        1,049        (9,027)     (10,579)        (50,422)      (68,979)
  Net earnings (loss) per share.........         0.16         (1.39)       (1.63)          (4.31)        (8.84)
  Weighted average common shares
    outstanding.........................    6,492,465     6,492,465     6,492,465     11,708,539     7,807,201
Market prices of common stock:
  High..................................        20.00         18.00         11.50           9.25         20.00
  Low...................................        16.00         11.00          6.00           5.50          5.50
1994 (1):
  Interest income.......................   $   64,074    $   60,610    $   57,400    $    59,381    $  241,465
  Interest expense......................       38,668        38,127        39,190         39,843       155,828
  Provision for estimated loan losses...       15,600        25,012         3,000         21,947        65,559
  Provision for estimated real estate
    losses..............................        4,300         2,067         1,459            942         8,768
  (Losses) gains on loan sales, net.....       (2,804)       (1,528)          566           (197)       (3,963)
  (Losses) gains on sales of
   securities, net......................         (292)           40          (681)         2,063         1,130
  Operating expense (2).................       24,179        24,597        23,428         19,655        91,859
  Net (loss) earnings...................      (14,151)      (91,226)       (8,232)       (14,835)     (128,444)
  Net (loss) earnings per share.........       (13.47)       (86.84)        (1.84)         (2.28)       (39.08)
  Weighted average
    common shares outstanding...........    1,050,561     1,050,561     4,481,327      6,492,465     3,286,960
Market prices of common stock (2):
  High..................................           NA            NA         23.50          23.00         23.50
  Low...................................           NA            NA         21.00          17.00         17.00
1993:
  Interest income.......................   $   78,187    $   73,591    $   69,098    $    68,455    $  289,331
  Interest expense......................       49,407        46,818        43,782         48,487       188,494
  Provision for estimated loan losses...        7,500        14,500        19,500         23,600        65,100
  Provision for estimated real estate
   losses...............................        1,000        16,000         4,000          9,200        30,200
  Gains (losses) on loan sales, net.....          395           225           (34)          (392)          194
  Gains (losses) on sales of
   securities, net......................           --         3,489           934         (3,119)        1,304
  Operating expense.....................       19,687        20,594        22,120         36,331        98,732
  Net earnings (loss)...................          206       (14,734)      (14,357)       (37,002)      (65,887)
  Net earnings (loss) per share.........          .20        (14.02)       (13.67)        (35.22)       (62.72)
  Weighted average common shares
    outstanding.........................    1,050,561     1,050,561     1,050,561      1,050,561     1,050,561
--------------

NA--Not applicable
(1) Excludes net 1994 Restructuring and Recapitalization charges.
(2) Prior to August 4, 1994, Fidelity was wholly owned by Citadel and its stock was not traded. As a consequence of Fidelity's 1994 Restructuring and Recapitalization, Citadel's ownership interest was reduced to 16.2% of the then outstanding stock and was reclassified into 1,050,561 shares. All share and per share amounts presented have been restated to retroactively reflect the reclassification of Citadel's ownership interest in Fidelity.

ITEM 9. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE:

     None

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Incorporated herein by this reference is the information set forth in the sections entitled "PROPOSAL NUMBER 1: ELECTION OF DIRECTORS," "DIRECTORS AND EXECUTIVE OFFICERS" AND "BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK" contained in the Bank's Proxy Statement for its 1996 Annual Meeting of Stockholders (the "1996 Proxy Statement").

ITEM 11.  EXECUTIVE COMPENSATION

     Incorporated herein by this reference is the information set forth in the section entitled "EXECUTIVE COMPENSATION" contained in the 1996 Proxy Statement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Incorporated herein by this reference is the information set forth in the section entitled "BENEFICIAL OWNERSHIP OF FIDELITY COMMON STOCK" contained in the 1996 Proxy Statement.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Incorporated herein by this reference is the information set forth in the section entitled "RELATED PARTY TRANSACTIONS" contained in the 1996 Proxy Statement.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a)(1)  Financial Statements


                                          DESCRIPTION                                              PAGE NO.
                                          -----------                                              --------
Independent Auditor's Report......................................................................   F-2
Consolidated Statements of Financial Condition at December 31, 1995 and 1994......................   F-3
Consolidated Statements of Operations for Each of the Three Years in the Period Ended
   December 31, 1995..............................................................................   F-4
Consolidated Statements of Stockholders' Equity for Each of the Three Years in the Period Ended
   December 31, 1995..............................................................................   F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended
   December 31, 1995..............................................................................   F-6
Notes to Consolidated Financial Statements for Each of the Three Years in the Period Ended
   December 31, 1995..............................................................................   F-8

     (a)(2)  Financial Statement Schedules

     All schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

     (b)  Reports on Form 8-K

          None

     (c)  Exhibits.


EXHIBIT
  NO.                                   DESCRIPTION
-------     --------------------------------------------------------------------
 3.1        Amended and Restated Charter S of the Bank (incorporated by reference to Exhibit 4.1 to the Form 10-K filed with the OTS for the fiscal year ended December 31, 1994 (Docket No.. 5770) (the "Form
            10-K")).

 3.2 Amended and Restated Bylaws of the Bank, as amended (incorporated by reference to Exhibit 3.2 of the Form OC of which the Offering
            Circular dated November 9, 1995 is a part (Docket No. 5770) (the
            "1995 Form OC")).

 3.3        Form of Certificate of Resolutions adopting the First Supplemental
            Section to Section 5(B) of the Amended and Restated Charter S of the
            Bank relating to Series A Preferred Stock (incorporated by reference to Exhibit 3.3 to the 1995 Form OC).

 4.1 Specimen of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Form OC of which the Offering
            Circular dated July 12, 1994 is a part (Docket No. 5770) (the "1994
            Form OC")).

 4.2 Specimen of Class C Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the 1994 Form OC).

 4.3        Specimen of Right to purchase Class A and Class C Common Stock
            (incorporated by reference to Exhibit 4.3 of the 1995 Form OC).

 4.4        Registration Rights Agreement dated as of June 30, 1994, between
            Fidelity, Citadel and certain holders of Class C Common Stock of
            Fidelity Federal Bank (incorporated by reference to Exhibit 4.3 to the Form 10-Q filed with the OTS for the quarterly period ended on June 30, 1994 (Docket No. 5770) (the "Form 10-Q")).

 4.5 Stockholders Agreement, dated as of June 30, 1994, between Citadel and Fidelity (incorporated by reference to Exhibit 4.4 to the Form
            10-Q).

 4.6 Form of Indenture relating to senior notes (incorporated by reference to Exhibit 4.6 of the 1995 Form OC).

 10.1 Settlement Agreement between Fidelity, Citadel and certain lenders, dated as of June 3, 1994 (the "Letter Agreement") (incorporated by reference to Exhibit 10.18 to the 1994 Form OC).

 10.2       Amendment No. 1 to Letter Agreement, dated as of June 20, 1994
            (incorporated by reference to Exhibit 10.2 to the Form 10-Q).

 10.3       Amendment No. 2 to Letter Agreement, dated as of July 28, 1994
            (incorporated by reference to Exhibit 10.3 to the Form 10-Q).

 10.4       Amendment No. 3 to Letter Agreement, dated as of August 3, 1994
            (incorporated by reference to Exhibit 10.4 to the Form 10-Q).

 10.5       Mutual Release, dated as of August 4, 1994, between Fidelity,
            Citadel and certain lenders (incorporated by reference to Exhibit
            10.5 to the Form 10-Q).

 10.6       Mutual Release between Fidelity, Citadel and The Chase Manhattan
            Bank, NA, dated June 17, 1994 (incorporated by reference to Exhibit
            10.6 to the Form 10-Q).

 10.7       Loan and REO Purchase Agreement (Primary), dated as of July 13,
            1994, between Fidelity and Colony Capital, Inc. (incorporated by reference to Exhibit 10.7 to the Form 10-Q).

 10.8       Real Estate Purchase Agreement, dated as of August 3, 1994, between
            Fidelity and CRI (incorporated by reference to Exhibit 10.8 to the Form 10-Q).

 10.9       Loan and REO Purchase Agreement (Secondary), dated as of July 12,
            1994, between Fidelity and EMC Mortgage Corporation (incorporated by reference to Exhibit 10.9 to the Form 10-Q).

 10.10      Loan and REO Purchase Agreement (Secondary), dated as of July 21,
            1994, between Fidelity and International Nederlanden (US) Capital
            Corporation, Farallon Capital Partners, L.P., Tinicum Partners, L.P.
            and Essex Management Corporation (incorporated by reference to Exhibit 10.10 to the Form 10-Q).

 10.11      Purchase of Assets and Liability Assumption Agreement by and between
            Home Savings of America, FSB and Fidelity, dated as of July 19, 1994
            (incorporated by reference to Exhibit 10.11 to the Form 10-Q).

 10.12 Promissory Note, dated July 28, 1994, by CRI in favor of Fidelity and related loan documents (3943 Veselich Avenue) (incorporated by reference to Exhibit 10.12 to the Form 10-Q).

 10.13 Promissory Note, dated July 28, 1994, by CRI in favor of Fidelity and related loan documents (23200 Western Avenue) (incorporated by reference to Exhibit 10.13 to the Form 10-Q).

 10.14 Promissory Note, dated August 3, 1994, by CRI in favor of Fidelity and related loan documents (1661 Camelback Road) (incorporated by reference to Exhibit 10.14 to the Form 10-Q).

 10.15      Guaranty Agreement, dated August 3, 1994, by Citadel in favor of
            Fidelity (incorporated by reference to Exhibit 10.15 to the Form 10-
            Q).

 10.16 Tax Disaffiliation Agreement, dated as of August 4, 1994, by and between Citadel and Fidelity (incorporated by reference to Exhibit
            10.16 to the Form 10-Q).

 10.17 Option Agreement, dated as of August 4, 1994, by and between Fidelity and Citadel (incorporated by reference to Exhibit 10.17 to the Form 10-Q).


 10.18      Executive Employment Agreement, dated as of June 2, 1995, between
            Richard M. Greenwood and Fidelity (incorporated by reference to
            Exhibit 10.18 to the 1995 Form OC).

 10.19      Amended Service Agreement between Fidelity and Citadel dated as of
            August 1, 1994 (incorporated by reference to Exhibit 10.19 to the
            Form 10-Q).

 10.20      Side letter, dated August 3, 1994, between Fidelity and CRI
            (incorporated by reference to Exhibit 10.20 to the Form 10-Q).

 10.21      Placement Agency Agreement, dated July 12, 1994, between Fidelity,
            Citadel and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.21 to the Form 10-Q).

 10.22      Stock Purchase Agreement, dated as of August 3, 1994, between
            Fidelity and Citadel (incorporated by reference to Exhibit 10.22 to the Form 10-Q).

 10.23 Litigation and Judgment Assignment and Assumption Agreement, dated as of August 3, 1994, between Fidelity and Citadel (incorporated by reference to Exhibit 10.23 to the Form 10-Q).

 10.24      1995 Equity Incentive Plan (incorporated by reference to the Proxy
            Statement filed with the OTS on December 16, 1994).

 10.25 Retirement Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.26 to the Form 10-K).

 10.26      Form of Severance Agreement between the Bank and each of Messrs.
            Johnson and Osborne and Ms. Wulfe (incorporated by reference to Exhibit 10.27 to the Form 10-K).

 10.27      Form of Severance Agreement between the Bank and each of Messrs.
            Condon, Evans, Mason, Stutz and Taylor (incorporated by reference to
            Exhibit 10.27 to the 1995 Form OC).

 10.28      Form of Severance Agreement between the Bank and each of Messrs.
            Michel and Renstrom (incorporated by reference to Exhibit 10.28 to the 1995 Form OC).

 10.29 Form of Incentive Stock Option Agreement between the Bank and certain officers (incorporated by reference to Exhibit 10.28 to the Form 10-K).

 10.30      Form of Non-Employee Director Stock Option Agreement between the
            Bank and certain directors (incorporated by reference to Exhibit
            10.29 to the Form 10-K).

 10.31 Loan and REO Purchase Agreement, dated as of December 15, 1994 between Fidelity and Berkeley Federal Bank & Trust FSB (incorporated by reference to Exhibit 10.30 to the Form 10-K).

 10.32      Standard Office Lease-Net, dated July 15, 1994, between the Bank and
            14455 Ventura Blvd., Inc. (incorporated by reference to Exhibit
            10.31 to the Form 10-K).

 10.33 Loan Servicing Purchase and Sale Agreement dated March 31, 1995 between the Bank and Western Financial Savings Bank, FSB
            (incorporated by reference to Exhibit 10.32 to the Form 10-Q filed with the OTS for the quarterly period ended March 31, 1995).

 10.34      Supervisory Agreement dated June 28, 1995, between Fidelity and the
            OTS (incorporated by reference to Exhibit 10.33 to the Form 10-Q filed with the OTS for the quarterly period ended June 30, 1995).

 10.35 Form of Indemnity Agreement between the Bank and its directors and senior officers (incorporated by reference to Exhibit 10.35 to the 1995 Form OC).

 10.36 Letter from the OTS to the Bank dated December 8, 1995, terminating the Supervisory Agreement as of the date of the letter.

 12.1       Statement re Computation of Ratios.

 21.1 List of Subsidiaries of the Bank (incorporated by reference to Exhibit 12.1 to the 1995 Form OC).

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF PART 563d.1 OF THE RULES AND REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION, REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                   Fidelity Federal Bank, A Federal Savings Bank



                                   By: /s/ NORMAN BARKER, JR.
                                       ------------------------------
                                       NORMAN BARKER, JR.
                                       Chairman of the Board

Date: March 20, 1996

     PURSUANT TO THE REQUIREMENTS OF SECTION 563d.1 OF THE REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


          SIGNATURE                     CAPACITY                    DATE
          ---------                     --------                    ----
/s/ NORMAN BARKER, JR.          Chairman of the Board of       March 20, 1996
-----------------------------   Directors
    NORMAN BARKER, JR.

/s/ RICHARD M. GREENWOOD        Director, President and        March 20, 1996
-----------------------------   Chief Operating Officer
    RICHARD M. GREENWOOD        (Principal Executive
                                Officer)

/s/ WALDO H. BURNSIDE           Director                       March 20, 1996
-----------------------------
    WALDO H. BURNSIDE

/s/ GEORGE GIBBS, JR.           Director                       March 20, 1996
-----------------------------
    GEORGE GIBBS, JR.

/s/ MEL GOLDSMITH               Director                       March 20, 1996
-----------------------------
    MEL GOLDSMITH

/s/ LILLY V. LEE                Director                       March 20, 1996
-----------------------------
    LILLY V. LEE

/s/ MARK K. MASON               Director                       March 20, 1996
-----------------------------
    MARK K. MASON

/s/ RALPH B. PERRY III          Director                       March 20, 1996
-----------------------------
    RALPH B. PERRY III

/s/ W. PENDLETON TUDOR          Director                       March 20, 1996
-----------------------------
    W. PENDLETON TUDOR

/s/ WILLIAM L. SANDERS          Executive Vice                 March 20, 1996
-----------------------------   President, Chief
    WILLIAM L. SANDERS          Financial Officer
                                (Principal Financial
                                Officer)

 /s/ SCOTT S. SPOONER           Senior Vice President,         March 20, 1996
-----------------------------   Controller and
     SCOTT S. SPOONER           Chief Accounting Officer
                                (Principal Accounting
                                Officer)